As filed with the Securities and Exchange Commission on July 19, 2021

Registration Statement No. 333-257767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARMERS & MERCHANTS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	6712	34-1469491
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

307 N. Defiance Street

Archbold, Ohio 43502

(419) 446-2501

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

Lars B. Eller

President and Chief Executive Officer

Farmers & Merchants Bancorp, Inc.

307 N. Defiance Street

Archbold, Ohio 43502

(419) 446-2501

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

With copies to:

Thomas C. Blank, Esq. Martin D. Werner, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 (419) 241-9000	Kimberly J. Schaefer, Esq. Jeffrey E. Smith, Esq. Vorys, Sater, Seymour and Pease LLP 301 East Fourth Street Suite 3500 Great American Tower Cincinnati, OH 45202 (513) 723-4068

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger described in the accompanying proxy statement and prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value	Up to 1,833,999 shares	N/A	$38,998,943	$4,254.78

(1)

This represents the maximum number of shares of Farmers & Merchants Bancorp, Inc. common stock to be issuable upon completion of the merger described herein. This number is based on the 2,470,032 shares of Perpetual Federal Savings Bank of Urbana common stock expected to be outstanding when the transaction is consummated, and the exchange of each such shares for 1.7766 shares of Farmers & Merchants Bancorp, Inc. common stock, subject to a maximum number of Farmers & Merchants Bancorp, Inc. common stock issued in the transaction of 1,833,999, with the remaining shares of Perpetual Federal Savings Bank of Urbana to be exchanged for $41.20 in cash, all pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of May 4, 2021 (the “Merger Agreement”), by and between Farmers & Merchants Bancorp, Inc., The Farmers & Merchants State Bank and Perpetual Federal Savings Bank of Urbana which is attached to the proxy statement and prospectus as Annex A.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and (f)(3) thereunder, on the basis of the market value of the common stock of Perpetual Federal Savings Bank of Urbana, to be exchanged in the transaction, computed, in accordance with Rule 457(f), as: (i) the product of (a) $39.77 (the average of the bid and asked price on the OTC Pink®Open Market of Perpetual Federal Savings Bank of Urbana common stock as of July 6, 2021 a date within five business days of the filing of this registration statement,); and (b) 2,470,032 (the aggregate number of shares of Perpetual Federal Savings Bank of Urbana common stock expected to be outstanding when the transaction is consummated), less (ii) $59,234,229 (the estimated amount of cash to be paid to Perpetual Federal Savings Bank of Urbana shareholders in connection with the transaction).

(3)

The registration fee of $4,254.78 for the securities registered hereby has been calculated, pursuant to Section 6(b) of the Securities Act of 1933, as amended, as $38,998,943 (the proposed maximum aggregate offering price) multiplied by 0.0001091.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED [                    ] [Δ], 2021 SUBJECT TO COMPLETION

FARMERS & MERCHANTS BANCORP, INC.	PERPETUAL FEDERAL SAVINGS BANK OF URBANA

YOUR VOTE IS VERY IMPORTANT

PROSPECTUS OF FARMERS & MERCHANTS BANCORP, INC. FOR UP

TO 1,833,999 SHARES OF COMMON STOCK AND

PROXY STATEMENT OF PERPETUAL FEDERAL SAVINGS BANK OF URBANA

The Board of Directors of Farmers & Merchants Bancorp, Inc. (“F&M”) and the Board of Directors of Perpetual Federal Savings Bank of Urbana (“PFSB”) have approved an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”), pursuant to which PFSB will merge with and into The Farmers & Merchants State Bank, a wholly owned subsidiary of F&M (the “Merger”). This proposed strategic business combination will further expand F&M’s operations in the State of Ohio. Following the Merger, the combined company will have a total of 31 banking offices, 20 in Ohio and 11 in Indiana, and have approximately $2.389 billion in assets, $1.657 billion in loans, $1.988 billion in deposits, and total shareholders’ equity of $290 million.

If the Merger Agreement is approved by a majority of the shareholders of PFSB and the Merger is subsequently completed, each share of PFSB common stock (the “PFSB common stock” or “PFSB Shares”) owned by a PFSB shareholder (other than a dissenting share) will be converted into the right to receive at the election of each PFSB shareholder: (i) 1.7766 shares (the “Exchange Ratio”) of F&M common stock (the “F&M common stock” or “F&M Shares”), subject to the requirement that F&M will issue exactly 1,833,999 F&M Shares in the Merger; or (ii) $41.20 in cash. F&M will pay cash for any fractional shares resulting from application of the Exchange Ratio. In the event PFSB shareholders elect to receive more than, or fewer than, the 1,833,999 F&M Shares in the Merger, shareholder elections will be automatically adjusted as provided in the Merger Agreement. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

We cannot complete the Merger unless a majority of the outstanding shares of common stock of PFSB vote to approve the Merger Agreement. PFSB will hold a special meeting of its shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Not returning your card will have the same effect as a vote against the Merger Agreement.

The date, time and place of the meeting are as follows:

September 8, 2021, 1:30 p.m., local time

Perpetual Federal Savings Bank

120 N. Main Street

Urbana, Ohio 43078

This proxy statement and prospectus provides you with detailed information about the special meeting and the proposed Merger. It also contains or references information about PFSB and F&M. You can also get information about F&M from publicly available documents that have been filed with the Securities and Exchange Commission. F&M common stock is listed on the NASDAQ Capital Market under the symbol “FMAO.”

We strongly support the Merger of our companies. The Board of Directors of PFSB recommends that you vote in favor of the Merger Agreement.

/s/ Lars B. Eller	/s/ Michael R. Melvin
President and Chief Executive Officer	President and Chief Executive Officer
FARMERS & MERCHANTS BANCORP, INC.	PERPETUAL FEDERAL SAVINGS BANK OF URBANA

For a discussion of certain risk factors which you should consider in evaluating the Merger, see “Risk Factors” beginning on page 15. We encourage you to read this entire document carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligation of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement and prospectus is dated [•], 2021,

and it is being first mailed to PFSB shareholders on or about [•], 2021.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about F&M from other documents filed by F&M with the Securities and Exchange Commission (“SEC”) that are not delivered with or included in this document. This information (including the documents incorporated herein by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone at the following address and telephone number:

Farmers & Merchants Bancorp, Inc.

307 N. Defiance Street

Archbold, Ohio 43502

Attention: Lydia Huber,

Corporate Secretary

Telephone: (419) 446-2501

To ensure timely delivery, shareholders must request the documents containing the information described above no later than five (5) business days prior to the date of the special meeting of the PFSB shareholders. Accordingly, if you would like to make such a request, please do so by September 1, 2021, in order to receive the requested information before the meeting.

You can also obtain copies of the documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

120 N. Main Street

Urbana, Ohio 43078

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON

September 8, 2021

To Our Shareholders:

We will hold a special meeting of the shareholders of Perpetual Federal Savings Bank of Urbana (“PFSB”) on September 8, 2021, at 1:30 p.m. local time, at the offices of PFSB located at 120 N. Main Street, Urbana, Ohio 43078.

The purposes of the special meeting are the following:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger, dated May 4, 2021 (the “Merger Agreement”), between Farmers & Merchants Bancorp, Inc. (“F&M”), The Farmers & Merchants State Bank (“F&M Bank”) and PFSB, and to approve the transactions contemplated thereby (the “Merger Proposal”). Pursuant to the Merger Agreement, PFSB will merge with and into F&M Bank, a wholly-owned banking subsidiary of F&M (the “Merger”).

2.

Adjournment Proposal. To approve one (1) or more adjournments of the PFSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).

3.

Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. PFSB’s Board of Directors is not aware of any such other matters.

The accompanying proxy statement and prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 15 of the accompanying proxy statement and prospectus for a discussion of certain risk factors relating to the Merger.

The Board of Directors of PFSB has fixed the close of business on July 23, 2021, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of PFSB common stock. Approval of the Adjournment Proposal only requires more votes to be cast in favor of the proposal than are cast against it, so long as a quorum is present.

As required by Ohio Revised Code sections 1115.11(I) and 1705.85, PFSB is notifying all of its shareholders entitled to vote on the Merger Proposal that you are entitled to assert dissenters’ rights pursuant to and upon compliance with the provisions of Ohio Revised Code 1701.85. A copy of Ohio Revised Code Section 1701.85 is attached as Annex B to the accompanying proxy statement and prospectus. See also “THE MERGER – Rights of Dissenting Shareholders” beginning on page 45 in the accompanying proxy statement and prospectus.

The PFSB Board of Directors recommends that you vote “FOR” (1) approval of the Merger Proposal; and (2) approval of the Adjournment Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously submitted your proxy. Not submitting your proxy will have the same effect as a vote against the Merger Proposal.

By Order of the Board of Directors

[•], 2021

Urbana, Ohio

FORWARD-LOOKING STATEMENTS

This document, and the information included or incorporated by reference into it, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the benefits of the proposed Merger between F&M and PFSB, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of F&M’s goals, intentions and expectations; statements regarding F&M’s business plan and growth strategies; statements regarding the asset quality of F&M’s loan and investment portfolios; and estimates of F&M’s risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the F&M and PFSB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Merger on the expected time frame; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of F&M to attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to banks and bank holding companies; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with the F&M’s and PFSB’s business; and other risks and factors identified in F&M’s filings with the SEC.

Neither F&M nor PFSB undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed herein unless required to under the federal securities laws. In addition, F&M’s and PFSB’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SHAREHOLDER MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement, and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement and prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement and prospectus.

Q:	Why am I receiving this document?

A:

PFSB has agreed to be acquired by F&M under the terms of the Merger Agreement. In order for us to complete the Merger, we need, among other things, PFSB shareholders to approve the Merger Agreement. This document is being delivered to you because it is serving as both a proxy statement of PFSB and a prospectus of F&M. In order to approve the Merger Agreement, PFSB has called a special shareholder meeting of its shareholders. This document serves as a proxy statement for such special meeting and describes the proposals to be voted on at the special meeting and is being used by the PFSB Board of Directors to solicit votes from the PFSB shareholders in connection with such proposals. This document is also a prospectus of F&M because F&M is offering shares of its common stock, as well as cash, in exchange for shares of PFSB in the Merger.

This proxy statement and prospectus contains important information regarding the Merger, as well as information about F&M and PFSB. It also contains important information about what the PFSB Board of Directors considered when evaluating the Merger. We urge you to read this proxy statement and prospectus carefully, including the Merger Agreement, a copy of which is attached to this proxy statement and prospectus as Annex A and is incorporated herein by reference, and the other annexes.

Q:	When and where will the PFSB special meeting be held?

A:	The PFSB special meeting will be held at the offices of PSFB located at 120 N. Main Street, Urbana, Ohio 43078, on September 8, 2021, at 1:30 p.m., (local time).

Q:	What am I voting on?

A:

You are being asked to vote to approve the Merger and the transactions contemplated thereby, pursuant to which PFSB will merge with and into F&M Bank. F&M Bank will be the surviving entity in the Merger, and PFSB would no longer be a separate company.

You are also being asked to vote on two additional proposals (completion of the Merger is not conditioned upon approval of any of these additional proposals):

•	a proposal to adjourn the PFSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”); and

•	to vote on such other matters that may be properly presented at the special meeting or any adjournment or postponement of the special meeting. PFSB’s Board is not aware of any such other matters.

Q:	How does the PFSB board recommend that I vote with respect to each proposal?

A:	The PFSB Board of Directors recommends that PFSB shareholders vote “FOR” approval of the Merger Proposal; and “FOR” approval of the Adjournment Proposal.

Q:	Why are F&M and PFSB proposing to merge?

A:

We believe the Merger is in the best interests of both companies and our respective shareholders. PFSB and F&M believe that the Merger will bring together two complementary financial institutions to create a strong company that is positioned for further growth. The Merger will give the combined company greater scale and geographic diversity, allowing F&M to further expand its existing operations in the State of Ohio. We believe the Merger will enhance our capabilities to provide banking and financial services to our customers and strengthen the competitive position of the combined organization.

You should review the background of and reasons for the Merger described in greater detail beginning on page 28.

Q:	What will PFSB shareholders receive in the Merger?

A:

If the Merger Agreement is approved by the shareholders of PFSB and the Merger is subsequently completed, each share of PFSB common stock (other than dissenting shares) will be converted, at your election, but subject to adjustment as provided in the Merger Agreement and described in this proxy statement, into the right to receive (i) 1.7766 shares (the “Exchange Ratio”) of F&M common stock, or (ii) $41.20 in cash (the “Stock Consideration,” the “Cash Consideration” respectively, and collectively the “Merger Consideration”). Each PFSB shareholder that would otherwise be entitled to receive a fractional share of F&M common stock will receive cash in lieu of such fractional share. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions. Pursuant to the terms of the Merger Agreement, there will be exactly 1,833,999 shares of F&M common stock issued in the Merger (the “Aggregate Total Stock Consideration”). Therefore the amount of Stock Consideration, Cash Consideration or a combination thereof that a shareholder will receive in exchange for their shares of PFSB common stock will be determined in accordance with the provisions of the Merger Agreement as described further in this proxy statement and prospectus.

The PFSB per share value of the Cash Consideration is $41.20. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Stock Consideration will fluctuate based upon the market price of F&M common stock. The implied per PFSB per share value of the Stock Consideration based upon F&M’s closing stock price on [____________], 2021, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[•] per share. No assurance can be given that the current market price of F&M common stock will be equivalent to the market price of F&M common stock on the date that shares of F&M common stock are received by a PFSB shareholder or at any other time. You should obtain current market prices for shares of F&M common stock which is listed on the NASDAQ Capital Market under the symbol “FMAO.”

Q:	How can I elect stock, cash or both?

A:

You may indicate a preference to receive F&M common stock, cash or a combination of both in the Merger by completing the stock/cash election form and letter and transmittal (“Election Form”) that you will receive under separate cover. You should carefully review the instructions that will be included with the Election Form.

Q:	How does the Merger Consideration proration work?

A:

As of the date of this proxy statement there are 2,470,032 PFSB Shares outstanding. Under the Merger Agreement, the number of PFSB Shares to be converted into the Stock Consideration will equal 1,032,308 PFSB Shares. Therefore, the remaining 1,437,724 PFSB Shares outstanding will be converted into the right to receive the Cash Consideration. Shareholder elections will be prorated according to the process set forth in the Merger Agreement in order to achieve the allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration. Shareholders who have elected the form of Merger Consideration that is oversubscribed may have their election prorated downward until 1,032,308 PFSB Shares are exchanged for the Stock Consideration. See “The Merger Agreement — Proration Procedures” for further explanation.

Q:	What happens if I do not make an election?

A:

If you do not submit a properly completed and signed Election Form by the election deadline, you will generally be deemed to have made an election to receive the form of Merger Consideration which is necessary to achieve the allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration provided for by the Merger Agreement.

Q:	What risks should I consider before I vote on the Merger Proposal?

A:	You should carefully review the section captioned “RISK FACTORS” beginning on page 15.

Q:	Will F&M shareholders receive any shares or cash as a result of the Merger?

A:	No. After the Merger, F&M shareholders will continue to own the same number of F&M shares they owned before the Merger.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of PFSB shareholders at the special meeting. We currently expect to complete the Merger during the fourth quarter of 2021.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, PFSB shareholders will not receive any consideration for their shares of PFSB common stock in connection with the Merger. Instead, PFSB will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by PFSB to F&M.

Q:	What are the tax consequences of the Merger to me?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). A U.S. Holder (as defined in the section captioned “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 57) who exchanges all of his, her, or its shares of PFSB common stock for the Stock Consideration generally should not recognize taxable gain or loss. Shareholders who exchange all of their PFSB common stock for the Cash Consideration generally will recognize taxable gain or loss on the difference between the cash they receive in the Merger and their adjusted tax basis in their PFSB common stock. Shareholders of PFSB who receive a combination of the Stock Consideration and the Cash Consideration generally should recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash (other than cash received in lieu of a fractional share) and the fair market value, as of the effective time of the Merger, of the F&M common stock received in the Merger over that shareholder’s adjusted tax basis in its PFSB common stock) and (2) the amount of cash received in the Merger. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 57. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	Will I have dissenters’ rights?

A:

Dissenters’ rights are available to PFSB’s shareholders under Ohio law, but you will only be able to dissent from the Merger by complying with the provisions of the Ohio Revised Code (the “ORC”) Section 1701.85, as amended, a copy of which is included as Annex B to this proxy statement and prospectus. If you wish to assert your dissenters’ rights, you must deliver to PFSB written notice of your intent to assert such rights before the vote is taken at the special meeting. In addition, you must not vote in favor of the Merger either in person or by proxy. The procedure for dissenting is explained more fully under “THE MERGER – Rights of Dissenting Shareholders” beginning on page 45 and in Annex B to this proxy statement and prospectus.

Q:	Who can vote at the special meeting?

A:

All holders of record of PFSB common stock as of the close of business on July 23, 2021, the record date for the special meeting (the “record date”), are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with Ohio law. As of the record date, there were 2,470,032 shares of PFSB common stock outstanding and entitled to vote at the special meeting.

Q:	What constitutes a quorum?

A:

The presence, in person or by proxy, of shareholders holding at least a majority of the outstanding shares of PFSB common stock as of the record date will constitute a quorum for the special meeting. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or are otherwise present at the special meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting.

Q:	What are the vote requirements to approve the matters that will be considered at the special meeting?

A:

At the special meeting, the affirmative vote of holders of a majority of the outstanding shares of PFSB common stock is required to approve the Merger Proposal. Approval of the Adjournment Proposal requires more votes to be cast in favor of the proposal than are cast against it.

Each of the directors of PFSB has entered into a voting agreement with F&M pursuant to which each of them has agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of PFSB common stock owned by each of them of record or beneficially, including shares owned by certain other persons over which they have voting control, in favor of the Merger Proposal. Collectively, as of the record date, PFSB directors had the power to vote, or cause to be voted, 283,453 shares, or approximately 11.48% of the outstanding shares of PFSB common stock.

Q:	How many votes do I have?

A:	PFSB shareholders are entitled to one vote on each proposal to be considered at the special meeting for each share of PFSB common stock owned as of the record date.

Q:	How do I vote?

A:

You may have your shares of PFSB common stock voted on the matters to be presented at the special meeting in the following ways: (i) by completing, signing, dating, and returning the enclosed proxy card in the accompanying prepaid reply envelope; or (ii) by attending the special meeting and casting your vote in person. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker, or other nominee.

Q:	If my shares are held in “street name,” will my bank, broker, or other nominee vote my shares for me?

A:

Your bank, broker, or other nominee will vote any shares you hold in “street name” only if you provide instructions to them on how to vote your shares. You should follow the directions provided by your bank, broker, or other nominee to vote your shares. If you do not provide your bank, broker, or other nominee with instructions on how to vote your shares held in “street name,” they will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the Merger.

Similarly, your bank, broker, or other nominee will vote your shares on the Adjournment Proposal, if necessary, but only if you provide instructions on how to vote. If you do not submit voting instructions to your bank, broker, or other nominee on how to vote your shares held in “street name,” your shares will not be counted in determining the outcome of this proposal.

Q:	What do I need to do now?

A:

You should carefully read and consider the information contained in this proxy statement and prospectus and any information incorporated herein by reference. Then, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope so that your shares can be voted at the special meeting. If a returned proxy card is signed, but does not specify how you wish to vote your shares, your proxy will be voted “FOR” the: (1) approval of the Merger Proposal; and (2) approval of the Adjournment Proposal.

Q:	What if I don’t vote or I abstain from voting?

A:

If you do not vote or you abstain from voting, your abstention will be equivalent to a vote “AGAINST” the Merger Proposal, but such abstention will have no impact on the Adjournment Proposal. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be voted “FOR” approval of the Merger Proposal; and “FOR” approval of the Adjournment Proposal.

Q.	May I change my vote after I have submitted my proxy?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one (1) of three (3) ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated at a date later than your most recent proxy. Please submit your notice of revocation and/or new proxy card to Perpetual Federal Savings Bank of Urbana, 120 North Main Street, Urbana, Ohio 43078, Attention: Michael R. Melvin, President & CEO. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting.

Q:	Should I send in my stock certificate(s) now?

A:

No. PFSB shareholders will receive written instructions from F&M for exchanging their stock certificates for shares of F&M common stock for the Merger Consideration, and cash for fractional shares to be received by them in the Merger. Any shares of PFSB common stock held in book-entry form will be automatically exchanged for shares of F&M common stock. If you are a current F&M shareholder, you should retain your certificates representing F&M common shares, as you will continue to hold the F&M shares you currently own.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:	You may contact:

Perpetual Federal Savings Bank of Urbana

120 North Main Street

Urbana, Ohio 43078

Attention: Michael R. Melvin, President and CEO

Telephone: (937) 653-1700

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. Because this is a summary, it does not contain all of the information that is important to you. You should carefully read this entire document, including the documents incorporated herein by reference, and the other documents to which we have referred you before you decide how to vote. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103 for a description of documents that we incorporate by reference into this document. Where appropriate, items in this summary include a page reference that directs you to a more complete description in this document of the topic discussed.

Description of Farmers & Merchants Bancorp, Inc. (page 61)

Farmers & Merchants Bancorp, Inc.

307 N. Defiance Street

Archbold, Ohio 43502

(419) 446-2501

F&M is a financial holding company headquartered in Archbold, Ohio that was organized in 1985. F&M common stock is listed on the NASDAQ Capital Market under the symbol “FMAO.” F&M is the parent holding company of F&M Bank, an Ohio chartered commercial bank which opened for business in Archbold, Ohio, in 1897, and F&M Risk Management, Inc., a captive insurance company founded in December 2014. F&M Bank has a total of 30 banking locations with 18 in Northwest Ohio and 12 in Northeast Indiana. F&M Bank’s business activities are currently limited to one significant business segment, which is community banking. F&M Bank also operates FM Investment Services as a division of its operations. FM Investment Services offers non-deposit investment and insurance products.

As of March 31, 2021, F&M had approximately consolidated assets of $1.993 billion, deposits of $1.684 million and shareholders’ equity of $246.8 million. As of March 31, 2021, F&M and its subsidiaries had 344 full-time equivalent employees.

Description of Perpetual Federal Savings Bank of Urbana (page 62)

Perpetual Federal Savings Bank of Urbana

120 North Main Street

Urbana, Ohio 43078

(937) 653-1700

PFSB is an Ohio chartered commercial bank headquartered in Urbana, Ohio. PFSB is quoted on the OTC Pink®Open Market. PFSB opened for business in Urbana, Ohio, in 1878. PFSB operates a single location at 120 North Main Street in Urbana Ohio.

As of March 31, 2021, PFSB had total consolidated assets of $390.60 million, net loans of $321.57 million, total deposits of $304.56 million, total Federal Home Loan Bank (“FHLB”) advances of $6.00 million, and total shareholders’ equity of $79.10 million and had 20 full-time equivalent employees.

The Merger (page 26)

We have attached a copy of the Merger Agreement to this document as Annex A. Please read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

The Merger Agreement provides that, if all of the conditions are satisfied or waived, PFSB will be merged with and into F&M Bank, and PFSB will cease to exist. We expect to complete the Merger during the fourth quarter of 2021.

Reasons for the Merger (page 30)

F&M. F&M’s Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with PFSB, including PFSB’s Board of Directors, management and staff. The Board believes that expanding F&M’s operations into the market areas where PFSB operates provides financial and strategic benefits to F&M and PFSB as a combined company.

PFSB. In considering the Merger with F&M, PFSB’s Board of Directors collected and evaluated a variety of financial and economic information regarding F&M and F&M Bank, and their reputation and future prospects. In the opinion of PFSB’s Board of Directors, favorable factors included F&M’s strong earnings and stock performance, its management, the compatibility of its markets to those of PFSB, the likelihood of regulatory approvals of the Merger, and the attractiveness of F&M’s offer from a financial perspective.

Opinion of PFSB’s Financial Advisor (page 33)

In connection with the merger, PFSB’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated May 4, 2021, to the PFSB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of PFSB common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the PFSB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of PFSB to engage in the merger or enter into the merger agreement or constitute a recommendation to the PFSB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of PFSB common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter (including, with respect to holders of PFSB common stock, what election any such shareholder should make with respect to the cash election consideration or the stock election consideration).

What PFSB Shareholders Will Receive (page 26)

If the Merger Agreement is approved and the Merger is subsequently completed, each outstanding share of PFSB common stock (other than dissenting shares) will, at the election of the shareholder but subject to proration, be converted into the right to receive the Merger Consideration of: (i) 1.7766 shares of F&M common stock; or (ii) $41.20 in cash. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization or similar transactions. Each PFSB shareholder that would otherwise be entitled to receive a fractional share of F&M common stock will receive cash in lieu of such fractional share.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Stock Consideration that you will receive will depend on the market price of F&M common stock when you receive your shares of F&M common stock. The implied per share value of the Stock Consideration, based upon F&M’s closing stock price on [Δ], 2021, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[Δ] per share. No assurance can be given that the current market price of F&M common stock will be equivalent to the market price of F&M common stock on the date that shares of F&M common stock are received by an PFSB shareholder or at any other time.

PFSB shareholders will be provided an Election Form in a separate mailing and will be provided a period of time (the “Election Period”) during which they may validly elect the form of Merger Consideration. As of the date of this proxy statement and prospectus there are 2,470,032 PFSB Shares outstanding. Under the Merger Agreement, the number of PFSB Shares to be converted into the Stock Consideration will equal 1,032,308 PFSB

Shares. Therefore, the remaining 1,437,724 shares PFSB Shares outstanding will be converted into a right to receive the Cash Consideration. Shareholder elections will be prorated according to the process set forth in the Merger Agreement in order to achieve the allocation of the Merger Consideration between the Stock Consideration and the Cash Consideration. Shareholders who have elected the form of Merger Consideration that is oversubscribed may have their election prorated downward until 1,032,308 PFSB Shares are exchanged for the Stock Consideration. See “The Merger Agreement — Proration Procedures” for further explanation.

Prior to the Election Period, F&M will mail a letter of transmittal to each person who is a holder of record of PFSB common stock. The letter of transmittal will contain instructions for use in effecting the surrender of PFSB stock certificates (or shares held in book-entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement.

What F&M Shareholders Will Receive (page 28)

F&M shareholders will not receive any consideration in the Merger. After the Merger, F&M shareholders will continue to own the same number of F&M shares owned before the Merger.

The PFSB Special Shareholders Meeting (page 22)

The special meeting of PFSB shareholders will be held on September 8, 2021, at 1:30 p.m. local time, at the offices of PFSB located at 120 N. Main Street, Urbana, Ohio 43078.

At the special meeting, PFSB shareholders will be asked:

1.

Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement and to approve the transactions contemplated thereby. Pursuant to the Merger Agreement, PFSB will merge with and into F&M Bank.

2.	Adjournment Proposal. To approve one (1) or more adjournments of the PFSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

3.

Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. PFSB’s Board of Directors is not aware of any such other matters.

PFSB Recommendation to Shareholders (page 24)

PFSB’s Board of Directors approved and adopted the Merger Agreement and approved and authorized the proposed Merger. PFSB’s Board of Directors concluded that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement are in the best interest of PFSB and the PFSB shareholders. PFSB’s Board of Directors recommends that PFSB shareholders vote “FOR” (1) approval of the Merger Proposal, and (2) approval of the Adjournment Proposal. In reaching its determination, PFSB’s Board of Directors considered a number of factors, some of which are described in the section captioned “THE MERGER—PFSB’s Reasons for the Merger” beginning on page 31. Because of the wide variety of factors considered, PFSB’s Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

PFSB Special Meeting Record Date; Vote Required (page 22)

Only PFSB shareholders of record as of the close of business on July 23, 2021, are entitled to notice of, and to vote at, the PFSB special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 2,470,032 shares of PFSB common stock outstanding held by 645 shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in “street name” through a bank, broker, or nominee. Approval of the Merger Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of PFSB common stock entitled to vote. The approval of the Adjournment Proposal requires more votes to be cast in favor of the proposal than are cast against it. You can vote your shares by attending the PFSB special meeting and voting in person or you can vote by proxy by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

No approval by F&M shareholders is required to complete the Merger.

Voting Agreement (page 56)

Each member of the Board of Directors of PFSB, as of May 4, 2021, the date the Merger Agreement was executed, entered into a voting agreement with F&M to cause all PFSB common stock owned by each of them of record or beneficially to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT—Voting Agreement” on page 56. As of the record date, the members of PFSB’s Board of Directors and their affiliates had power to vote, or caused to be voted, an aggregate of 283,453 shares of PFSB common stock outstanding, representing approximately 11.48% of the outstanding shares on that date.

F&M ownership of PFSB Shares

F&M does not currently own any shares of PFSB.

What We Need to Do to Complete the Merger (page 50)

Completion of the Merger depends on a number of conditions being met or waived. In addition to our compliance with the Merger Agreement, these conditions include, among others:

•	the approval of the Merger Agreement at the special meeting by a majority of the outstanding shares of PFSB common stock;

•	the approval of the Merger by certain regulatory agencies and the expiration of any regulatory waiting periods;

•

the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below in “THE MERGER AGREEMENT—Conditions to Completion of the Merger”) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date;

•	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;

•

F&M must have received an opinion of Shumaker, Loop & Kendrick, LLP that, for U.S. federal income tax purposes, the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

PFSB must have received an opinion from Vorys, Sater, Seymour and Pease LLP that, for U.S. federal income tax purposes, the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code

•

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the F&M shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission (“SEC”);

•	the shares of F&M common stock to be issued in the Merger shall have been listed for trading on the NASDAQ Capital Market (subject to official notice of issuance);

•	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; and

•	other customary conditions and obligations of the parties as set forth in the Merger Agreement.

Regulatory Approvals (page 46)

The Merger cannot be completed until F&M Bank receives necessary regulatory approvals, which include the approval of the Ohio Division of Financial Institutions (the “ODFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). F&M Bank has filed an application with the ODFI and the FDIC, but cannot be certain when or if such approval will be obtained.

Conduct of Business Pending Merger (page 53)

Under the terms of the Merger Agreement, PFSB and F&M must carry on their business in the ordinary course and, subject to certain limited exceptions, may not take certain extraordinary actions without first obtaining the other party’s consent.

F&M has agreed that PFSB will continue to pay quarterly dividend distributions at no more than the current rate of PFSB’s regular, quarterly cash dividend in an amount not greater than $0.25 per common share. The Merger Agreement also permitted PFSB to pay a special dividend of $0.25 in June 2021, which dividend was paid on June 22, 2021 to shareholders of record on June 2, 2021.

F&M and PFSB will each cooperate to insure that PFSB shareholders will receive only one (1) quarterly dividend for the quarter in which the Merger closes, and not a separate dividend from both F&M and PFSB.

Agreements of F&M (page 46-55)

In the Merger Agreement, F&M has agreed, among other matters, to:

•	Proceed and use its reasonable and diligent efforts to obtain any consents and approvals for the Merger. See “THE MERGER—Regulatory Approvals” on page 46.

•

Take action as may be necessary to allow PFSB employees, as soon as reasonably practicable following the effective date of the Merger, to participate in benefit plans F&M maintains for its employees. Until such time as participation is implemented, F&M will assume and maintain the employee plans and benefit arrangements of PFSB as in effect on the effective date of the Merger. See “THE MERGER AGREEMENT—Employee Benefit Plans” on page 55.

•	Pay a severance payment to PFSB employees who are not retained and who sign a release agreement. See “THE MERGER AGREEMENT—Employee Benefit Plans” on page 55.

•	Provide, or allow for, director and officer liability insurance and indemnification. See “THE MERGER AGREEMENT—Indemnification and Insurance of PFSB Directors and Officers” on page 55.

Agreement Not to Solicit Other Offers (page 54)

PFSB has agreed that it will not solicit, encourage, or facilitate any inquiries or proposals regarding other acquisition proposals by third parties. PFSB may respond to an unsolicited proposal if the PFSB Board of

Directors determines in good faith, and after consultation with legal counsel, that such action is necessary in order to act in a manner consistent with the directors’ fiduciary duties. Also, prior to obtaining shareholder approval, PFSB may, under certain specified circumstances, withdraw, modify, or change in a manner adverse to F&M, its recommendation to its shareholders with respect to the Merger Proposal and/or terminate the Merger Agreement if the PFSB Board of Directors determines in good faith, and after consultation with legal counsel, that a third party proposal is more favorable to PFSB shareholders than the Merger and that it is necessary in order to act in a manner consistent with the directors’ fiduciary duties. PFSB must provide certain notices to and engage in negotiations with F&M in connection with third party proposals.

Dissenters’ Rights (page 45)

Dissenters’ rights are available to PFSB’s shareholders under Ohio law, but you will only be able to dissent from the Merger by complying with the provisions of ORC 1701.85. If you wish to assert dissenters’ rights, you must deliver to PFSB written notice of your intent to assert such rights before the vote is taken at the special meeting. In addition, you must not vote in favor of the Merger Proposal either in person or by proxy. If the Merger Proposal is approved and the Merger is completed, and you have dissented and followed the required procedures, then you will not receive any shares of common stock of F&M or cash as the Merger Consideration. Instead, you will be entitled to receive the fair value of your PFSB common stock in cash as determined through the dissenters’ rights procedures. The procedure for dissenting is explained more fully under “THE MERGER – Rights of Dissenting Shareholders” beginning on page 45 and in Annex B to this proxy statement and prospectus.

Management and Operations After the Merger (page 55)

PFSB’s corporate existence will cease after the Merger. Accordingly, except as otherwise described herein, directors and officers of PFSB will not serve in such capacities after the effective date of the Merger. Upon completion of the Merger, the current officers and directors of F&M and F&M Bank will continue to serve in such capacities.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page 47)

You should be aware that some of directors and executive officers of PFSB may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both PFSB’s Board of Directors and F&M’s Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. These interests are as follows:

•

Michael R. Melvin, the President and CEO of PFSB and Christine A. Phelps, the Executive Vice President of PFSB, each have employment agreements with PFSB that provide for a payment and insurance continuation if their employment is terminated following a change in control. These benefits under the employment agreements are cutback to the extent necessary to avoid adverse tax consequences under Internal Revenue Code Section 280G. Pursuant to the terms of the Merger Agreement, PFSB will enter into agreements with Mr. Melvin and Ms. Phelps to terminate these agreements in exchange for cash payments, payable immediately prior to the Effective Time, equal to the aggregate value of the amounts that would have been payable under the employment agreements if their employment had been terminated. Mr. Melvin is entitled to receive a lump sum payment of $964,867.80 and Ms. Phelps a lump sum payment of $463,514.51. See “THE MERGER—Interests of Certain Persons in the Merger: Agreements with PFSB” on page 47.

•

F&M has agreed that for a period of six (6) years after the effective time of the Merger, it will maintain directors’ and officers’ liability insurance in force covering directors and officers of PFSB, subject to certain conditions set forth in the Merger Agreement.

•

The Merger Agreement obligates F&M to appoint a director from the PFSB board to the F&M and F&M Bank boards of directors. The appointee will be entitled to receive compensation, consistent with what F&M and F&M Bank non-employee directors receive, from F&M and/or F&M Bank for service to the boards. The person to be appointed as the F&M and F&M Bank director has not yet been determined.

Termination of the Merger (page 52)

Both F&M and PFSB can mutually agree to terminate the Merger Agreement before we complete the Merger. In addition, either PFSB or F&M acting alone can terminate the Merger Agreement under the circumstances described on page 52.

PFSB has agreed to pay F&M a termination fee of $4,250,000 if:

•	PFSB’s Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited superior acquisition proposal from a third party;

•

F&M terminates the Merger Agreement because PFSB’s Board of Directors fails to make, withdraws or modifies its recommendation to PFSB’s shareholders to vote for the Merger following receipt of a written proposal for an acquisition from a third party; or

•

F&M terminates the Merger Agreement because PFSB fails to materially comply with the notice requirements related to providing notice to F&M of any inquiries regarding an acquisition proposal from a third party or PFSB fails terminate all discussion with such third party after providing such notice.

Material U.S. Federal Income Tax Consequences (page 57)

It is a condition to the closing of the Merger that Shumaker, Loop & Kendrick, LLP deliver an opinion, effective as of the date of the Merger, to F&M, and that Vorys, Sater, Seymour and Pease LLP deliver an opinion, effective as of the date of the Merger, to PFSB, addressed to PFSB’s shareholders, to the effect that the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Neither the Shumaker, Loop & Kendrick, LLP opinion nor the Vorys, Sater, Seymour and Pease LLP opinion will bind the Internal Revenue Service (the “IRS”) which could take a different view. If the Merger is treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by F&M, F&M Bank or PFSB as a result of the Merger, (ii) PFSB shareholders who receive solely the Stock Consideration in the Merger will not recognize taxable gain or loss upon the exchange of their PFSB Shares, (iii) PFSB shareholders who receive solely the Cash Consideration in the Merger will recognize gain or loss in amount equal to the difference between their adjusted tax basis in their PFSB Shares and the amount of the cash consideration received; (iv) Shareholders of PFSB who receive a combination of the Stock Consideration and the Cash Consideration generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash (other than cash received in lieu of a fractional share) and the fair market value, as of the effective time of the Merger, of the F&M common stock received in the Merger over that shareholder’s adjusted tax basis in its PFSB common stock) and (2) the amount of cash received in the Merger, and (v) PFSB shareholders who exercise dissenters’ rights and receive solely cash in exchange for PFSB common stock in the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

Determining the actual tax consequences of the Merger to you can be complicated. We suggest you consult with your own tax advisors with respect to the tax consequences of the Merger to you.

For a more detailed description of the material federal income tax consequences of the Merger to F&M and PFSB shareholders, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page 57.

Comparative Rights of F&M and PFSB Shareholders (page 93)

The rights of shareholders of F&M and PFSB differ in some respects. The rights of holders of F&M common stock are governed by the laws of the State of Ohio, including the Title 17—Ohio General Corporation Law, and F&M’s Articles of Incorporation and Code of Regulations. The rights of holders of PFSB common stock are governed by the laws of the State of Ohio, including Title 11 – Ohio Banking Law and PFSB’s Articles of Incorporation and Code of Regulations. Upon completion of the Merger, PFSB shareholders who receive F&M common stock will take such stock subject to F&M’s Articles of Incorporation and Code of Regulations and the Ohio General Corporation Law.

Completion of the Merger (page 46)

The Merger will become effective upon the filing of a certificate of merger by the Ohio Superintendent of Banks with the Ohio Secretary of State, or at such later date and time as may be set forth in the certificate of merger. We expect the Merger to become effective in the fourth quarter of 2021.

Comparative Market Price Information

Shares of F&M common stock are listed on the NASDAQ Capital Market under the symbol “FMAO.” PFSB common stock is traded on the OTC Pink®Open Market. As of the record date, PFSB had 645 shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in “street name” through a bank, broker, or nominee. The following table presents quotation information for F&M common stock and PFSB common stock on May 3, 2021, the business day before the Merger was publicly announced, and [•], 2021, the last practicable day for which information was available prior to the date of this proxy statement and prospectus.

	F&M Common Stock			PFSB Common Stock
	(Dollars Per Share)
	High	Low	Close	High	Low	Close
May 3, 2021	$24.22	$23.66	$24.22
[•], 2021

The market value of the aggregate consideration that PFSB shareholders will receive in the Merger is approximately $103.7 million (or $41.96 per share of PFSB common stock) based on 2,470,032 shares of PFSB common stock outstanding, F&M’s closing stock price of $24.22 on May 3, 2021, the business day before the Merger was publicly announced, and the cash portion of the Merger Consideration of $41.20 per share.

Also set forth below for the closing price of F&M common stock on May 3, 2021, and [•], 2021, is the equivalent pro forma price of PFSB common stock, which we determined by multiplying the applicable price of F&M common stock by the number of shares of F&M common stock we are issuing for each share of PFSB common stock in the Merger, which is the Exchange Ratio of 1.7766. The equivalent pro forma price of PFSB common stock shows the implied value to be received in the Merger by PFSB shareholders who receive F&M common stock in exchange for a share of PFSB common stock on these dates.

	F&M Common Stock		PFSB Common Stock	PFSB Equivalent Pro Forma
May 3, 2021		$24.22	1.7766		$43.03
[•], 2021	$	[•]	—	$	[•]

We suggest you obtain a current market quotation for F&M common stock. We expect that the market price of F&M common stock will fluctuate between the date of this document and the date on which the Merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments)

and the market price of F&M common stock is subject to fluctuation, the value of the shares of F&M common stock that PFSB shareholders will receive in the Merger may increase or decrease prior to and after the Merger. The cash portion of the Merger Consideration of $41.20 per share will not vary, but will remain constant until paid in connection with the consummation of the Merger.

Comparative Per Share Data

The following table sets forth the basic and diluted earnings per common share, book value per share and cash dividends per share for each of F&M and PFSB on an historical basis, for F&M on a pro forma combined basis, and on a pro forma combined basis per PFSB equivalent share.

The pro forma data gives effect to the proposed issuance of 1,833,999 shares of F&M common shares to PFSB shareholders. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that F&M and PFSB had been combined throughout the period shown. The data in the column “Pro Forma Equivalent Per PFSB Share” shows the effect of the Merger from the perspective of an owner of PFSB common stock, and was obtained by multiplying the Combined Pro Forma Amounts for F&M by the “Exchange Ratio” of 1.7766.

We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

PFSB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC to be incorporated by reference.

The information in the following table is based on historical financial information of PFSB and F&M. The information with respect to F&M is included in its reports previously filed with the SEC. The historical financial information of F&M has been incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103 for a description of documents that we incorporate by reference into this document and how to obtain copies of them.

F&M AND PFSB

HISTORICAL AND PRO FORMA PER SHARE DATA

	F&M Historical(1)	PFSB Historical(1)	Combined Pro Forma Amounts For F&M(1)(2)
Year ended December 31, 2020
Net Income per share
Basic	$1.80	$2.08	$2.10
Diluted	$1.80	$2.08	$2.10
Cash Dividends per share	$0.66	$1.24	$0.66

(1)	Amount is based upon the year-ended December 31, 2020 for F&M and September 30, 2020 for PFSB.
(2)	See “UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS” on page 87 for certain supporting information.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement and prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS,” you should carefully consider the following risk factors in deciding how to vote for the Merger Proposal presented in this proxy statement and prospectus. You should also consider the other information in this proxy statement and prospectus and the other documents incorporated by reference into this proxy statement and prospectus. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103.

Risk Factors Relating to the Merged Company and Its Industry

Combining the two (2) companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Merger may not be realized.

The success of the Merger will depend on a number of factors, including, but not limited to, the merged company’s ability to:

•	integrate PFSB’s operations with the operations of F&M;

•	maintain existing relationships with F&M’s depositors and PFSB’s depositors to minimize withdrawals of deposits subsequent to the acquisition;

•	maintain and enhance existing relationships with borrowers of F&M and PFSB;

•	achieve projected net income and expected cost savings and revenue enhancements from the merged company;

•	control the incremental non-interest expense to maintain overall operating efficiencies;

•	retain and attract key and qualified management, lending and other banking personnel; and

•	compete effectively in the communities served by F&M and PFSB, and in nearby communities.

F&M’s failure to successfully integrate PFSB into its business may adversely affect F&M’s financial condition and results of operations.

The value of the stock consideration to be received by PFSB shareholders in the Merger will fluctuate.

If the Merger is completed, PFSB shareholders (other than dissenting shareholders) will receive a number of shares of F&M common stock based on a fixed Exchange Ratio of 1.7766 shares of F&M common stock for each share of PFSB common stock, or $41.20 in cash. Because the market value of F&M common stock may (and likely will) fluctuate, the value of the Stock Consideration you receive for your shares may also fluctuate. The market value of F&M common stock could fluctuate for any number of reasons, including those specific to F&M and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of F&M common stock you may receive at the time you must vote your PFSB shares. The value of F&M common stock on the closing date of the Merger may be greater or less than the market price of F&M common stock on the record date, on the date of this proxy statement and prospectus or on the date of the special meeting. The cash portion of the Merger Consideration, $41.20 per share, will remain constant. The Cash Consideration represented approximately 57.1% and the Stock Consideration approximately 42.9% of the total Merger Consideration as of the date the Merger Agreement was signed.

We encourage you to obtain a current market quotation for F&M common stock because the value of any F&M shares you receive may be more or less than the value of such shares as of the date of this document.

The merged company’s allowance for loan losses may not be adequate to cover actual loan losses.

The merged company’s loan customers may not repay their loans according to their terms, and the customers’ collateral securing the payment of their loans may be insufficient to assure repayment. As of

March 31, 2021, approximately 82.4% of F&M’s loans and 43.0% of PFSB’s loans are comprised of commercial real estate, commercial lines of credit, term and development loans, and agricultural loans, which can result in higher loan loss experience than residential loans in economic downturns. The underwriting, review and monitoring that will be performed by the merged company’s officers and directors cannot eliminate all of the risks related to these loans.

Each of F&M and PFSB make various assumptions and judgments about the collectability of their respective loan portfolios and provide an allowance for loan losses based on a number of factors. If the assumptions are wrong or the facts and circumstances subsequently and materially change, the allowance for loan losses and Merger-related credit marks may not be sufficient to cover the merged company’s loan losses. The merged company may have to increase its allowance for loan losses in the future, which could decrease its net income.

Deterioration in loan quality will adversely affect the merged company’s results of operations and financial condition.

Each of F&M and PFSB seek to mitigate the risks inherent in their respective loan portfolios by adhering to sound underwriting practices. Their lending strategies also include emphasizing diversification on a geographic, industry and customer level, regular credit quality reviews and management reviews of large credit exposures and loans experiencing deterioration of credit quality. There is continuous review of their respective loan portfolios, including internally administered loan “watch” lists and independent loan reviews. These evaluations take into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified. Although F&M and PFSB believe their underwriting and loan review procedures are appropriate for the various kinds of loans they make, the merged company’s results of operation and financial condition will be adversely affected in the event the quality of their respective loan portfolios deteriorates. As of March 31, 2021, F&M had approximately $8.3 million and PFSB had approximately $1.3 million (comprised of classified, non-accrual, and impaired loans) in non-performing loans.

Changes in interest rates may reduce the merged company’s net interest income.

Like other financial institutions, the merged company’s net interest income is its primary revenue source. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company’s net interest income will be affected by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on certain of its loans.

The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve. The following factors also may affect market interest rates:

•	inflation;

•	slow or stagnant economic growth or recession;

•	unemployment;

•	money supply;

•	international disorders;

•	instability in domestic and foreign financial markets; and

•	other factors beyond the merged company’s control.

Each of F&M and PFSB has policies and procedures designed to manage the risks from changes in market interest rates; however, despite risk management, changes in interest rates could adversely affect the merged company’s results of operations and financial condition.

Changes in economic conditions and the geographic concentration of the merged company’s markets could adversely affect the merged company’s financial condition.

The merged company’s success will depend to a great extent upon the general economic conditions of the Northwest and Central Ohio and Northcentral and Northeast Indiana market areas. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily located in these areas. Favorable economic conditions may not exist in the merged company’s markets.

An economic slowdown could have the following consequences:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for the products and services of PFSB and F&M may decline; and

•	collateral for loans made by PFSB and F&M may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans.

The pro forma financial data included in this document is preliminary and the actual financial condition and results of operations of F&M after the Merger may differ materially.

The pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what F&M’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited financial information reflects adjustments, which are based upon preliminary estimates and the purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of PFSB as of the date of the completion of the Merger. For more information, please see “UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS” beginning on page 87.

Anti-takeover defenses may delay or prevent future mergers.

Provisions contained in F&M’s Articles of Incorporation and Code of Regulations and certain provisions of Ohio law could make it more difficult for a third party to acquire F&M, even if doing so might be beneficial to F&M shareholders. See “COMPARISON OF COMMON STOCK-Anti-Takeover Provisions” on page 93. These provisions could limit the price that some investors might be willing to pay in the future for shares of F&M common stock and may have the effect of delaying or preventing a change in control.

If the Merger is not completed, the parties will have incurred substantial expenses without realizing the expected benefits.

F&M and PFSB have incurred substantial expenses in connection with the transactions described in this proxy statement and prospectus. The completion of the Merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. PFSB expects to incur approximately $2.7 million in pre-tax Merger-related expenses and F&M expects to incur approximately $1.3 million in pre-tax Merger-related expenses, which include legal, accounting and financial advisory expenses, among others, and which excludes any termination fees, if applicable. Although some of these expenses will not be incurred if the Merger is not completed, others will and such expenses could have a material adverse impact on the financial condition of F&M and PFSB because they would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on PFSB.

The Merger Agreement with F&M is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: PFSB shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. There can be no assurance that the regulatory approvals and other conditions to consummation of the transaction will be obtained and that the Merger will be completed.

In addition, certain circumstances exist where either F&M or PFSB, individually, or F&M and PFSB, mutually, may choose to terminate the Merger Agreement, including the acceptance of a superior acquisition proposal by PFSB and if greater than 10% of the outstanding shares of PFSB common stock exercise their dissenters’ rights in accordance with ORC 1701.85. See “THE MERGER AGREEEMENT—Termination; Waiver; Amendment” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to PFSB, including:

•

PFSB’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	PFSB may experience negative reactions from its customers, vendors, and/or employees; and

•	PFSB will have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger.

If the Merger Agreement is terminated by PFSB due to its acceptance of a superior acquisition proposal or by F&M due to the failure of PFSB’s Board of Directors to recommend approval of the Merger Agreement to its shareholders by reason of a superior acquisition proposal or for certain related reasons, then PFSB has agreed to pay F&M a $4,250,000 termination fee. The payment of the termination fee could have a material adverse effect on PFSB’s financial condition, and there can be no assurance that PFSB would be able to complete a transaction with a party willing to pay an equivalent or more attractive price than the price F&M has agreed to pay in the Merger.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire PFSB.

Until the completion of the Merger, with some exceptions, PFSB is prohibited from soliciting, initiating, encouraging or participating in any discussion of, providing information with respect to, or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than F&M. In addition, PFSB has agreed to pay a termination fee of $4,250,000 to F&M if the PFSB Board of Directors withdraws or modifies its recommendation to its shareholders with respect to the Merger Proposal by reason of a superior acquisition proposal. These provisions likely will discourage other companies from trying to acquire PFSB even though such other companies might be willing to offer greater value to PFSB’s shareholders than F&M has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on PFSB’s financial condition.

The market price of F&M common stock after the Merger may be affected by factors different from those affecting the shares of PFSB or F&M currently.

Upon completion of the Merger, holders of PFSB common stock who receive the Stock Consideration will become holders of F&M common stock. F&M’s business differs in important respects from that of PFSB, and, accordingly, the results of operations of the combined company and the market price of F&M common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of F&M and PFSB. F&M is, and will continue to be, subject to the risks described in F&M’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the

SEC and incorporated by reference into this proxy statement and prospectus. See the documents incorporated by reference in this proxy statement and prospectus and referred to under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103.

PFSB shareholders who receive the Stock Consideration will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

PFSB’s shareholders currently have the right to vote in the election of the PFSB Board of Directors and on certain other matters affecting PFSB. When the Merger occurs, each PFSB shareholder who receives the Stock Consideration will become a shareholder of F&M with a percentage ownership of the combined organization that is smaller than the shareholder’s percentage ownership of PFSB. Because of this, PFSB’s shareholders who receive the Stock Consideration will have less influence over the management and policies of F&M than they now have over the management and policies of PFSB.

Risk Factors Relating to the Merger

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

The transactions contemplated in the Merger Agreement cannot be completed until F&M receives necessary regulatory approvals, which include the approval of the Federal Deposit Insurance Corporation and Ohio Division of Financial Institutions. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER—Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Such conditions or changes could have the effect of delaying or preventing completion of the Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger, any of which might have an adverse effect on the combined company following the Merger.

Certain of PFSB’s directors and executive officers have interests in the Merger that may differ from the interests of PFSB’s shareholders.

PFSB shareholders should be aware that some of PFSB’s executive officers and directors have interests in the Merger and have arrangements that are different from, or in addition to, those of PFSB shareholders generally. PFSB’s Board of Directors was aware of and considered these interests, among other matters, when making its decision to approve and adopt the Merger Agreement, and in recommending that PFSB shareholders vote in favor of approving the Merger Agreement.

For a description of these interests, see “THE MERGER—Interests of Certain Persons in the Merger” on page 47.

PFSB and F&M will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on PFSB or F&M. These uncertainties may impair PFSB’s or F&M’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with PFSB or F&M to seek to change existing business relationships with PFSB or F&M. Retention of certain employees by PFSB or F&M may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with PFSB or F&M. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with PFSB or F&M, PFSB’s and/or F&M’s business could be harmed. In addition, subject to certain exceptions, each of PFSB and F&M has agreed to operate its business in the ordinary course prior to closing. See “THE MERGER AGREEMENT—Restrictions Affecting the Parties Prior to Completion of the Merger” on page 53 for a description of the restrictive covenants applicable to PFSB and F&M while the Merger is pending.

The opinion of PFSB’s financial advisor delivered to PFSB’s Board of Directors before the execution of the Merger Agreement does not reflect any changes in circumstances subsequent to the date of the opinion.

The opinion of KBW regarding the fairness, from a financial point of view, of the Merger Consideration in the Merger was delivered to PFSB’s Board of Directors on, and was dated, May 4, 2021. Changes in the operations and prospects of F&M and PFSB, general market and economic conditions and other factors which are both within and outside of the control of F&M and PFSB may alter the relative value of the companies. KBW’s opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion.

The shares of F&M common stock to be received by PFSB shareholders who receive the Stock Consideration as a result of the Merger will have different rights from the shares of PFSB common stock.

Upon completion of the Merger, PFSB shareholders who receive the Stock Consideration will become F&M shareholders and their rights as shareholders will be governed by the F&M Articles of Incorporation and Code of Regulations and Ohio law. The rights associated with PFSB common stock may be different from the rights associated with F&M common stock. Please see “COMPARISON OF COMMON STOCK” beginning on page 93 for a discussion of the different rights associated with F&M common stock.

F&M and PFSB may waive one or more of the conditions to the Merger and, except in certain instances, amend the Merger Agreement without re-soliciting PFSB shareholder approval for the Merger.

Each of the conditions to the obligations of F&M and PFSB to complete the Merger may, to the extent permitted by applicable law, be waived in writing by agreement by F&M and PFSB, if the condition is a condition to both parties’ obligation to complete the Merger, or by the party for which such condition is a condition of its obligation to complete the Merger. Further, except in certain instances and to the extent permitted by applicable law, F&M and PFSB may amend, modify, or supplement the Merger Agreement. The boards of directors of F&M and PFSB may evaluate the materiality of any such waiver, amendment, modification, or supplement to determine whether amendment of this proxy statement and prospectus and re-solicitation of proxies is necessary. F&M and PFSB, however, generally do not expect any such waiver, amendment, modification, or supplement to be significant enough to require re-solicitation of PFSB’s shareholders. In the event that any such waiver, amendment, modification, or supplement is not determined to be significant enough to require re-solicitation of PFSB’s shareholders, except as otherwise provided in the Merger Agreement, the companies will have the discretion to complete the Merger without seeking further shareholder approval.

The Merger may fail to qualify as a tax-free reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of PFSB common stock and potential corporate-level gains or losses assumed by F&M Bank in the Merger.

F&M, F&M Bank and PFSB intend the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. However, there is a lack of binding administrative and judicial authority addressing the qualification under Section 368(a) of the Internal Revenue Code of transactions substantially similar to the Merger. Although the IRS will not provide a ruling on the matter, F&M and PFSB will, as a condition to closing, obtain opinions from legal counsel that the Merger should constitute a “reorganization” for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger is not respected as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each PFSB shareholder generally will recognize gain or loss for federal income tax purposes equal to the difference between the Merger Consideration received, including the Stock Consideration, and such shareholder’s tax basis in PFSB common stock surrendered in exchange for the

Merger Consideration. In addition, PFSB would be treated as having sold its assets and liquidated and would recognize taxable gain or loss on the sale of its assets. Any tax obligation incurred by PFSB on the sale of its assets under such a scenario would be assumed by F&M Bank in the Merger.

PFSB shareholders will have dissenters’ rights in the Merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The shareholders of PFSB will have the rights accorded to dissenting shareholders under ORC Sections 1115.11(I) and 1701.85. The fair value determined through a judicial proceeding may be more or less than the consideration offered under the Merger Agreement. As a result, F&M bears the risk that payments owed to dissenting shareholders may exceed the consideration outlined in this proxy statement and prospectus.

THE PFSB SPECIAL MEETING

Special Meeting of Shareholders of

PFSB

General Information

We are furnishing this document to the shareholders of PFSB in connection with the solicitation by the Board of Directors of PFSB of proxies for use at the PFSB special meeting of shareholders to be held on September 8, 2021, at 1:30 p.m. local time, at the offices of PFSB located at 120 N. Main Street, Urbana, Ohio 43078. This document is first being mailed to PFSB shareholders on [•], 2021, and includes the notice of PFSB special meeting, and is accompanied by a form of proxy.

Matters To Be Considered

The purposes of the special meeting are as follows:

1.	Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, pursuant to which PFSB will merge with and into F&M Bank.

2.	Adjournment Proposal. To approve one (1) or more adjournments of the PFSB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

3.

Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. PFSB’s Board of Directors is not aware of any such other matters.

Pursuant to the Merger Agreement, PFSB will merge into F&M Bank. The Merger Agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the Merger Agreement, see “THE MERGER AGREEMENT,” beginning on page 49.

Record Date, Voting Rights, Quorum, and Vote Required

PFSB has fixed July 23, 2021, as the record date for determining those PFSB shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were an PFSB shareholder of record at the close of business on July 23, 2021, you will be entitled to notice of and to vote at the special meeting. Each share of PFSB common stock you own on the record date entitles you to one (1) vote on each matter presented at the special meeting. At the close of business on the record date there were 2,470,032 shares of PFSB common stock outstanding held by approximately 645 shareholders of record. This number does not reflect the number of persons or entities who may hold their stock in “street name” through a bank, broker, or nominee.

The presence, in person or by proxy, of shareholders holding at least a majority of the outstanding shares of PFSB common stock as of the record date will constitute a quorum for the special meeting. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or are otherwise present at the special meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting. Approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of PFSB common stock. Approval of the Adjournment Proposal only requires more votes to be cast in favor of the proposal than are cast against it.

Voting Agreement

Each of the directors of PFSB has entered into a voting agreement with F&M pursuant to which each of them has agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of PFSB common stock owned by each of them of record or beneficially, including shares owned by certain other persons over which they have voting control, in favor of the Merger Proposal. Collectively, as of the record date, our directors had the power to vote, or cause to be voted, 283,453 shares, or approximately 11.48% of the outstanding shares of PFSB common stock. See “THE MERGER AGREEMENT—Voting Agreement” on page 56.

Voting

You may vote your shares in person by attending the special meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. We encourage you to vote by mailing the proxy card even if you plan to attend the meeting. If your shares are held in “street name” by a bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares of PFSB common stock. To vote your shares in person at the special meeting, you must obtain a signed proxy from your bank, broker, or other nominee giving you the right to vote your shares. To obtain such a proxy, you should follow the instructions provided by your bank, broker, or other nominee.

Proxies

If you are a PFSB shareholder, you should have received a proxy card for use at the PFSB special meeting with this proxy statement and prospectus. The accompanying proxy card is for your use in voting at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the PFSB shareholder giving the proxies. Proxy cards that are properly signed and returned but do not have voting instructions will be voted “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

If you deliver a properly signed proxy card, you may revoke your proxy at any time before it is exercised by:

•

delivering to the Corporate Secretary of PFSB at or prior to the special meeting a written notice of revocation addressed to PFSB, 120 North Main Street, Urbana, Ohio 43078, Attention: Michael R. Melvin, President and CEO;

•	delivering to PFSB at or prior to the special meeting a properly completed proxy card having a later date; or

•	voting in person by ballot at the special shareholders meeting.

Because approval of the Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of PFSB common stock, abstentions and broker non-votes will have the same effect as voting “AGAINST” approval of the Merger Proposal. Accordingly, your Board of Directors urges all PFSB shareholders to vote by proxy by completing, dating and signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. Abstentions and broker non-votes will have no effect on the Adjournment Proposal since it only requires more votes to be cast in favor of the proposal than are cast against it at the meeting. You should not send stock certificates with your proxy card.

Solicitation of Proxies

PFSB will bear the entire cost of soliciting proxies from and mailing proxies to its shareholders in connection with the PFSB special meeting. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of PFSB, who will not be specially compensated for such soliciting.

In soliciting proxies, no one has any authority to make any representations and warranties about the Merger or the Merger Proposal in addition to or contrary to the provisions stated in this document. No statement regarding the Merger, the Merger Agreement or the Merger Proposal should be relied upon except as expressly stated in this document.

Recommendation of the PFSB Board of Directors

PFSB’s Board of Directors has approved the Merger Agreement. PFSB’s Board of Directors believes that the Merger is fair to and in the best interests of PFSB and its shareholders. The Board recommends that the PFSB shareholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal. See “THE MERGER— PFSB’s Reasons for the Merger” on page 31.

Other Matters

The special meeting of PFSB shareholders has been called for the purposes set forth in the Notice to PFSB shareholders included in this document. Your Board of Directors is unaware of any matter for action by shareholders at the special meeting other than as stated in the Notice or in this proxy statement and prospectus. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to your Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the Board of Directors of PFSB or, if no recommendations are given, in their best judgment. The approval of the transaction of any other business that may properly come before the special meeting generally requires more votes to be cast in favor of the proposal than are cast against it.

Beneficial Ownership of PFSB Common Stock by Certain Shareholders

The following table shows, as of the date of this proxy statement and prospectus, the beneficial ownership of PFSB common stock of each person who beneficially owns more than five percent (5%) of PFSB’s outstanding common stock, each PFSB director, each of the executive officers of PFSB and all of the directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table. This table should be read with the understanding that more than one (1) person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same PFSB common stock. The address for the directors and executive officers is c/o Perpetual Federal Savings Bank of Urbana, 120 North Main Street, Urbana, Ohio 43078.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors
Michael R. Melvin	192,767	(2)	7.80%
Steven R. Bohl	137,640	(2)	5.57%
David P. Vernon	102,502	(2)	4.15%
M. Todd Woodruff	91,113	(2)	3.69%
Scott A. Fannin	84,995	(2)	3.44%
Christine A. Phelps	83,466	(2)	3.38%

Directors and Non-Director Executive Officers as a Group (6 persons)	283,453	(3)	11.48%

Other Greater Than 5% Shareholders
Jeanette E. Stocksdale	149,589		6.06%

*	Less than 1% of the total outstanding.
(1)	Based upon 2,470,032 shares of PFSB common stock outstanding as of the date of this proxy statement and prospectus.
(2)

The number of shares of common stock beneficially owned by each of the Directors reflected in the above table includes 81,806 shares held by Perpetual Federal Savings Bank of Urbana Employees Profit Sharing and Retirement Plan for which the Directors serve as co-trustees. Co-trustees are deemed to share beneficial ownership of the common stock in this Plan.

(3)

Includes shares held by each of the directors, nominees and the named executive officers individually listed in the above table. Shares held in the Perpetual Federal Savings Bank of Urbana Employees Profit Sharing and Retirement Plan are included in individual beneficial ownership of co-trustees, but are included only once in this total.

MERGER PROPOSAL

PFSB is asking its shareholders to approve the Merger Proposal. Holders of PFSB common stock should read this proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement and prospectus as Annex A.

After careful consideration, the Board of Directors of PFSB unanimously approved and adopted the Merger Agreement and determined it to be advisable and in the best interest of PFSB and its shareholders. See “THE MERGER—PFSB’s Reasons for the Merger; Recommendation of PFSB’s Board of Directors” included elsewhere in this proxy statement and prospectus for a more detailed discussion of the PFSB Board of Directors’ recommendation.

For the reasons discussed in this proxy statement and prospectus, the Board of Directors of PFSB determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of PFSB and its shareholders, and adopted and approved the Merger Agreement. The Board of Directors of PFSB recommends that PFSB shareholders vote “FOR” approval of the Merger Proposal.

ADJOURNMENT PROPOSAL

The PFSB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the PFSB special meeting to approve the Merger Proposal.

If, at the PFSB special meeting, the number of shares of PFSB common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, PFSB intends to move to adjourn the PFSB special meeting in order to enable the Board of Directors of PFSB to solicit additional proxies for approval of the Merger Proposal. In that event, PFSB will ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this Adjournment Proposal, PFSB is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors of PFSB, on a discretionary basis, to vote in favor of adjourning the PFSB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from PFSB shareholders who have previously voted.

The Board of Directors of PFSB recommends a vote “FOR” the Adjournment Proposal.

THE MERGER

At the special meeting, the shareholders of PFSB will consider and vote upon approval of the Merger Agreement. The following summary highlights certain information about the Merger. To understand the Merger, you should read carefully this entire proxy statement and prospectus, including the Merger Agreement, which is attached to this document as Annex A.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of PFSB’s, F&M’s and F&M Bank’s Boards of Directors, PFSB will merge with and into F&M Bank and the separate corporate existence of PFSB will cease. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank, as in effect prior to the Merger, will be the Articles of Incorporation and Code of Regulations of F&M and F&M Bank after the Merger.

Merger Consideration

The Merger Agreement provides that PFSB shareholders (other than dissenting shareholders) will have the right, with respect to each of their shares of PFSB common stock, to receive at their election but subject to proration, without interest, (i) 1.7766 shares (the “Exchange Ratio”) of F&M common stock, or $41.20 in cash (the “Stock Consideration,” “Cash Consideration,” and collectively the “Merger Consideration”), subject to the payment of cash instead of fractional shares. As of the date of this proxy statement there are 2,470,032 PFSB Shares outstanding. In the Merger exactly 1,833,299 F&M Shares will be issued (the “Aggregate Stock Consideration”) in exchange for 1,032,308 PFSB Shares and the balance of 1,437,724 of the PFSB Shares will be exchanged for the Cash consideration.

If F&M changes the number of outstanding shares of F&M common stock before the Merger through any stock split, stock dividend, recapitalization or similar transaction, then the Exchange Ratio will be proportionately adjusted so that PFSB shareholders will receive such number of shares of F&M common stock as represents the same percentage of outstanding shares of F&M common stock at the effective date of the Merger as would have been represented by the number of shares of F&M common stock such shareholder would have received if the recapitalization had not occurred.

F&M will not issue fractional shares to PFSB shareholders. Instead, PFSB common shareholders will receive for each fractional share an amount in cash determined by multiplying (i) the fractional interest by (ii) $41.20.

If you receive the Stock Consideration as a portion of the Merger Consideration for your shares of PFSB common stock the value of the Stock Consideration will depend on the market price of F&M common stock when you receive your shares of F&M common stock. The implied per share value of the stock consideration, based upon F&M’s closing stock price on [•], 2021, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $[•] per share. No assurance can be given (and it is not likely) that the current market price of F&M common stock will be equivalent to the market price of F&M common stock on the date that shares of F&M common stock are received by an PFSB shareholder or at any other time.

On or prior to the effective date of the Merger, F&M will deposit with Computershare Trust Company, or another exchange agent selected by F&M, as exchange agent (the “Exchange Agent”), shares in book entry form of F&M common stock, each to be given to the holders of PFSB common stock in exchange for old certificates (or shares in book entry form) representing shares of PFSB common stock. Within three (3) business days following the effective date of the Merger, Exchange Agent will mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of PFSB common stock. The letter of transmittal will contain instructions for use in effecting the surrender of PFSB stock certificates (or shares in book entry form) in exchange for the Merger Consideration to which such person is entitled pursuant to the Merger Agreement. Within ten (10) business days following the later of the effective date of the Merger or the surrender to the Exchange Agent of the old certificate(s) (or shares in book entry form) representing shares of PFSB common stock for cancellation, together with such letter of transmittal duly executed and completed, the holder of such old certificate(s) (or shares in book entry form) will be provided evidence of shares in book entry form representing shares of F&M common stock if any, received in the Merger, and/or a check for the cash portion of the Merger Consideration ($41.20 per share) if any, received in the Merger, together with any cash to be paid in lieu of fractional shares, pursuant to the Merger Agreement, and the old certificate (or shares in book entry form) will be canceled.

Until you surrender your PFSB stock certificates (or shares in book entry form) for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the Merger with respect to F&M common stock into which any of your shares may have been converted. In addition, until you surrender your PFSB stock certificates (or shares in book entry form) for exchange, you will not be paid the cash portion of the Merger Consideration ($41.20 per share) that may be payable to you and any cash to be paid in lieu of fractional shares. When you surrender your PFSB stock certificates (or shares in book entry form), F&M will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no transfers on the stock transfer books of PFSB of any shares of PFSB common stock.

If a certificate for PFSB common stock has been lost, stolen or destroyed, F&M will issue the consideration properly payable under the Merger Agreement to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to F&M, and upon compliance by the PFSB shareholder with all procedures historically required by PFSB in connection with lost, stolen or destroyed certificates.

Merger Consideration Elections and Allocations

Because the number of FM Shares to be issued in the Merger is fixed, the Merger Agreement provides for allocation of the FM Shares to be issued based upon each PFSB shareholder’s election and certain proration procedures. Once the Election Period concludes, the Merger Consideration to be received by each PFSB shareholder will be determined in accordance with the terms of the Merger Agreement.

If the aggregate number of PFSB Shares for which stock elections are received would cause the aggregate number of F&M Shares to be issued as Merger Consideration to exceed the Aggregate Total Stock Consideration, then all elections made to receive the Cash Consideration, and all PFSB Shares for which no election was submitted (the “Non-Election Shares”), will be converted into the right to receive the Cash Consideration. And all elections made by a PFSB shareholder to receive Stock Consideration will be reduced prorata until the number of F&M Shares to be issued equals the Aggregate Total Stock Consideration with the remaining number of such shareholders’ election to receive the Stock Consideration converted into the right to receive the Cash Consideration.

If the aggregate number of PFSB Shares for which stock elections are received would cause the aggregate number of F&M Shares to be issued as Merger Consideration to be less than the Aggregate Total Stock Consideration (referred to herein as the “Shortfall Number”), then all elections made to receive the Stock Consideration will be converted into the right to receive the Stock Consideration. If the Shortfall Number is equal to or less than the Non-Election Shares then all shares which elected to receive the Cash Consideration will receive the cash Consideration and the Non-Election Shares will be converted, prorata, into the Stock Consideration up to the Shortfall Number and the balance of the Non-Election Shares will receive the Cash Consideration. If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and all elections to receive the Cash Consideration will be converted into the right to receive Stock Consideration, prorata, up to the that number of F&M Shares that when added together with all other F&M Shares being issued as Merger Consideration equals the Aggregate Stock Consideration.

Conversion of Shares; Exchange of Certificates; Election Procedures

Prior to the Election Period, the Exchange Agent will mail to each holder of record of PFSB Shares an Election Form and a letter of transmittal and instructions for use in surrendering for exchange their certificates for PFSB Shares, together with an election form. Holders of uncertificated PFSB Shares shall be mailed an Election Form. The letter of transmittal will specify that the risk of loss and title to the certificates for PFSB Shares will pass only upon delivery of such certificates for PFSB Shares as specified in the letter of transmittal. Each Election Form will permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Stock Consideration with respect to any number of such holder’s PFSB Shares specified in the Election Form, (ii) elect to receive the Cash Consideration with respect to any number of such holder’s PFSB Shares specified in the Election Form, or (iii) indicate that such holder makes no election as to such holder’s PFSB Shares. The Election Period is the period that F&M and PFSB will establish, occurring between the date of mailing of these proxy materials and the tenth business day immediately preceding the Effective Time, during which holders of PFSB Shares may validly elect the form of Merger Consideration to be received for PFSB Shares. Any election will have been properly made only if the Exchange Agent has actually received a properly completed Election Form accompanied by one or more certificates for PFSB Shares, if such PFSB Shares are certificated, by 5:00 p.m. Eastern Time on the last day of the Election Period (the “Election Deadline”). A submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such revocation or change is actually received by the Exchange Agent by the Election Deadline. PFSB Shares as to which a holder does not submit a properly completed Election Form accompanied by, if applicable, certificates for PFSB Shares by the Election Deadline will be Non-Election Shares. The Exchange Agent will make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

Effect of the Merger on F&M Shareholders

The approval of the F&M shareholders of the Merger Agreement is not required in order to complete the Merger. F&M shareholders will also not be entitled to exchange their shares of F&M common stock for any consideration as a result of the Merger. After the Merger, F&M shareholders will continue to own the same number of F&M shares they owned before the Merger.

Background of the Merger

Over the last several years, consistent with past practice, management has engaged with representatives of various investment banking firms to keep abreast of equity market trends, industry peer performance and the mergers and acquisitions market. And, over the years, management has been open to meeting with executive management of potential partner banks to discuss matters of mutual interest.

In May 2020, the PFSB Board of Directors invited representatives of KBW to a board meeting to provide a market update, discuss in general terms the market conditions for mergers and acquisitions in the financial services industry and in particular the possibility for PFSB to effect a business combination as a potential acquiror or as a potential target of a larger financial institution, and to discuss potential strategic opportunities that might enhance value for PFSB’s shareholders. These opportunities included, among other alternatives, continuing as an independent institution, growing internally and through acquisitions, or affiliating with another institution. During this discussion, representatives of KBW reviewed with the PFSB Board the financial ability of certain potential strategic partners to acquire PFSB based on publicly available information. The KBW representatives also informed the PFSB Board that, during prior informal discussions not specifically related to PFSB, F&M senior management had informed KBW representatives of its strategic interest in the general market area in which PFSB operates. Following this discussion, PFSB’s President and CEO, Michael R. Melvin, agreed to meet with Lars B. Eller, the President and CEO of F&M. In the summer of 2020, representatives of KBW introduced PFSB management to F&M management for a general discussion of strategic opportunities between the parties. After this meeting, both companies focused on internally executing existing business strategies amidst the COVID operating environment.

In November 2020, representatives of KBW updated PFSB’s management regarding the mergers and acquisitions market and potential partners’ financial ability to purchase PFSB based on publicly available information. Mr. Eller reached out to Mr. Melvin and they agreed to again meet in December 2020 to further discuss a strategic opportunity between their companies. The meeting went well, and they agreed to exchange financial information so as to further evaluate the opportunity. On December 16, 2020, PFSB and F&M executed a non-disclosure agreement prior to exchanging confidential information.

During January and February 2021, F&M and PFSB conducted a due diligence review of confidential information that was provided through an online data room. On February 23, 2021, F&M delivered a non-binding letter of interest for consideration by PFSB. On March 1, 2021, the PFSB Board of Directors held a special meeting to review the letter of interest and invited representatives of KBW to attend. Representatives of KBW reviewed with the Board the broader equity market, the merger and acquisition market in general, and the specific non-binding letter of interest from F&M. The Board instructed KBW to ask F&M to increase the consideration referenced by F&M in the initial non-binding letter of interest.

On March 11, 2021, a revised proposal and non-binding letter of interest was received by PFSB from F&M. PFSB asked representatives of its legal counsel, Vorys, Sater, Seymour and Pease, LLP, together with representatives of KBW to attend a special PFSB Board meeting on March 12, 2021, to review the revised letter of interest and assist the PFSB Board with evaluating the strategic opportunity presented. Representatives of KBW and Vorys, Sater, Seymour and Pease, LLP discussed with the Board the market and legal considerations pertaining to the proposal. After much discussion, the PFSB Board voted to execute the non-binding letter of interest and move forward to the next phase of on-site diligence by F&M.

On-site due diligence by F&M and PFSB commenced on April 1, 2021. In the meantime, on April 13, 2021, Shumaker, Loop & Kendrick, LLP, legal counsel to F&M, provided a draft of the Merger Agreement. The parties and their legal counsel exchanged comments and negotiated changes to the draft Merger Agreement. During this time, management of the parties continued discussions. The parties also provided drafts of their respective disclosure letters to the Merger Agreement and discussed other aspects of the proposed transaction and merger integration issues.

On April 30, 2021, the PFSB Board of Directors held a meeting to discuss the draft Merger Agreement and related issues. All directors were provided a copy of the Merger Agreement several days prior to the meeting. Also present at the meeting were representatives of KBW and Vorys, Sater, Seymour and Pease, LLP. Vorys, Sater, Seymour and Pease, LLP, discussed the legal standards and responsibilities of the directors with regard to matters before them and provided a comprehensive review of all of the material terms of the Merger Agreement. Representatives of KBW reviewed with the PFSB Board of Directors the process which had been undertaken to that point and reviewed the financial aspects of the proposed transaction, including financial analyses performed by KBW. Vorys, Sater, Seymour and Pease, LLP indicated that the Merger Agreement was substantially complete and only minor changes were likely required.

The PFSB Board of Directors met again in a special meeting on May 4, 2021, to consider the final Merger Agreement. KBW provided a financial presentation, dated May 4, 2021, which included updated financial analyses, to the PFSB Board of Directors and rendered to the PFSB Board of Directors an opinion, which was initially rendered verbally and confirmed in a written opinion, dated May 4, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of PFSB common stock. Vorys, Sater, Seymour and Pease, LLP then discussed with each of the PFSB Directors the minimal changes to the Merger Agreement since the date of the last Board of Directors meeting and reviewed the draft resolutions provided to the Directors prior to the special meeting. The attorneys also reiterated that the directors would need to sign a voting agreement, which would require them to vote their shares in favor of the Merger.

Thereafter, the PFSB Board of Directors considered the resolutions concerning the transaction. The PFSB Board of Directors then approved the Merger Agreement and related transactions and authorized Mr. Melvin to execute and deliver the Merger Agreement and take the other actions necessary to effect the Merger.

PFSB and F&M executed the Merger Agreement on May 4, 2021 and announced the transaction publically.

F&M’s Reasons for the Merger

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the F&M Board of Directors consulted with F&M management and considered a number of factors, including the following material factors:

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each of F&M’s and PFSB’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the F&M Board of Directors considered that the Merger (1) will expand F&M’s business within the attractive market of Urbana and Champaign County Ohio; (2) will increase total loans, the key revenue source for F&M; (3) will provide F&M with the opportunity to sell F&M’s broad array of products to PFSB’s client base;

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its understanding of the current and prospective environment in which F&M and PFSB operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on F&M both with and without the proposed transaction;

•	its review and discussions with F&M’s management concerning the due diligence examination of PFSB;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the financial and other terms of the Merger Agreement, including the fixed Exchange Ratio for the Stock Consideration, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risk of diverting management attention and resources from the operation of F&M’s business towards the completion of the Merger; and

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the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the F&M Board of Directors is not intended to be exhaustive, but includes the material factors considered by the F&M Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the F&M Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The F&M Board of Directors considered all these factors as a whole, including discussions with, and questioning of, F&M’s management and F&M’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the F&M Board of Directors determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of F&M and its shareholders, and approved and adopted the Merger Agreement.

PFSB’s Reasons for the Merger; Recommendation

After careful consideration, PFSB’s Board of Directors, at a meeting held on May 4, 2021, determined that the Merger Agreement is advisable, fair to, and in the best interests of PFSB and its shareholders. Accordingly, PFSB’s Board of Directors adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that PFSB shareholders vote “FOR” the approval of the Merger Proposal. In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger Proposal, the PFSB Board of Directors evaluated the Merger and the Merger Agreement in consultation with PFSB’s management, as well as PFSB’s financial and legal advisors, and considered a number of factors, including the following material factors:

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The review undertaken by the PFSB Board of Directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to PFSB, including the possibility of remaining independent.

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Each of PFSB’s, F&M’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the PFSB Board of Directors considered its view that, based on historical information with respect to F&M’s business, operations, financial condition, asset quality, earnings, and prospects, that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value, and that the Merger would result in a combined company with diversified revenue sources, a balanced loan portfolio, and an attractive funding base.

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The Board of Directors’ understanding of the current and prospective environment in which PFSB and F&M operate, including national and local economic conditions, the interest rate environment, the regulatory environment, the competitive environment for financial institutions generally, and the likely effect of these factors on PFSB and F&M.

•	The expected results to PFSB shareholders from continuing to operate as an independent community banking institution compared with the value of the Merger Consideration offered by F&M.

•	The expectation that the Merger should result in economies of scale, cost savings, and efficiencies to the combined company.

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The belief that F&M shares PFSB’s community banking philosophy and the complementary nature of the cultures of PFSB and F&M, which management believes should facilitate integration and implementation of the Merger.

•	The anticipated continued participation in the combined company by one of PFSB’s current board members as a member of the Board of Directors of F&M and F&M Bank.

•	The anticipated effect of the Merger on PFSB’s shareholders, employees, customers, communities served, and other constituents.

•	F&M’s perceived superior access to capital and managerial resources relative to that of PFSB, and a favorable impression of the experience and capability of F&M’s management team.

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The Merger Consideration of 1.7766 shares of F&M common stock for 1,032,308 shares of PFSB and $41.20 in cash, for 1,437,724 shares of PFSB common stock, which equated to an average of $41.96 per PFSB share based on the $24.22 closing price of F&M common stock on May 3, 2021, the last full trading day before the PFSB Board of Directors approved the Merger Agreement. The indicated value represented 131% of the PFSB’s tangible book value per share as of March 31, 2021, and 21.7 times PFSB’s earnings per share for the twelve months ending March 31, 2021. The PFSB Board of Directors understood that these multiples are favorable relative to multiples received in recent transactions involving comparable financial institutions.

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The receipt of F&M Shares as Merger Consideration providing the ability of PFSB shareholders to participate in any possible future growth, earnings, appreciation, and opportunities of the combined PFSB and F&M business and synergies resulting from the Merger, and the value to PFSB shareholders represented by that consideration.

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The fact that the exchange ratio is fixed so that if the market price of F&M common stock is higher at the time of the closing of the Merger, the economic value of the Merger Consideration to be received by PFSB shareholders in exchange for their shares of PFSB common stock will also be higher.

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The significant increase in liquidity to PFSB shareholders who receive the Stock Consideration insofar as shares of PFSB common stock have a limited trading market on the OTC Pink®Open Market. On the other hand, F&M common stock is registered with the SEC and listed and actively traded on the NASDAQ Capital Market.

•	The strength and recent performance of F&M’s common stock.

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The financial presentation, dated May 4, 2021, of KBW to the PFSB Board of Directors, and the opinion dated May 4, 2021, of KBW to the PFSB Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to holders of PFSB common stock of the Merger Consideration, as more fully described in the section titled “THE MERGER — Opinion of PFSB’s Financial Advisor” beginning on page 33.

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The terms of the Merger Agreement, including the parties’ respective representations, warranties, covenants, and conditions to closing, which PFSB’s Board of Directors reviewed with PFSB’s legal advisor and, as to financial matters, with PFSB’s financial advisor.

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The portion of the Merger Consideration paid in the form of the Stock Consideration should generally be tax-free to PFSB shareholders based on the expected tax treatment of the Merger as a “reorganization” for U.S. federal income tax purposes, considering the fact that it is expected that the cash portion of the Merger Consideration will be taxable to the shareholders of PFSB, as further described under the section titled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 57.

•	The reverse due diligence review of F&M by PFSB, including the PFSB Board of Directors’ discussions with PFSB management and PFSB’s advisors regarding the results of such review.

•	The expectation that the Merger would likely be approved by the regulatory authorities and by the shareholders of PFSB in a timely manner.

The PFSB Board of Directors also considered a number of potential risks and uncertainties associated with the Merger, including, without limitation, the following:

•	The risk that the Merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either F&M’s or PFSB’s control.

•	The fact that completion of the Merger requires the regulatory approval and approval of PFSB’s shareholders.

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The fact that certain PFSB directors and executive officers have financial interests in the Merger in addition to their interests as PFSB shareholders and the manner in which such interests would be affected by the Merger.

•	The potential risk of diverting management attention and resources from the operation of PFSB’s business towards the completion of the Merger.

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The restrictions on the conduct of PFSB’s business prior to the completion of the Merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent PFSB from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of PFSB absent the pending completion of the Merger.

•	Certain provisions of the Merger Agreement prohibit PFSB from soliciting, and limit its ability to respond to, acquisition proposals from third parties.

•	The possibility that PFSB will have to pay a $4.250 million termination fee to F&M if the Merger Agreement is terminated under certain circumstances.

•	The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating PFSB’s business, operations, and workforce with those of F&M and F&M Bank.

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The fact that the exchange ratio is fixed so that if the market price of F&M common stock is lower at the time of the closing of the Merger, the economic value of the Merger Consideration to be received by PFSB shareholders in exchange for their shares of common stock will also be lower.

•	The other risks described under the heading “Risk Factors,” beginning on page 15.

In considering the recommendation of the PFSB Board of Directors, you should be aware that certain directors and officers of PFSB may have interests in the Merger that are different from, or in addition to, interests of PFSB shareholders generally and may create potential conflicts of interest. The PFSB Board of Directors was aware of these interests and considered them when evaluating and negotiating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and in recommending to PFSB’s shareholders that they vote in favor of the Merger Proposal. See “THE MERGER — Interests of Certain Persons in the Merger,” beginning on page 47.

The foregoing discussion of the factors considered by the PFSB Board of Directors is not intended to be exhaustive, but, rather, includes the material factors considered by the PFSB Board of Directors. In reaching its decision to adopt and approve the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, the PFSB Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PFSB Board of Directors considered all these factors as a whole, including through its discussions with, and questioning of, PFSB’s management and PFSB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the PFSB Board of Directors has adopted and approved the Merger Agreement, the Merger and the transactions contemplated thereby, and recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Opinion of PFSB’s Financial Advisor

PFSB engaged KBW to render financial advisory and investment banking services to PFSB, including an opinion to the PFSB board of directors as to the fairness, from a financial point of view, to the holders of PFSB common stock of the merger consideration in the proposed merger of PFSB with and into F&M. PFSB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the telephonic meeting of the PFSB board of directors held on May 4, 2021, at which the PFSB board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the PFSB board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of PFSB common stock. The PFSB board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the PFSB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of PFSB common stock. It did not address the underlying business decision of PFSB to engage in the merger or enter into the merger agreement or constitute a recommendation to the PFSB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of PFSB common stock or any shareholder or stockholder of any other entity as to how to vote or act in connection with the merger or any other matter (including, with respect to holders of PFSB common stock, what election any such shareholder should make with respect to the cash election consideration or the stock election consideration), nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PFSB and F&M and bearing upon the merger, including, among other things:

•	a draft of the merger agreement dated May 1, 2021 (the most recent draft then made available to KBW);

•	the audited financial statements for the three fiscal years ended September 30, 2020 of PFSB;

•	the unaudited quarterly financial statements for the quarters ended December 31, 2020 and March 31, 2021 of PFSB;

•	the audited financial statements and Annual Reports on Form 10-K (as amended) for the three fiscal years ended December 31, 2020 of F&M;

•	the unaudited quarterly financial statements for the quarter ended March 31, 2021 of F&M (provided by F&M);

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certain regulatory filings of PFSB and F&M and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarter ended March 31, 2021;

•	certain other interim reports and other communications of PFSB and F&M to their respective shareholders or stockholders; and

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other financial information concerning the businesses and operations of PFSB and F&M that was furnished to KBW by PFSB and F&M or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of PFSB and F&M;

•	the assets and liabilities of PFSB and F&M;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial information for PFSB and certain financial and stock market information for F&M with similar information for certain other companies the securities of which were publicly traded;

•

financial and operating forecasts and projections of PFSB that were prepared by, and provided to KBW and discussed with KBW by, PFSB management and that were used and relied upon by KBW at the direction of PFSB management and with the consent of the PFSB board of directors;

•

financial and operating forecasts and projections of F&M that were prepared by, and provided to KBW and discussed with KBW by, F&M management and that were used and relied upon by KBW based on such discussions, at the direction of PFSB management and with the consent of the PFSB board of directors;

•

pro forma balance sheet and capital data of F&M as of March 31, 2021, as adjusted for F&M’s acquisition of Ossian Financial Services, Inc. completed on April 30, 2021, which data was prepared by, and provided to and discussed with KBW by, F&M management, and used and relied upon by KBW based on such discussions, at the direction of PFSB management and with the consent of the PFSB board of directors; and

•

estimates regarding certain pro forma financial effects of the merger on F&M (including, without limitation, the cost savings, related expenses and revenue enhancements expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, F&M management and that were used and relied upon by KBW based on such discussions, at the direction of PFSB management and with the consent of the PFSB board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of PFSB and F&M regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist PFSB with soliciting indications of interest from third parties regarding a potential transaction with PFSB.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of PFSB as to the reasonableness and achievability of the financial and operating forecasts and projections of PFSB referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of PFSB, upon F&M management as to the reasonableness and achievability of the financial and operating forecasts and projections of F&M and the estimates regarding certain pro forma financial effects of the merger on F&M (including, without limitation, the cost savings, related expenses and revenue enhancements expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that such forecasts, projections and estimates were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated by such management.

It is understood that the forecasts, projections and estimates of PFSB and F&M that were provided to KBW were not prepared with the expectation of public disclosure and that all such forecasts, projections and estimates were based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of PFSB and F&M and with the consent of the PFSB board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on PFSB and F&M. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either PFSB or F&M since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with PFSB’s consent, that the aggregate allowances for loan and lease losses for PFSB and F&M are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of PFSB or F&M, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of PFSB or F&M under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

•

that the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the merger consideration (including the allocation between cash and stock) and with no other consideration or payments in respect of PFSB common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of PFSB, F&M or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings, related expenses and revenue enhancements expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of PFSB that PFSB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to PFSB, F&M, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of PFSB common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to PFSB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of PFSB to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by PFSB or the PFSB board of directors;

•

the fairness of the amount or nature of any compensation to any of PFSB’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of PFSB common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of PFSB (other than the holders of PFSB common stock solely with respect to the merger consideration as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of F&M or any other party to any transaction contemplated by the merger agreement;

•

whether F&M has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of PFSB common stock at the closing of the merger;

•

the election by holders of PFSB common stock to receive the cash consideration or the stock consideration, or any combination thereof, or the actual allocation between the cash consideration and the stock consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the merger agreement), or the relative fairness of the cash consideration and the stock consideration;

•	the actual value of F&M common stock to be issued in the merger;

•

the prices, trading range or volume at which PFSB common stock or F&M common stock would trade following the public announcement of the merger or the prices, trading range or volume at which F&M common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to PFSB, F&M, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, PFSB and F&M. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the PFSB board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the PFSB board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between PFSB and F&M and the decision of PFSB to enter into the merger agreement was solely that of the PFSB board of directors.

The following is a summary of the material financial analyses presented by KBW to the PFSB board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the PFSB board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $41.43 per outstanding share of PFSB common stock, or $102.3 million in the aggregate, calculated by taking the weighted average (based on the aggregate stock consideration provided for in the merger agreement of 1,833,999 shares of F&M common stock) of (i) the implied value of the stock election consideration of $41.75 based on the 1.7766x exchange ratio in the proposed merger and the closing price of F&M common stock on April 30, 2021 and (ii) the cash election consideration of $41.20.

PFSB Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of 30 selected publicly-traded banks which were headquartered in Illinois, Indiana, Kentucky, Michigan, Ohio or Pennsylvania and which had total assets between $300 million and $500 million. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):

SVB & T Corporation

Quaint Oak Bancorp, Inc.

FFW Corporation

First Bancorp of Indiana, Inc.

Mars Bancorp, Inc.

Eastern Michigan Financial Corporation

Grand River Commerce, Inc.

First Resource Bank

Peoples Ltd.

The Victory Bancorp, Inc.

First Robinson Financial Corporation

Neffs Bancorp, Inc.

Northeast Indiana Bancorp, Inc.

Century Financial Corporation

CNB Corporation

HCB Financial Corp.

Enterprise Financial Services Group, Inc.

CSB Bancorp Inc.

Community Bankers’ Corporation

Central Bank Corporation

HFB Financial Corporation Liberty Bancshares, Inc. (Ada, OH) Commercial National Financial Corporation LINKBANCORP, Inc. Hamlin Bank and Trust Company	The First Citizens National Bank of Upper Sandusky Comunibanc Corp. WVS Financial Corp. Ottawa Bancorp, Inc. Fleetwood Bank Corporation

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) or latest 12 months (“LTM”) available or as of the end of such periods and market price information as of April 30, 2021. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for seven of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in PFSB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of PFSB and the selected companies:

		Selected Companies
	PFSB	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Avg. Assets(1)	1.22%	0.62%	0.97%	0.99%	1.29%
MRQ Core Return on Avg. Tangible Common Equity(2)	6.0%	6.4%	11.0%	9.8%	12.4%
MRQ Core Pre-tax Pre-provision Return on Avg. Assets (3)	1.50%	1.07%	1.26%	1.28%	1.49%
MRQ Net Interest Margin	2.55%	2.85%	3.37%	3.15%	3.61%
MRQ Fee Income / Revenue Ratio (4)	0.1%	9.3%	22.5%	21.0%	30.6%
MRQ Efficiency Ratio	41.7%	74.2%	68.1%	68.4%	61.6%

(1)	Core income excluded extraordinary items, nonrecurring items and gain/losses on sale of securities as calculated by S&P Global Market Intelligence.
(2)	Core income excluded extraordinary items, nonrecurring items, gain/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(3)

Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(4)	Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of PFSB and, to the extent publicly available, the selected companies:

		Selected Companies
	PFSB	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	20.25%	8.15%	9.47%	10.42%	11.32%
Total Capital Ratio	35.55%	14.19%	16.24%	16.55%	18.59%
Loans / Deposits	107.6%	63.8%	71.7%	78.3%	93.4%
Loan Loss Reserve / Gross Loans	1.50%	0.89%	1.21%	1.18%	1.43%
Nonperforming Assets / Loans and OREO	0.40%	1.47%	0.79%	1.25%	0.30%
Net Charge-Offs / Average Loans	0.22%	0.09%	0.01%	0.09%	(0.01%)

In addition, KBW’s analysis showed the following concerning the market performance of PFSB and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered not meaningful because it was greater than 30.0x):

		Selected Companies
	PFSB	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	19.8%	10.4%	19.1%	24.6%	34.7%
One-Year Total Return	25.5%	13.4%	27.9%	30.4%	41.7%
Year-To-Date Stock Price Change	18.7%	5.8%	11.4%	11.9%	17.7%
Stock Price / Tangible Book Value per Share	0.94x	0.79x	0.88x	0.92x	1.05x
Stock Price / LTM EPS	15.6x	8.6x	10.7x	11.8x	14.7x
Dividend Yield	4.1%	1.8%	2.5%	2.4%	3.1%
LTM Dividend Payout	64.3%	13.8%	29.7%	27.4%	41.1%

No company used as a comparison in the above selected companies analysis is identical to PFSB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

F&M Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of F&M to 15 selected major exchange-traded banks which were headquartered in the Midwest United States and which had total assets between $1.5 billion and $3.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):

Bridgewater Bancshares, Inc.

Civista Bancshares, Inc.

Bank First Corporation

Macatawa Bank Corporation

Southern Missouri Bancorp, Inc.

First Business Financial Services, Inc.

Level One Bancorp, Inc.

Waterstone Financial, Inc.

Ames National Corporation ChoiceOne Financial Services, Inc. First Savings Financial Group, Inc. LCNB Corp. Hawthorn Bancshares, Inc. Citizens Community Bancorp, Inc. BankFinancial Corporation

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest 12 months available or as of the end of such periods and market price information as of April 30, 2021. KBW also used 2021 and 2022 earnings per share (“EPS”) estimates taken from consensus “street estimates” for F&M and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for three of the selected companies). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in F&M’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of F&M and the selected companies:

		Selected Companies
	F&M	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Avg. Assets(1)	1.00%	1.08%	1.33%	1.53%	1.54%
MRQ Core Return on Avg. Tangible Common Equity(2)	10.2%	12.6%	14.9%	15.9%	19.7%
MRQ Core Pre-tax Pre-provision Return on Avg. Assets (3)	1.56%	1.43%	1.72%	1.98%	2.19%
MRQ Net Interest Margin	3.32%	3.07%	3.49%	3.35%	3.62%

		Selected Companies
	F&M	25th Percentile	Median	Average	75th Percentile
MRQ Fee Income / Revenue Ratio (4)	23.8%	18.5%	24.4%	29.0%	29.1%
MRQ Efficiency Ratio	61.0%	62.2%	57.1%	58.0%	54.5%

(1)	Core income excluded extraordinary items, non-recurring items and gain/losses on sale of securities as calculated by S&P Global Market Intelligence.
(2)	Core income excluded extraordinary items, non-recurring items, gain/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.
(3)

Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(4)	Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of F&M and, to the extent publicly available, the selected companies:

		Selected Companies
	F&M	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.09%(1)	8.19%	8.96%	9.45%	9.75%
Total Capital Ratio	12.47%(1)	13.18%	14.44%	15.30%	15.74%
Loans / Deposits	77.5%(1)	79.9%	92.6%	88.8%	95.3%
Loan Loss Reserve / Gross Loans	1.07%	0.93%	1.21%	1.15%	1.39%
Nonperforming Assets / Loans and OREO	0.79%	1.18%	0.88%	1.05%	0.66%
Net Charge-Offs / Average Loans	0.29%	0.09%	0.02%	0.11%	0.00%

(1)	Adjusted pro forma for F&M’s acquisition of Ossian Financial Services, Inc.

In addition, KBW’s analysis showed the following concerning the market performance of F&M and, to the extent publicly available, the selected companies:

		Selected Companies
	F&M	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(2.1%)	25.3%	41.2%	40.4%	56.2%
One-Year Total Return	0.9%	31.1%	43.1%	44.4%	60.3%
Year-To-Date Stock Price Change	2.2%	5.5%	18.7%	17.6%	32.8%
Stock Price / Tangible Book Value per Share	1.41x(1)	1.16x	1.22x	1.33x	1.38x
Stock Price / 2021 EPS Estimate	13.0x	8.5x	9.9x	10.8x	11.8x
Stock Price / 2022 EPS Estimate	12.3x	10.7x	11.5x	12.0x	13.5x
Dividend Yield	2.9%	1.3%	2.4%	2.4%	3.7%
LTM Dividend Payout	35.8%	16.2%	24.0%	27.9%	39.5%

(1)	Adjusted pro forma for F&M’s acquisition of Ossian Financial Services, Inc.

No company used as a comparison in the above selected companies analysis is identical to F&M. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 14 selected bank and thrift transactions in Illinois, Indiana, Kentucky, Michigan, Ohio and Pennsylvania announced since January 1, 2019 with announced deal values between $50 million and $200 million.

The selected transactions were as follows:

Acquiror	Acquired Company

Stock Yards Bancorp, Inc.

First Busey Corporation

LINKBANCORP, Inc.

Dollar Mutual Bancorp

Citizens & Northern Corporation

Fidelity D & D Bancorp, Inc.

FB Financial Corporation

Heartland Financial USA, Inc.

Level One Bancorp, Inc.

Associated Banc-Corp

Wintrust Financial Corporation

ChoiceOne Financial Services, Inc.

German American Bancorp, Inc.

First Financial Corporation

Kentucky Bancshares, Inc.

Cummins-American Corp.

GNB Financial Services, Inc.

Standard AVB Financial Corp.

Covenant Financial Inc.

MNB Corporation

FNB Financial Corp.

Rockford Bank and Trust Company

Ann Arbor Bancorp, Inc.

First Staunton Bancshares, Inc.

SBC, Incorporated

County Bank Corp

Citizens First Corporation

HopFed Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity), as adjusted to reflect the 10.42% average tangible common equity to tangible assets ratio of the selected companies indicated in the “PFSB Selected Companies Analysis;”

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the price per common share paid for the acquired company for the six selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $41.43 per outstanding share of PFSB common stock on a weighted average basis and using historical financial information for PFSB as of or for the 12 months ended March 31, 2021 and the closing price of PFSB common stock on April 30, 2021.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for one of the selected transactions, which multiple was considered not meaningful because it was greater than 30.0x):

		Selected Transactions
	F&M / PFSB	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value	1.29x	1.30x	1.47x	1.49x	1.66x
Price / Adj. Tangible Book Value Based on 10.42% Tangible Common Equity / Tangible Assets	1.57x	1.35x	1.45x	1.48x	1.61x
Core Deposit Premium	13.1%	4.9%	6.9%	7.4%	8.6%
Price / LTM EPS	21.4x	14.9x	16.4x	17.3x	21.0x
One-Day Market Premium	37.0%	23.5%	54.8%	52.0%	74.1%

No company or transaction used as a comparison in the above selected transaction analysis is identical to PFSB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of F&M and PFSB to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for F&M and PFSB as of or for the quarter ended March 31, 2021, (ii) financial forecasts and projections of F&M and PFSB provided by F&M management and PFSB management, respectively, and (iii) market price information as of April 30, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of F&M and PFSB shareholders in the combined company based on the aggregate stock consideration provided for in the merger agreement of 1,833,999 shares of F&M common stock and also with the implied pro forma ownership percentages of F&M and PFSB shareholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes:

	F&M as a % of Total	PFSB as a % of Total
Pro Forma Ownership
Ownership based on Aggregate Stock Consideration	86%	14%
Illustrative Ownership assuming 100% Stock Consideration	72%	28%
Balance Sheet
Assets	84%	16%
Gross Loans Held for Investment	81%	19%
Deposits	86%	14%
Tangible Common Equity	70%	30%
Income Statement
2021 Estimated Net Income	82%	18%
2022 Estimated Net Income	81%	19%
Market Information
Pre-Deal Market Capitalization	78%	22%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of F&M and PFSB. Using (i) closing balance sheet estimates as of September 30, 2021 for F&M and PFSB provided by F&M management and PFSB management, respectively, (ii) financial forecasts and projections of F&M and PFSB provided by F&M management and PFSB management, respectively, and (iii) pro forma assumptions (including, without limitation, the cost savings, related expenses and revenue enhancements expected to result from the merger and certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by F&M management, KBW analyzed the potential financial impact of the merger on certain projected financial results of F&M. This analysis indicated the merger could be accretive to F&M’s estimated 2022 EPS and estimated 2023 EPS and could be dilutive to F&M’s estimated tangible book value per share at closing as of September 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of F&M’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of September 30, 2021 could be lower. For all of the above analysis, the actual results achieved by F&M following the merger may vary from the projected results, and the variations may be material.

PFSB Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of PFSB to estimate a range for the implied equity value of PFSB. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of PFSB provided by PFSB management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that PFSB could generate over the period from September 30, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of PFSB’s implied terminal value at the end of such period. KBW assumed that PFSB would maintain a tangible common equity to tangible asset ratio of 10.42% and would retain sufficient earnings to maintain that level. In calculating the terminal value of PFSB, KBW applied a range of 10.0x to 12.0x PFSB’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of PFSB common stock of $36.53 to $42.97.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of PFSB.

F&M Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of F&M to estimate a range for the implied equity value of F&M. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of F&M provided by F&M management, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that F&M could generate over the period from September 30, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of F&M’s implied terminal value at the end of such period. KBW assumed that F&M would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of F&M, KBW applied a range of 11.0x to 13.0x F&M’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of F&M’s common stock of $20.24 to $25.94.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of F&M or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to PFSB and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, PFSB and F&M. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of F&M for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in PFSB and F&M. As PFSB was previously been informed by KBW, as of the date of KBW’s opinion, such positions currently include an individual position in shares of PFSB Common Stock held by a senior member of the KBW advisory team providing services to PFSB in connection with the proposed merger.

Pursuant to the KBW engagement agreement, PFSB agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $150,000 of which became payable to KBW with the rendering of its opinion, and the balance of which is contingent upon the closing of the merger. PFSB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to PFSB during the two years preceding the date of its opinion. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to F&M. KBW may in the future provide investment banking and financial advisory services to PFSB or F&M and receive compensation for such services.

Rights of Dissenting Shareholders

Shareholders of PFSB are entitled to certain dissenters’ rights pursuant to Sections 1115.11(I) and 1701.85 of the ORC. Section 1701.85 generally provides that shareholders of PFSB will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any PFSB shareholder who is a record holder of PFSB common shares on the record date for the PFSB special meeting and whose shares are not voted in favor of the adoption of the Merger Proposal may be entitled to be paid the “fair cash value” of such PFSB common shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver a written demand for payment to PFSB before the vote on the adoption of the Merger Proposal is taken at the PFSB special meeting and must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the record date, and the amount claimed as the “fair cash value” of such PFSB common shares. See the text of Section 1701.85 of the ORC attached as Annex B to this proxy statement and prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If PFSB so requests, dissenting shareholders must submit their share certificates to PFSB within 15 days of such request, for endorsement on such certificates by PFSB that demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by PFSB. If PFSB and any dissenting shareholder cannot agree upon the “fair cash value” of the PFSB common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Champaign County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s PFSB common shares. The fair cash value of a PFSB common share to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value”, and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable. PFSB shareholders should be aware that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions as to, and do not address in any manner, “fair cash value” under the ORC.

If a PFSB shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s PFSB common shares will be suspended until PFSB purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the ORC may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement and prospectus.

If an PFSB shareholder does not strictly comply with each of the conditions described above, the shareholder will not be entitled to dissenters’ rights under ORC Section 1701.85. If you execute and return the enclosed proxy but do not specify a choice on the Merger Proposal, you will be deemed to have voted in favor of the Merger and, accordingly, to have waived your dissenters’ rights, unless you revoke the proxy prior to it being voted. Accordingly, if you return the enclosed proxy and wish to dissent from the Merger, you must vote your PFSB shares against the Merger Proposal or abstain from voting.

This summary of the rights of dissenting shareholders addresses all material features of the applicable Ohio dissenters’ rights statute, but does not contain a description of all requirements of the dissenters’ rights statute and is qualified in its entirety by reference to the full text of the statutory provisions attached to this document as Annex B.

If you wish to exercise dissenters’ rights with respect to the Merger and you fail to comply with the statutory requirements for exercising dissenters’ rights, you will lose such rights. Accordingly, PFSB shareholders who may wish to exercise dissenters’ rights should consider seeking legal counsel.

Registration of F&M Common Stock

Shares of F&M common stock to be issued to PFSB shareholders in the Merger will be registered under the Securities Act. These shares may be traded freely without restriction by those PFSB shareholders not considered to be “affiliates” of F&M under the Securities Act after the Merger is complete. At the present time, there are no persons involved in the management of PFSB who are anticipated to be an “affiliate” of F&M after the Merger, other than the PFSB director that is appointed to the Board of Directors of F&M and F&M Bank pursuant to the terms of the Merger Agreement.

Regulatory Approvals

The Merger cannot be completed until F&M Bank receives necessary regulatory approvals, which include the approval of the ODFI and the FDIC. On June 3, 2021, F&M Bank filed applications with both the ODFI and the FDIC, which applications were accepted on June, 11, 2021 and June 21, 2021 by the FDIC and ODFI, respectively, but F&M cannot be certain when or if such approval will be obtained.

After the FDIC’s approval is received, the Merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the Merger on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period can be reduced to 15 days.

The approval of the ODFI and the FDIC is not the opinion of the regulatory authorities that the Merger is favorable to the PFSB and F&M shareholders from a financial point of view or that the ODFI or the FDIC has considered the adequacy of the terms of the Merger. The approvals in no way constitute an endorsement or a recommendation of the Merger by the FDIC.

Effective Time of the Merger

The Merger will be consummated if the Merger Proposal is approved by the PFSB shareholders, all required consents and approvals are obtained and all other conditions to the Merger are either satisfied or waived. The Merger will become effective when a certificate of merger is filed by the Ohio Superintendent of Banks with the Ohio Secretary of State or at such later date and time as may be specified in the certificate of merger. The closing of the Merger will likely occur in the month in which any applicable waiting period following the last approval of the Merger expires or on such other date as agreed to by the parties. We currently anticipate that the Merger will be effective in the fourth quarter of 2021. However, completion of the Merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying the other conditions to completion of the Merger. PFSB and F&M have the right, subject to certain conditions, to terminate the Merger Agreement if the Merger is not completed by December 31, 2021.

Accounting Treatment of the Merger

F&M will account for the Merger under the “acquisition” method of accounting in accordance with United States generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of PFSB will be recorded by F&M at their respective fair values at the time of the completion of the Merger. The excess of F&M’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

The NASDAQ Capital Market Listing

F&M will file a notification with the NASDAQ Capital Market regarding the issuance of F&M common stock in the Merger. Following the Merger, the F&M shares issued to PFSB shareholders will be listed on the NASDAQ Capital Market.

Registration Statement

F&M has filed a Registration Statement on Form S-4 with the SEC in order to register the shares of F&M common stock to be issued pursuant to the Merger under the Securities Act. Because F&M common stock is listed on the NASDAQ Capital Market, it is exempt from the statutory registration requirements of each state in the United States. Therefore, F&M has not taken any steps to register its stock under state laws.

Interests of Certain Persons in the Merger

When considering the recommendation of the Board of Directors of PFSB, you should be aware that certain of the directors and officers of PFSB have interests in the Merger other than, or in addition to, their interests as PFSB shareholders, pursuant to certain agreements and understandings that are set forth in the Merger Agreement. These interests are different from, or may be in conflict with, your interests as a PFSB shareholder. The members of PFSB’s Board of Directors and the F&M’s Board of Directors were aware of these additional interests, and considered them, when they approved the Merger Agreement. Except as follows, to the knowledge of PFSB, the officers and directors of PFSB do not have any material interest in the Merger apart from their interests as shareholders.

Agreements with PFSB and F&M. Michael R. Melvin, the President and CEO of PFSB, and Christine A. Phelps, the Executive Vice President of PFSB, each have employment agreements with PFSB that provide for a payment and insurance continuation if their employment is terminated following a change in control. These benefits under the employment agreements are cutback to the extent necessary to avoid adverse tax consequences under Internal Revenue Code Section 280G. Pursuant to the terms of the Merger Agreement, PFSB will enter into agreements with Mr. Melvin and Ms. Phelps to terminate these agreements in exchange for cash payments, payable immediately prior to the Effective Time, equal to the aggregate value of the amounts that would have been payable under the employment agreements if their employment had been terminated. Mr. Melvin is entitled to receive a lump sum payment of $964,867.80 and Ms. Phelps a lump sum payment of $463,514.51.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the Merger, F&M has agreed to indemnify and advance expenses to each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of PFSB for all actions taken by any such officer or director prior to the effective time of the Merger in their respective capacities as officers and/or directors of PFSB to the same extent as PFSB currently provides for indemnification of its officers and directors.

In addition, F&M has agreed to use its reasonable best efforts to include PFSB’s present and former directors and officers on its existing insurance, or to obtain directors’ and officers’ liability insurance “tail” policy coverage for PFSB’s present and former directors and executive officers, for a period of six (6) years, which will provide the directors and officers with coverage containing terms no less advantageous than the coverage currently provided by PFSB to such directors and officers for claims based on activity prior to the effective time of the Merger. However, F&M has no obligation during the 6-year period to pay an aggregate amount in premiums which is more than 1.5 times the annual amount spent by PFSB to maintain its current directors’ and officers’ insurance coverage immediately prior to the Effective Time of the Merger. If F&M is unable to obtain the coverage described above, F&M has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, PFSB’s officers, directors and employees who become officers, directors or employees of F&M or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that F&M provides to other officers, directors and employees of F&M or its subsidiaries.

Board Appointment. The Merger Agreement obligates F&M to appoint one of PFSB’s board members to the board of directors of F&M and F&M Bank. Such director, as a non-employee director of F&M, will receive standard annual retainer and meeting attendance fees for service on the boards of directors of F&M and F&M Bank. The following is the current director fee structure of F&M nonemployee directors:

•	Director Retainer Fee of $25,000 per year;

•	Director Stock Retainer Fee grant of $6,000 per year;

•	Directors Fee of $800 per board meeting attended;

•	Meeting Fees for Other Board Committees of $600 per board committee meeting attended.

THE MERGER AGREEMENT

The following summary highlights certain material provisions of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. You should read carefully the entire Merger Agreement, which is attached to this document as Annex A and is incorporated herein by reference.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of PFSB’s and F&M’s Boards of Directors, PFSB will merge with and into F&M Bank and the separate corporate existence of PFSB will cease. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank, as in effect prior to the Merger, will be the Articles of Incorporation and Code of Regulations of F&M and F&M Bank, respectively, after the Merger.

Representations and Warranties

The Merger Agreement contains some customary representations and warranties made both by PFSB and F&M, including representations and warranties relating to:

•	organization and authority;

•	corporate power and authority to enter into the transactions contemplated by the Merger Agreement;

•	the fact that neither the Merger Agreement nor the Merger create a conflict or violation of certain documents, agreements, and laws or results in the creation of certain rights for a third party;

•	capitalization;

•	governmental or third-party filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	corporate books and records;

•	compliance with law;

•	the accuracy of statements made by each party;

•	litigation and pending proceedings;

•	financial statements;

•	absence of certain material changes or events;

•	absence of undisclosed liabilities (by PFSB only);

•	absence of default under material contracts and agreements;

•	actions affecting the tax consequences and regulatory approval of the Merger;

•	loans and investments (by PFSB only);

•	employee benefits plans and plan compliance (by PFSB only);

•	taxes, returns and reports;

•	title to assets (by PFSB only);

•	certain obligations to employees (by PFSB only);

•	properties owned and leased (by PFSB only);

•	shareholder rights plan (by PFSB only);

•	indemnification agreements (by PFSB only);

•	deposit insurance with the Federal Deposit Insurance Corporation;

•	reports to regulatory agencies;

•	absence of agreements with regulatory agencies;

•	environmental matters (by PFSB only);

•	compliance with the securities laws;

•	compliance with the Securities and Exchange Commission filing requirements (by F&M only);

•	sufficiency of funds to pay the cash portion of the Merger Consideration (by F&M only);

•	no required approval from F&M shareholders (by F&M only); and

•	brokerage fees.

The representations and warranties in the Merger Agreement will not survive the effective date of the Merger or the termination of the Merger Agreement. After the effective date of the Merger or termination of the Merger Agreement, none of the parties to the Merger Agreement, or the respective officers and directors of any of them will have any liability for any of their representations and warranties made in the Merger Agreement unless the Merger Agreement is terminated as a result of a willful breach, in which case the non-breaching party may recover appropriate damages from the breaching party.

Conditions to Completion of the Merger

F&M’s and PFSB’s obligations to complete the Merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the Merger:

1.	the approval of the Merger Agreement by the shareholders of PFSB as required by applicable law;

2.

the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the F&M shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

3.	the shares of F&M common stock to be issued in the Merger shall have been listed for trading on The NASDAQ Capital Market (subject to official notice of issuance);

4.

F&M must have received an opinion of Shumaker, Loop & Kendrick, LLP that, for U.S. federal income tax purposes, the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

5.

PFSB must have received a letter from Vorys, Sater, Seymour and Pease LLP, addressed to the shareholders of PFSB, dated as of the effective date of the Merger, that, for U.S. federal income tax purposes, the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

6.	the receipt of all regulatory approvals required for the Merger and the expiration of any regulatory waiting periods prior to consummation of the Merger;

7.

the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date. For the purpose of the Merger Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of PFSB, or F&M and F&M Bank taken as a whole, as applicable or (ii) would materially impair the ability of PFSB, F&M or F&M Bank, as applicable, to perform its obligations under the Merger Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of PFSB, or F&M and F&M Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by the Merger Agreement and disclosed to F&M, (g) the impact of the announcement of the Merger Agreement and the transactions contemplated hereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of PFSB, or F&M and F&M Bank, as applicable, (h) the impact of the COVID-19 pandemic on the representations, warranties or covenants made by, or the operations of PFSB, F&M or F&M Bank, and (i) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the F&M common stock, by itself, be considered to constitute a Material Adverse Effect on F&M (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect);

8.	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;

9.	the parties must have satisfied and fully complied with in all material respects all conditions necessary to make the Merger Agreement effective;

10.	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

11.	receipt by each party of certain certificates, certain legal opinions and various closing documents;

12.	PFSB shall have terminated the employment agreements between PFSB and Mr. Melvin and Ms. Phelps and paid the change in control payments due thereunder;

13.	F&M and F&M Bank shall have taken the necessary action to cause a PFSB director to be appointed to the F&M and F&M Bank boards of directors as of the Effective Time;

14.	F&M shall have authorized the issuance of the stock portion of the Merger Consideration and deposited the cash portion of the Merger Consideration, in each case, with the Exchange Agent; and

15.	F&M shall have provided evidence to PFSB of endorsement to the PFSB director and officer liability insurance policy or purchased comparable insurance to for the protection of such persons.

The conditions to completion of the Merger are subject to waiver by the party benefiting from such condition. The conditions may also be altered by the written agreement of both parties. If these and other conditions are not satisfied or waived, F&M and/or PFSB may terminate the Merger Agreement. See “THE MERGER AGREEMENT—Termination; Waiver; Amendment,” “THE MERGER—Regulatory Approvals,” “THE MERGER—Interests of Certain Persons in the Merger,” “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” and Annex A.

Termination; Waiver; Amendment

F&M and PFSB may terminate the Merger Agreement at any time before the Merger is completed, including after the PFSB shareholders have approved the Merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

1.	by mutual consent of F&M, F&M Bank and PFSB;

2.

by either F&M or PFSB if there has been a material breach by the other of any of the covenants or any of the representations or warranties set forth in the Merger Agreement, which is not cured within thirty (30) days following written notice given by the non-breaching party to the party committing the breach;

3.

by either F&M and F&M Bank or PFSB in the event of (i) a material breach by the other party of any representation or warranty contained in the Merger Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) if any event, fact or circumstance has occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

4.

by either F&M, F&M Bank or PFSB in the event of the failure of PFSB’s shareholders to approve the Merger Agreement at the special meeting; provided, however, that PFSB may only terminate the Merger Agreement pursuant to this clause if it has complied in all material respects with its obligations to convene a meeting of its shareholders and use its reasonable best efforts to obtain the requisite vote to consummate the Merger;

5.

by either F&M, F&M Bank or PFSB if any governmental or regulatory approval required to permit the consummation of the transactions contemplated in the Merger Agreement shall have been denied and such denial is final and non-appealable

6.

by either F&M, F&M Bank or PFSB if any court or governmental or regulatory authority shall have issued a final non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the Merger Agreement;

7.

by either F&M, F&M Bank or PFSB if the Merger has not been completed by December 31, 2021, provided the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement set forth in the Merger Agreement;

8.

by PFSB if its Board of Directors determines in the exercise of its fiduciary duties that it must terminate the Merger Agreement after receipt of an unsolicited superior acquisition proposal from a third party;

9.

by F&M or F&M Bank if PFSB’s Board of Directors fails to make, withdraws or modifies its recommendation to PFSB shareholders to vote for the Merger following receipt of a proposal of an acquisition from a third party;

10.	by F&M or F&M Bank if PFSB fails to give F&M timely notice of any inquiry by a third party with respect to an acquisition of PFSB;

11.

by F&M or F&M Bank if PFSB gives F&M notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of PFSB and those negotiations are not terminated within sixty (60) days;

12.

by F&M or F&M Bank if greater than ten percent (10%) of the outstanding PFSB common stock have become and remain subject to a demand for payment under the dissenters’ rights provisions of the IBCL. See “THE MERGER – Rights of Dissenting Shareholders” beginning on page 45.

Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either F&M or PFSB willfully breaches any of the representations and warranties or agreements set forth in the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. Notwithstanding the foregoing, if F&M terminates the Merger Agreement under item 9 above or if PFSB terminates the Merger Agreement in accordance with item 8 above, PFSB must pay F&M $4,250,000 as a termination fee to reimburse F&M for the considerable time and expense invested by F&M in furtherance of the Merger.

F&M and PFSB can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, F&M and PFSB cannot amend the Merger Agreement after the PFSB shareholders approve the Merger without their further approval if the amendment would decrease the Merger Consideration, except as otherwise provided in the Merger Agreement, or materially adversely affect the rights of PFSB shareholders or the tax consequences of the Merger to the shareholders of PFSB.

Restrictions Affecting the Parties Prior to Completion of the Merger

The Merger Agreement contains a number of restrictions regarding the conduct of the business of F&M, F&M Bank, PFSB until the Merger is completed. Among other items and subject to certain limited exceptions, PFSB may not take any of the following actions, without the prior written consent of F&M:

•	make any change to its capital structure, including redemption of shares of common stock;

•

authorize an additional class of stock or issue, or authorize the issuance of, any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement;

•

declare, distribute or pay any dividends, authorize a stock split or make any other distribution to its shareholders, except for PFSB’s quarterly cash dividend in an amount not greater than $0.25 per common share and PFSB may pay a “special dividend” of $0.25 to be declared in May 2021 and paid in June 2021. F&M and PFSB will each cooperate to insure that PFSB shareholders will receive only one (1) quarterly dividend for the quarter in which the Merger closes, and not a separate dividend from both F&M and PFSB.

•

except for the fiduciary obligations of PFSB to entertain a superior third-party acquisition proposal, merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell its assets or securities to any other person or entity or effect a share exchange or enter into any transaction not in the ordinary course of business;

•

incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset having a fair market value in excess of $50,000 except for payments and disbursements made in the ordinary course of business consistent with past practice, property acquired or disposed of in connection with foreclosures of mortgages or enforcement of security interests, loans in the ordinary course of business and deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business;

•	subject any of its assets or properties to any mortgage, lien, or encumbrance, except in the ordinary course of business consistent with past practice;

•

promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer, or employee of PFSB, except for promotions and non-material increases in the ordinary course of business and in accordance with its past practices;

•

subject to certain exceptions, execute, create, institute, modify or amend any employee benefit plan or agreement for current or former directors, officers or employees of PFSB, change the level of benefits or payments under any such employee benefit plan or agreement or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or as specifically provided in the Merger Agreement;

•	amend its Articles of Incorporation or Code of Regulations from those in effect on May 4, 2021;

•

subject to certain exceptions, modify, amend or institute new employment practices or enter into, renew, modify, amend or extend any employment or severance agreement with any present or former directors, officers or employees of PFSB;

•	fail to make additions to PFSB’s reserve for loan losses or any other reserve account in the ordinary course of business and in accordance with sound banking practices;

•	make any loans or establish or expand any deposit not consistent with past practice;

•

other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or entity; or

•	agree to take any of the foregoing actions.

This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on the parties. Please refer to the Merger Agreement, attached as Annex A, for a complete listing of the restrictions.

Agreement Not to Solicit Other Offers

PFSB has agreed that it will not, whether directly or indirectly, solicit, encourage, or facilitate inquiries or proposals, or enter into an agreement with respect thereto, or initiate or participate in any negotiations or discussions with any third party regarding other acquisition proposals, or furnish any information to a third party proposing or seeking an acquisition proposal. PFSB may, however, provide such information (subject to a customary confidentiality agreement) or participate in such negotiations or discussion in response to an unsolicited acquisition proposal, which does not otherwise violate the non-solicitation terms of the Merger Agreement, if the PFSB Board of Directors determines in good faith, after consultation with outside legal counsel, that such action is necessary in order to act in a manner consistent with the directors’ fiduciary duties. Additionally, PFSB must notify F&M as soon as reasonably practicable if it receives any request for information or any inquiry, proposal, discussion, or indication of interest with respect to any acquisition proposal from a third party, and also advise F&M of the material terms and conditions and identity of the third party with respect to such request or acquisition proposal.

Moreover, prior to obtaining shareholder approval, PFSB may, under certain specified circumstances, withdraw, modify, or change in a manner adverse to F&M, its recommendation to its shareholders with respect to the Merger Proposal and/or terminate the Merger Agreement in order to enter into an acquisition agreement with respect to an acquisition proposal from a third party, if the PFSB Board of Directors determines in good faith, after consultation with outside legal counsel, that such acquisition proposal is more favorable to PFSB shareholder than the Merger and that it is necessary in order to act in a manner consistent with the directors’ fiduciary duties. However, PFSB cannot take any of those actions in response to a superior acquisition proposal unless (i) it provides F&M with notice and a ten-business-day period to engage in good faith negotiations so that the Merger and the other transactions contemplated by the Merger Agreement may still be effected and (ii) at the end of such ten-business-day period, PFSB’s Board of Directors continues to reasonably believe that the acquisition proposal at issue constitutes a superior acquisition proposal.

Fees and Expenses

F&M and PFSB will pay their own fees, costs, and expenses incurred in connection with the Merger, including the fees of any investment bankers engaged by such party.

Management After the Merger

F&M Bank will be the surviving corporation in the Merger and PFSB’s separate corporate existence will cease. Accordingly, the directors and officers of PFSB will no longer serve in such capacities after the completion of the Merger.

The directors of F&M and F&M Bank immediately prior to the Mergers will continue to be the directors of F&M and F&M Bank following the Merger until they resign or until their respective successors are duly elected and qualified. However, the Merger Agreement obligates F&M to appoint one director from the PFSB Board, to the F&M and F&M Bank Boards of Directors.

The officers of F&M and F&M Bank immediately prior to the Merger will continue to be the officers of F&M and F&M Bank following the Mergers until they resign or until their successors are duly elected and qualified.

Indemnification and Insurance of PFSB Directors and Officers

From and after the effective time of the Merger, F&M has agreed to indemnify and advance expenses to each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of PFSB for all actions taken by any such officer of director prior to the effective time of the Merger in their respective capacities as officers and/or directors of PFSB to the same extent as PFSB currently provides for indemnification of its officers and directors.

In addition, F&M has agreed to use its reasonable best efforts to include PFSB’s present and former directors and officers on its existing insurance, or to obtain directors’ and officers’ liability insurance “tail” policy coverage for PFSB’s present and former directors and executive officers, for a period of six (6) years, which will provide the directors and officers with coverage containing terms no less advantageous than the coverage currently provided by PFSB to such directors and officers for claims based on activity prior to the effective time of the Merger. However, F&M has no obligation during the 6-year period to pay an aggregate amount in premiums which is more than 1.5 times the annual amount spent by PFSB to maintain its current directors’ and officers’ insurance coverage immediately prior to the Effective Time of the Merger. If F&M is unable to obtain the coverage described above, F&M has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, PFSB’s officers and employees who become officers, directors or employees of F&M or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that F&M provides to other officers, directors and employees of F&M or its subsidiaries.

Employee Benefit Plans

The Merger Agreement provides, subject to discretionary decisions of F&M, that the current employees of PFSB who continue as employees of F&M or its subsidiaries following the Merger will be entitled to participate in the employee benefit plans of F&M and F&M Bank. With respect to each employee benefit plan or benefit arrangement maintained by F&M in which employees of PFSB subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, F&M will ensure that service with PFSB will be treated as service with F&M; provided, however, that service with PFSB shall not be treated as service with F&M for purposes of benefit accrual, except with respect to vacation and severance benefits.

Prior to the Effective Time of the Merger, PFSB will cause the PFSB Profit Sharing and Retirement Plan to be terminated. PFSB employees will be permitted, subject to certain conditions, to make direct rollover contributions to the 401(k) plan maintained by F&M from the terminated PFSB Profit Sharing and Retirement Plan .

Except for Mr. Melvin and Ms. Phelps and other employees receiving change in control, severance or similar payment in connection with the closing of the Merger, subject to delivery of a termination and release agreement to F&M by the entitled employee, employees who are still employed by PFSB and who F&M or F&M Bank elect not to employ after the Effective Time or do not accept employment with F&M or F&M Bank because F&M or F&M Bank’s offer of employment was for less favorable compensation or at a location that is more than 25 miles from such employee’s location of employment immediately prior to the Effective Time or who are terminated other than for cause within six (6) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to F&M, shall be entitled to severance pay equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with PFSB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.

After the Merger, COBRA continuation coverage is available for each qualified employee or former employee of PFSB and to their respective qualified beneficiaries entitled to such coverage under applicable federal law.

Voting Agreement

Each of the directors of PFSB has entered into a voting agreement with F&M pursuant to which each of them has agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of PFSB common stock owned by each of them of record or beneficially, including shares owned by certain other persons over which they have voting control, in favor of the Merger Proposal. Collectively, as of the record date, PFSB directors had the power to vote, or cause to be voted, 283,453 shares, or approximately 11.48% of the outstanding shares of PFSB common stock. Additionally, pursuant to the voting agreement, each of the directors of PFSB has agreed not to sell, assign, transfer, dispose, or otherwise convey, or cause, permit, authorize, or approve of the sale, assignment, transfer, disposition, or other conveyance of, any of their shares of PFSB common stock, or interest therein, to any other person without F&M prior written consent.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to F&M, F&M Bank, PFSB, and U.S. holders of PFSB common stock who exchange their PFSB common stock for F&M common stock, cash or a combination of F&M common stock and cash pursuant to the Merger. F&M, F&M Bank and PFSB intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, and F&M, F&M Bank and PFSB intend that each will be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by F&M of an opinion of Shumaker, Loop & Kendrick, LLP and the receipt by PFSB of an opinion of Vorys, Sater, Seymour and Pease LLP, addressed to the shareholders of PFSB, in each case dated as of the closing date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of F&M and PFSB), the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This section summarizes the matters addressed in the tax opinions of Shumaker, Loop & Kendrick, LLP and Vorys, Sater, Seymour and Pease LLP, filed as exhibits to the registration statement of which this proxy statement and prospectus is a part.

There is a lack of binding administrative and judicial authority addressing the qualification under Section 368(a)(2)(D) of the Internal Revenue Code of transactions substantially similar to the Merger, specifically with regard to (i) the impact of PFSB’s excess liquid capital (cash or marketable securities held by PFSB in excess of that capital required to support its business operations and to meet bank regulatory capital requirements) on the application of the requirement that F&M Bank acquire substantially all of the properties of PFSB, and (ii) the ability of the parties to utilize the value of F&M common stock on the last business day before the first day the Merger Agreement was a binding contract, for purposes of measuring continuity of interest under the fixed consideration provisions of applicable Treasury Department regulations.

If the Merger is not respected as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then PFSB shareholders would recognize a gain or loss for federal income tax purposes equal to the difference between the Merger Consideration received, including the Stock Consideration, and such U.S. holder’s tax basis in PFSB common stock surrendered in exchange for the Merger Consideration. In addition, PFSB would be treated as having sold its assets and liquidated and would recognize taxable gain or loss on the sale of its assets. Any tax obligation incurred by PFSB on the sale of its assets under such a scenario would be assumed by F&M Bank in the Merger.

F&M, F&M Bank and PFSB have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger and the tax opinions of Shumaker, Loop & Kendrick, LLP and Vorys, Sater, Seymour and Pease LLP are not binding on the IRS. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to F&M, F&M Bank, PFSB, and the U.S. holders of PFSB common stock described in this proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed Treasury Department regulations promulgated thereunder, published IRS rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” is a beneficial owner of PFSB common stock who, for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds PFSB common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding PFSB common stock, you should consult your tax advisor.

Holders of PFSB common stock that are not U.S. holders may have different tax consequences than those described above and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws.

This discussion is addressed only to those PFSB shareholders who hold their PFSB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular PFSB shareholders in light of their individual circumstances or to PFSB shareholders who are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	S corporations, partnerships or other pass-through entities (and investors in those pass-through entities);

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons who exercise dissenters’ rights;

•	persons who hold PFSB common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their PFSB common stock as part of a wash sale;

•	expatriates or persons who have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons who acquired their PFSB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, the Medicare tax on investment income, state, local or non-U.S. tax laws or the application of any U.S. federal taxes other than U.S. federal income taxes (such as U.S. federal estate or gift taxes). Determining the actual tax consequences of the Merger to a holder of PFSB common stock may be complex. All holders of PFSB common stock should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws. In addition, because a holder of PFSB common stock may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of PFSB common stock to determine the specific tax consequences of the Merger to them at the time of making the election.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and F&M, F&M Bank and PFSB are each intended to be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the IRS and the courts, then the material U.S. federal income tax consequences will be as follows:

U.S. Federal Income Tax Consequences to F&M, F&M Bank and PFSB.

No gain or loss will be recognized by F&M, F&M Bank or PFSB as a result of the Merger. The tax basis of the assets of PFSB in the hands of F&M Bank will be the same as the tax basis of such assets in the hands of PFSB immediately prior to the Merger. The holding period of the assets of PFSB to be received by F&M will include the period during which such assets were held by PFSB.

U.S. Federal Income Tax Consequences to PFSB Shareholders who Receive Only F&M Common Stock.

A U.S. holder of PFSB common stock who receives solely F&M common stock in the Merger will recognize no gain or loss with respect to F&M common stock such U.S. holder receives pursuant to the Merger (with respect to cash received in lieu of a fractional F&M common share, see “— Cash In Lieu of Fractional Shares” below). The tax basis of the F&M common stock received by such a U.S. holder of PFSB common stock in the exchange will be equal (except for the tax basis attributable to any fractional F&M common share, as discussed below) to the tax basis of PFSB common stock surrendered by such U.S. holder in exchange for F&M common stock. The holding period of the F&M common stock received by such a U.S. holder (including any fractional F&M common share) will include the holding period of PFSB common stock surrendered in exchange for F&M common stock.

U.S. Federal Income Tax Consequences to PFSB Shareholders who Receive Only Cash.

A U.S. holder of PFSB common stock who receives solely cash in exchange for all of its PFSB common stock, or properly exercises its dissenters’ rights, and does not constructively own F&M’s common stock after the Merger (see “— Possible Dividend Treatment” below), will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in PFSB common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. Long-term capital gain of certain non-corporate holders of PFSB common stock, including individuals, generally is taxed at preferential rates. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

U.S. Federal Income Tax Consequences to PFSB Shareholders who Receive a Combination of Cash and F&M Common Stock.

A U.S. holder of PFSB common stock will recognize gain (but not loss) with respect to the F&M common stock and cash such U.S. holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the F&M common stock and the amount of cash received by such U.S. holder (other than cash received in lieu of a fractional F&M common share), exceeds such U.S. holder’s basis in its PFSB common stock, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional F&M common share, as discussed under “— Cash In Lieu of Fractional Shares” below). Subject to possible dividend treatment (as discussed under “— Possible Dividend Treatment” below), gain that U.S. holders of PFSB common stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their PFSB common stock for more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of PFSB common stock, including individuals, generally is taxed at preferential rates.

The tax basis of the F&M common stock received by a U.S. holder of PFSB common stock in the Merger (including a fractional F&M common share, if any, deemed issued and redeemed by F&M) will be the same as the tax basis of the PFSB common stock surrendered in exchange for the F&M common stock and cash, reduced by the amount of cash received by such U.S. holder in the Merger (other than any cash received in lieu of a fractional F&M common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional F&M common share). The holding period for F&M common stock received by such U.S. holder (including a fractional F&M common share, if any, deemed to be issued and redeemed by F&M) will include such U.S. holder’s holding period for PFSB common stock surrendered in exchange for the F&M common stock. If a U.S. holder of PFSB common stock acquired different blocks of PFSB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of PFSB common stock. In computing the amount of gain recognized, if any, a U.S. holder of PFSB common stock may not offset a loss realized on one block of stock against the gain realized on another block of stock. U.S. holders of PFSB common stock should consult their tax advisors regarding the manner in which F&M common stock and cash received in the Merger should be allocated among different blocks of PFSB common stock and regarding their bases and holding periods in the particular shares of F&M common stock received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of PFSB common shares who receives cash in lieu of a fractional share of F&M common stock generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the PFSB common stock surrendered that is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its PFSB common stock exceeds one year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of PFSB common stock, including individuals, generally is taxed at preferential rates. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder of PFSB common shares could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of PFSB common stock should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of PFSB common stock pursuant to the Merger may be subject to backup withholding at a rate of 24% of the cash payable to the U.S. holder (including any cash received in lieu of a fractional F&M common share), unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and such

U.S. holder otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A U.S. holder of PFSB common stock who receives F&M common stock as a result of the Merger will be required to retain records pertaining to the Merger, including records relating to the number of shares and the tax basis of such U.S. holder’s PFSB common stock under Treasury Department regulations section 1.368-3. Each U.S. holder of PFSB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives F&M common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Department regulations section 1.368-3 setting forth such U.S. holder’s basis in the PFSB common stock surrendered, the fair market value of the F&M common stock and cash received in the Merger, and certain other information.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement and prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger to a U.S. holder of PFSB common stock. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Each PFSB shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

DESCRIPTION OF F&M

The following information should be read with the financial statements incorporated by reference into this proxy statement and prospectus.

Business

F&M is a financial holding company headquartered in Archbold, Ohio that was organized in 1985. F&M’s common stock is listed on the NASDAQ Capital Market under the symbol “FMAO.” For federal income tax purposes, F&M is taxed as a C corporation under the Internal Revenue Code. F&M is the parent holding company of F&M Bank, an Ohio chartered commercial bank, which opened for business in Archbold, Ohio, in 1897, and F&M Risk Management, Inc., a captive insurance company founded in December 2014. F&M Bank has a total of 30 banking locations with 18 in Northwest Ohio and 12 in Northeast Indiana. F&M Bank’s business activities are currently limited to one significant business segment, which is community banking. F&M Bank also operates FM Investment Services as a division of its operations. FM Investment Services offers non-deposit investment and insurance products.

As of March 31, 2021, F&M had consolidated assets of approximately $1.993 billion, deposits of $1.684 billion and shareholders’ equity of $246.8 million. As of March 31, 2021, F&M and its subsidiaries had 344 full-time equivalent employees.

F&M’s principal office is located at 307 North Defiance Street, Archbold, Ohio 43502. Its telephone number is (419) 446-2501.

Incorporation of Certain Information Regarding F&M by Reference

The foregoing information concerning F&M does not purport to be complete. Additional information relating to F&M’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by F&M with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103. If you desire copies of any of these documents, you may contact F&M at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 103.

DESCRIPTION OF PFSB

The following information should be read with the financial statements included within this proxy statement and prospectus.

Business

PFSB is an Ohio state chartered commercial bank headquartered in Urbana, Ohio. PFSB common stock is traded on the OTC Pink®Open Market. PFSB’s sole business activity is community banking.

PFSB operates from a single location at 120 N. Main Street, Urbana, Ohio. PFSB’s primary business activity is the origination of one-to-four family residential real estate loans and farm real estate loans and, to a lesser extent, non-farm non-residential real estate loans, agricultural loans, commercial loans, and consumer loans.

PFSB’s primary regulator is the Federal Deposit Insurance Corporation and its primary state regulator is the Ohio Division of Financial Institutions.

As of March 31, 2021, we had total consolidated assets of $390.60 million, net loans of $321.57 million, total deposits of $304.56 million, total FHLB advances of $6.00 million, and total shareholders’ equity of $79.10 million and had 20 full-time equivalent employees.

The principal executive offices of PFSB are located at 120 North Main Street Urbana, Ohio 43078. The telephone number for PFSB is (937) 653-1700.

Changes in or Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with PFSB’s independent accountants on accounting and financial disclosures.

Market for Common Equity and Related Shareholder Matters

Shares of PFSB common stock are traded on the OTC Pink®Open Market.

	($) High (1)	($) Low (1)	Dividends ($) Declared
Quarter End

June 30, 2021	40.25	29.10	0.50
March 31, 2021	29.75	25.00	0.25

December 31, 2020	26.23	23.66	0.25
September 30, 2020	27.76	24.00	0.25
June 30, 2020	30.00	22.00	0.25
March 31, 2020	30.50	23.00	0.25

December 31, 2019	31.15	29.00	0.24
September 30, 2019	30.02	29.20	0.24
June 30, 2019	30.42	29.57	0.24
March 31, 2019	32.27	27.85	0.24

December 31, 2018	31.70	28.00	0.23
September 30, 2018	31.48	29.06	0.23
June 30, 2018	31.50	28.60	0.50
March 31, 2018	32.74	27.43	0.23

Subject to certain limitations set forth in the Merger Agreement, PFSB intends to continue its policy of paying quarterly dividends and an annual special dividend; however, future cash dividend payments will depend upon a number of factors, including, but not limited to, capital requirements, regulatory limitations, PFSB’s financial condition, results of operations.

The following table presents high and low pricing information for PFSB common stock on May 3, 2021, the business day before the Merger was publicly announced, and [_______●_______], the last practicable day for which information was available prior to the date of this proxy statement and prospectus from an arm’s length sales transaction, based upon the information provided above.

	High(1)		Low (1)		Close(1)
May 3, 2021		$30.25		$30.25		$30.25
________, 2021	$		$		$

(1)	The common stock of PFSB is traded in the over the counter market on the OTC Pink®Open Market.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is presented by management of PFSB to focus on the financial condition of PFSB. as of and for the six-month period ended March 31, 2021 and as of and for the years ended September 30, 2020 and September 30, 2019, and its results of operations for the six-month periods ended March 31, 2021 and March 31, 2020 and as of and for the years ended September 30, 2020 and September 30, 2019. This discussion and analysis is intended to highlight and supplement information presented elsewhere in this proxy statement and prospectus, particularly the audited and unaudited financial statements and related notes appearing herein. This discussion and analysis contains forward-looking statements reflecting PFSB management’s current expectations that involve certain risks, uncertainties and other factors, including those set forth under “Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement and prospectus may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. PFSB assumes no obligation to update any of these forward-looking statements.

Overview

We are an Ohio state chartered commercial bank headquartered in Urbana, Ohio. We provide a broad range of financial services tailored to meet the needs of small businesses, farmers and consumers. Since our inception in 1878, our priority has been and continues to be serving the financial needs of the people of Champaign County Ohio, while creating shareholder value through the effective and ongoing development of an attractive consumer and commercial bank in our markets. We currently operate out of a single location at 120 North Main Street, Urbana, Ohio.

As of March 31, 2021, we had total consolidated assets of $390.60 million, net loans of $321.57 million, total deposits of $304.56 million, total FHLB advances of $6.00 million, and total shareholders’ equity of $79.10 million.

We generate most of our revenues from interest income on loans, customer service and loan fees, and interest income from securities. We incur interest expense on deposits and other borrowed funds and noninterest expenses, such as salaries, employee benefits and occupancy expenses. We analyze our ability to maximize income generated from interest earning assets and expense of our liabilities through our net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in market interest rates and the interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, local competition, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in our loan portfolio are affected by, among other factors, economic and competitive conditions in our markets and across our region, as well as developments affecting the real estate, agriculture, financial services, insurance, transportation, manufacturing and energy sectors within our markets.

Financial Highlights

The financial highlights as of and for the six months ended March 31, 2021 include:

•	Total Assets: $390.60 million, a $455,506, or 0.12%, decrease from September 30, 2020.

•	Total Net Loans: $321.57 million, an $8.01 million, or 2.43%, decrease from September 30, 2020.

•	Total Deposits: $304.56 million, a $1.18 million, or 0.39%, decrease from September 30, 2020.

•	Net Income: $2.37 million, a $351,321, or 12.92%, decrease from the 6 months ended March 31, 2020.

•	Net Interest Income: $5.07 million, a $290,191, or 5.41%, decrease from the 6 months ended March 31, 2020.

•	Allowance for Loan and Lease Losses: 1.50% of total loans as of March 31, 2021.

•	Return on Average Assets: 1.21% (annualized).

•	Regulatory Capital Ratios:

•	Tier 1 Leverage: 20.25%

•	Common Equity Tier 1 Risk-Based: 34.29%

•	Tier 1 Risk-Based: 34.29%

•	Total Risk-Based Capital : 35.55%

Results of Operations for the Six Months Ended March 31, 2021 & 2020 and the Twelve Months Ended September 30, 2020 & 2019

Performance Summary – Six Months Ended March 31, 2021 & 2020

For the six months ended March 31, 2021, net income was $2.37 million compared to $2.72 million as of March 31, 2020. Return on annualized average assets for the six months ended March 31, 2021 was 1.21% compared to 1.38% for the six months ended March 31, 2020. PFSB has been able to maintain a strong ratio of net interest income to average earning assets for each period ending March 31, 2021 and March 31, 2020. This ratio as of March 31, 2021 was 2.55% compared to 2.62% as of March 31, 2020. See Income Statement below:

	March 31, 2021	March 31, 2020	$ Change	% Change
Interest Income
Loans, including fees	$7,479,318	$8,042,895	$(563,577)	-7.01%
Interest-bearing deposits	113,722	468,573	(354,851)	-75.73%
Taxable securities	28,240	556	27,684	4,979.14%

	March 31, 2021	March 31, 2020	$ Change	% Change
Tax-exempt securities	84,844	16,717	68,127	407.53%
Other	28,095	45,779	(17,684)	-38.63%

Total interest income	7,734,219	8,574,520	(840,301)	-9.80%

Interest Expense
Deposits	2,578,906	3,098,752	(519,846)	-16.78%
Borrowings	83,924	114,188	(30,264)	-26.50%

Total interest expense	2,662,830	3,212,940	(550,110)	-17.12%

Net Interest Income	5,071,389	5,361,580	(290,191)	-5.41%

Provision for Loan Losses	(19,621)	(126,171)	106,550	-84.45%

Net Interest Income After Provision for Loan Losses	5,091,010	5,487,751	(396,741)	-7.23%

Noninterest Income
Service charges and other fees	1,464	1,925	(461)	-23.95%
Other income	2,151	2,310	(159)	-6.88%

Total noninterest income	3,615	4,235	(620)	-14.64%

Noninterest Expense
Salaries and employee benefits	1,082,271	1,036,754	45,517	4.39%
Occupancy and equipment expense	67,387	60,963	6,424	10.54%
Data processing services	179,984	137,016	42,968	31.36%
State taxes	220,429	257,843	(37,414)	-14.51%
FDIC insurance premium	46,573	(18,348)	64,921	353.83%
Other expenses	519,644	577,804	(58,160)	-10.07%

Total noninterest expense	2,116,288	2,052,032	64,256	3.13%

Income tax expense	609,897	719,823	(109,926)	-15.27%

Net Income	2,368,440	2,720,131	(351,321)	-12.92%

Performance Summary—Twelve Months Ended September 30, 2020 and 2019

For the twelve months ended September 30, 2020, net income was $5.14 million compared to $6.12 million as of September 30, 2019. Return on average assets for the twelve months ended September 30, 2020 was 1.30% compared to 1.56% for the twelve months ended September 30, 2019. PFSB has been able to maintain a strong ratio of net interest income to average earning assets for each period ending September 30, 2020 and September 30, 2019. This ratio as of September 30, 2020 was 2.65% compared to 3.00% as of September 30, 2019. See Income Statement below:

	September 30, 2020	September 30, 2019	$ Change	% Change
Interest Income
Loans, including fees	$15,885,018	$16,563,083	$(678,065)	-4.09%
Interest-bearing deposits	595,622	886,838	(291,216)	-32.84%
Taxable securities	35,070	0	35,070	—%
Tax-exempt securities	70,350	31,668	38,682	122.15%
Other	77,042	153,758	(76,716)	-49.89%

Total interest income	16,663,102	17,635,347	(972,245)	-5.51%

	September 30, 2020	September 30, 2019	$ Change	% Change
Interest Expense
Deposits	5,968,336	5,764,198	204,138	3.54%
Borrowings	225,427	243,904	(18,477)	-7.58%

Total interest expense	6,193,763	6,008,102	185,661	3.09%

Net Interest Income	10,469,339	11,627,245	(1,157,906)	-9.96%
Provision for Loan Losses	(159,670)	(125,849)	(33,821)	26.87%

Net Interest Income After Provision for Loan Losses	10,629,009	11,753,094	(1,124,085)	-9.56%

Noninterest Income
Service charges and other fees	3,794	5,668	(1,874)	-49.39%
Other income	4,209	11,081	(6,872)	-62.02%

Total noninterest income	8,003	16,749	(8,746)	-52.22%

Noninterest Expense
Salaries and employee benefits	2,103,833	2,008,275	95,558	4.76%
Occupancy and equipment expenses	126,921	148,129	(21,208)	-14.32%
Data processing services	280,826	267,680	13,146	4.91%
State taxes	479,182	582,032	(102,850)	-17.67%
FDIC insurance premium	28,947	78,468	(49,521)	-63.11%
Other expenses	1,131,589	941,711	189,878	20.16%

Total noninterest expense	4,151,298	4,026,295	125,003	3.10%

Income tax expense	1,350,011	1,621,764	(271,753)	-16.76%

Net Income	5,135,703	6,121,784	(986,081)	-16.11%

Net Interest Income

Our operating results depend primarily on our net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and FHLB borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”

To evaluate net interest income, we measure and monitor (1) yields on our loans and other interest-earning assets, (2) the costs of our deposits and other funding sources, (3) our net interest spread and (4) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources. We calculate average assets, liabilities and capital by taking an average over monthly actuals.

For the six months ended March 31, 2021, net interest income totaled $5.07 million and net interest margin and net interest spread were 2.59% and 2.21%, respectively. For the six months ended March 31, 2020, net interest income totaled $5.36 million and net interest margin and net interest spread were 2.72% and 2.30%, respectively.

	March 31, 2021	March 31, 2020	$ Change	% Change
Interest Income
Loans, including fees	$7,479,318	$8,042,895	$(563,577)	-7.01%
Interest-bearing deposits	113,722	468,573	(354,851)	-75.73%
Taxable securities	28,240	556	27,684	4,979.14%
Tax-exempt securities	84,844	16,717	68,127	407.53%
Other	28,095	45,779	(17,684)	-38.63%

Total interest income	7,734,219	8,574,520	(840,301)	-9.80%

Interest Expense
Deposits	2,578,906	3,098,752	(519,846)	-16.78%
Borrowings	83,924	114,188	(30,264)	-26.50%

Total interest expense	2,662,830	3,212,940	(550,110)	-17.12%

Net Interest Income	5,071,389	5,361,580	(396,741)	-7.23%

For the twelve months ended September 30, 2020, net interest income totaled $10.47 million and net interest margin and net interest spread were 2.65% and 2.25%, respectively. For the twelve months ended September 30, 2019, net interest income totaled $11.63 million and net interest margin and net interest spread were 2.96% and 2.58%, respectively.

	September 30, 2020	September 30, 2019	$ Change	% Change
Interest Income
Loans, including fees	$15,885,018	$16,563,083	$(678,065)	-4.09%
Interest-bearing deposits	595,622	886,838	(291,216)	-32.84%
Taxable securities	35,070	0	35,070	—%
Tax-exempt securities	70,350	31,668	38,682	122.15%
Other	77,042	153,758	(76,716)	-49.89%

Total interest income	16,663,102	17,635,347	(972,245)	-5.51%

Interest Expense
Deposits	5,968,336	5,764,198	204,138	3.54%
Borrowings	225,427	243,904	(18,477)	-7.58%

Total interest expense	6,193,763	6,008,102	185,661	3.09%

Net Interest Income	10,469,339	11,627,245	(1,157,906)	-9.96%

The following tables present, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the six months ended March 31, 2021 and 2020, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	Six Months March 31, 2021 (Dollars in Thousands)			Six Months March 31, 2020 (Dollars in Thousands)
	Average Balance	Int.	Yield/ Rate	Average Balance	Int.	Yield/ Rate
Assets
Loans	$331,645	$7,479	4.51%	$337,157	$8,043	4.77%
Investment securities	9,092	113	2.49%	1,546	17	2.20%
Other interest-earning assets	51,000	142	0.56%	56,042	515	1.84%
Total interest-earning assets	391,737	7,734	3.95%	394,745	8,575	4.34%

Allowance for loan losses	(5,002)			(5,083)
Noninterest-earning assets	4,622			4,712

Total assets	$391,357			$394,374

Liabilities/Equity
Deposits	$302,609	2,579	1.70%	$304,565	3,099	2.04%
HLB Advances and borrowings	6,000	84	2.80%	10,000	114	2.28%
Total interest-bearing liabilities	308,609	2,663	1.73%	314,565	3,213	2.04%

Noninterest-bearing deposits	2,321			1,632
Other noninterest-bearing liabilities	1,770			1,613

Total liabilities	312,700			317,810

Total equity	78,657			76,564

Total liabilities and equity	$391,357			$394,374

Net Interest Income		$5,071			$5,362

Interest Rate Spread			2.21%			2.30%

Net Interest-Earning Assets	$83,128			$80,180

Interest Rate Margin			2.59%			2.72%
Average Interest-Earning Assets to Interest-Bearing Liabilities			126.94%			125.49%

The interest rate spread decreased from 2.30% for the six months ended March 31, 2020 to 2.21% for the six months ended March 31, 2021. Net interest income decreased from $5.36 million to $5.07 million for the same period. During this period, March 31, 2020 to March 31, 2021, average total assets decreased from $394.37 million to $391.36 million. This is a decrease of $3.01 million or 0.77%. Average total asset decline is primarily from decreases in loans.

	September 30, 2020 (Dollars in Thousands)			September 30, 2019 (Dollars in Thousands)
	Average Balance	Int.	Yield/ Rate	Average Balance	Int.	Yield/ Rate
Assets
Loans	$337,131	$15,885	4.71%	$350,644	$16,563	4.72%
Investment securities	3,877	105	2.71%	1,017	32	3.15%
Other interest-earning assets	53,664	673	1.25%	40,997	1,040	2.54%
Total interest-earning assets	394,672	16,663	4.22%	392,658	17,635	4.49%

Allowance for loan losses	(5,083)			(5,083)
Noninterest-earning assets	4,800			4,546

Total assets	$394,389			392,121

	September 30, 2020 (Dollars in Thousands)			September 30, 2019 (Dollars in Thousands)
	Average Balance	Int.	Yield/ Rate	Average Balance	Int.	Yield/ Rate
Liabilities/Equity
Deposits	$304,093	$5,968	1.96%	$302,451	$5,764	1.91%
FHLB Advances and borrowings	9,692	226	2.33%	12,000	244	2.03%
Total interest-bearing liabilities	313,785	6,194	1.97%	314,451	6,008	1.91%

Noninterest-bearing deposits	1,912			1,693
Other noninterest-bearing liabilities	1,603			1,683

Total liabilities	317,300			317,827

Total equity	77,089			74,294

Total liabilities and equity	394,389			392,121

Net Interest Income		$10,469			$11,627

Interest Rate Spread			2.25%			2.58%

Net Interest-Earning Assets	$80,887			$78,206

Interest Rate Margin			2.65%			2.96%
Average Interest-Earning Assets to Interest-Bearing Liabilities			125.78%			124.87%

The interest rate spread decreased from 2.58% for the twelve months ended September 30, 2019 to 2.25% for the twelve months ended September 30, 2020. Net interest income decreased from $11.63 million to $10.47 million for the same period. During this period, September 30, 2019 to September 30, 2020, average total assets increased from $392.12 million to $394.39 million. This is an increase of $2.27 million or 0.58%. Average total asset growth is primarily from increased cash for this period.

Provision for Loan Losses

Our provision for loan losses is a charge to income in order to bring our allowance for loan losses to a level deemed appropriate by management. Net recoveries for the period could result in a negative provision for loan losses. There was a negative provision for loan losses of $19,621 for the six months ended March 31, 2021 and $126,171 for the six months ended March 31, 2020. The negative provision for loan losses was $159,670 for the twelve months ended September 30, 2020 and $125,849 for the twelve months ended September 30, 2019. Net recoveries and decreased loan balances resulted in negative provisions to the allowance for loan losses. Total loans decreased $6.52 million from March 31, 2020 to March 31, 2021 and $9.33 million from September 30, 2019 to September 30, 2020.

Allowance for loan losses as a percentage of total loans, for the periods indicated, are as follows:

•	March 31, 2021 1.50%

•	March 31, 2020 1.53%

•	September 30, 2020 1.52%

•	September 30, 2019 1.48%

Noninterest Income

Our sources of noninterest income are service charges, wire fees and fees for issuing official checks and money orders. The following charts present, for the periods indicated, the major categories of noninterest income:

	March 31, 2021	March 31, 2020	$ Change	% Change
	(Dollars in Thousands)
Noninterest Income
Service charges and other fees	$1,464	$1,925	(461)	-23.95%
Other income	2,151	2,310	(159)	-6.88%
Total noninterest income	3,615	4,235	(620)	-14.64%

	September 30, 2020	September 30, 2019	$ Change	% Change
	(Dollars in Thousands)
Noninterest Income
Service charges and other fees	$3,794	$5,668	$(1,874)	-49.39%
Other income	4,209	11,081	(6,872)	-62.02%
Total noninterest income	8,003	16,749	(8,746)	-52.22%

Noninterest income for the six months ended March 31, 2021 decreased $620, or 14.64%, to $3,615, compared to $4,235 for the same period in 2020. The decrease during this period is primarily due to decreased service charges assessed to deposit accounts.

Noninterest income for the twelve months ended September 30, 2020 decreased $8,746, or 52.22%, to $8,003, compared to $16,749 for the same period in 2019. The decrease during this period is due to a gain on the sale of fixed assets and proceeds from mortgage life insurance that occurred during the period ending September 30, 2019 and were not repeated in the period ending September 30, 2020.

Noninterest Expense

Generally, noninterest expense is composed of all employee expenses and costs associated with operating our facilities, obtaining and retaining customer relationships and providing bank services. The largest component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses.

The following tables present, for the periods indicated, the major categories of noninterest expense:

	March 31, 2021	March 31, 2020	$ Change	% Change
Noninterest Expense
Salaries and employee benefits	$1,082,271	$1,036,754	45,517	4.39%
Occupancy and equipment expenses	67,387	60,963	6,424	10.54%
Data processing services	179,984	137,016	42,968	31.36%
State taxes	220,429	257,843	(37,414)	-14.51%
FDIC insurance premium	46,573	(18,348)	64,921	353.83%
Other expenses	519,644	577,804	(58,160)	-10.07%

Total noninterest expense	2,116,288	2,052,032	64,256	3.13%

	September 30, 2020	September 30, 2019	$ Change	% Change
Noninterest Expense
Salaries and employee benefits	$2,103,833	$2,008,275	95,558	4.76%
Occupancy and equipment expenses	126,921	148,129	(21,208)	-14.32%
Data processing services	280,826	267,680	13,146	4.91%
State taxes	479,182	582,032	(102,850)	-17.67%
FDIC insurance premium	28,947	78,468	(49,521)	-63.11%
Other expenses	1,131,589	941,711	189,878	20.16%

Total noninterest expense	4,151,298	4,026,295	125,003	3.10%

Noninterest expense for the six months ended March 31, 2021 increased $64,256, or 3.13%, to $2.12 million compared to noninterest expense of $2.05 million for the same period in 2020. Noninterest expense for the twelve months ended September 30, 2020 increased $125,003, or 3.10%, to $4.15 million compared to noninterest expense of $4.03 million for the same period in 2019. The components of noninterest expense with significant fluctuations compared to the prior year periods were as follows:

FDIC insurance premium—March 31, 2021 & 2020. In 2019, we received a small bank credit from the FDIC to be used against premiums due. The effect of this credit resulted in the reversal of premium expense that had been previously accrued. This caused the period ended March 31, 2020 to have a negative amount for FDIC insurance premium. The period ended March 31, 2021 had FDIC insurance premium expense of $46,573, an increase of $64,921 or 353.83% from the same period in 2020.

Salaries and employee benefits—September 30, 2020 & 2019. Salaries and employee benefits increased $95,558, or 4.76%, for the period ending September 30, 2020 compared to the prior period. This was caused by increased salary expense for officers that was only partially offset by decreased salary expense for staff and decreased employee retirement expense.

State taxes—September 30, 2020 & 2019. State taxes decreased $102,850, or 17.67%, for the period ending September 30, 2020 compared to the prior period. For tax year 2020 and thereafter, the State of Ohio implemented a limit on the taxable base for financial institutions. This resulted in the decrease in state tax expense that we experienced during the period ending September 30, 2020.

Other expenses—September 30, 2020 & 2019. Other expense increased $189,878, or 20.16% for the period ended September 30, 2020 compared to the prior period. One of components of other expense that experienced an increase was prepayment penalties at the Federal Home Loan Bank of Cincinnati. A single advance was prepaid during the period ending September 30, 2020 resulting in a penalty of $35,771. Mortgage loan expense also saw an increase of $99,831 during the same period.

Financial Condition for the Six-Month Period Ended March 31, 2021 and the Years Ended September 30, 2020 and September 30, 2019

Summary—March 31, 2021 compared to September 30, 2020

	March 31, 2021	September 30, 2020	$ Change	% Change
Assets
Cash and due from banks	$1,968,424	$26,849,769	(24,881,345)	-92.67%
Interest-bearing deposits	33,540,225	0	33,540,225	—
Federal funds sold	871,000	262,000	609,000	232.44%
Total cash and cash equivalents	36,379,649	27,111,769	9,267,880	34.18%

	March 31, 2021	September 30, 2020	$ Change	% Change
Interest-bearing time deposits	16,750,000	21,749,000	(4,999,000)	-22.98%
Debt securities available for sale	8,954,856	6,088,453	2,866,403	47.08%
Debt securities held to maturity	996,506	1,016,518	(20,012)	-1.97%
Federal Home Loan Bank stock – at cost	2,794,200	2,794,200	0	0.00%
Loans, net of allowance for loan losses	321,565,520	329,573,210	(8,007,690)	-2.43%
Premises and equipment, net	678,619	700,609	(21,990)	-3.14%
Accrued interest receivable	1,264,862	1,381,226	(116,364)	-8.42%
Other assets	1,214,656	639,389	575,267	89.97%

Total assets	390,598,868	391,054,374	(455,506)	-0.12%

Liabilities and Stockholders’ Equity
Liabilities
Deposits	304,556,601	305,734,601	(1,178,000)	-0.39%
Borrowings	6,000,000	6,000,000	0	0.00%
Advance payments by borrowers for taxes and insurance	495,616	484,869	10,747	2.22%
Other liabilities	444,372	746,569	(302,197)	-40.48%

Total liabilities	311,496,589	312,966,039	(1,469,450)	-0.47%

Stockholders’ Equity
Serial preferred stock, no par value established 500,000 shares authorized; none outstanding	0	0	0	0.00%
Common stock, $0.01par value 6,000,000 shares authorized; 2,470,032 shares issued and outstanding	24,700	24,700	0	0.00%
Capital surplus	11,197,001	11,197,001	0	0.00%
Retained earnings	67,706,527	66,573,103	1,133,424	1.70%
Accumulated other comprehensive income(loss)	174,051	293,531	(119,480)	-40.70%
Total shareholders’ equity	79,102,279	78,088,335	1,013,944	1.30%

Total liabilities and shareholders’ equity	390,598,868	391,054,374	(455,506)	-0.12%

Our assets decreased $455,506, or 0.12%, from $391.05 million as of September 30, 2020 to $390.60 million as of March 31, 2021. Our asset decline was primarily in interest-bearing time deposits and loans receivable. This was offset by growth in cash and cash equivalents and available-for-sale securities. Our interest-bearing time deposits decreased $5.00 million or 22.98%, from $21.75 million as of September 30, 2020 to $16.75 million as of March 31, 2021. Our net loans receivable decreased $8.01 million, or 2.43%, from $329.57 million as of September 30, 2020 to $321.57 million as of March 31, 2021. Our cash and cash equivalents increased $9.27 million or 34.18%, from $27.11 million as of September 30, 2020 to $36.38 million as of March 31, 2021. Our available-for-sale securities increased $2.87 million, or 47.08%, from $6.09 million as of September 30, 2020 to $8.95 million as of March 31, 2021.

Summary—September 30, 2020 Compared to September 30, 2019

	September 30, 2020	September 30, 2019	$ Change	% Change
Assets
Cash and due from banks	$26,849,769	$2,323,787	$24,525,982	1,055.43%
Interest-bearing deposits	0	28,932,518	(28,932,518)%
Fed funds sold	262,000	114,000	148,000	129.82%

Total cash and cash equivalents	27,111,769	31,370,305	(4,258,536)	-13.58%
Interest-bearing time deposits	21,749,000	14,498,000	7,251,000	50.01%
Debt securities available for sale	6,088,453	0	6,088,453	—
Debt securities held to maturity	1,016,518	1,016,535	(17)	0.00%
Federal Home Loan Bank stock – at cost	2,794,200	2,794,200	0	0.00%
Loans receivable, net of allowance for loan losses	329,573,210	338,904,799	(9,331,589)	-2.75%
Premises and equipment, net	700,609	696,535	4,074	0.58%
Accrued interest receivable	1,381,226	1,479,785	(98,559)	-6.66%
Other assets	639,389	899,927	314,729	34.97%

Total assets	$391,054,374	$391,660,086	$(605,712)	-0.15%

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$305,734,601	$304,913,321	$821,280	0.27%
Borrowings	6,000,000	10,000,000	(4,000,000)	-40.00%
Advance payments by borrowers for taxes and insurance	484,869	484,016	853	0.18%
Other liabilities	746,569	540,808	205,761	38.05%

Total liabilities	$312,966,039	$315,938,145	$(2,972,106)	-0.94%

Stockholders’ Equity
Serial preferred stock, no par value established 500,000 shares authorized; none outstanding	0	0	0	0.00%
Common stock, $0.01par value 6,000,000 shares authorized; 2,470,032 shares issued and outstanding	24,700	24,700	0	0.00%
Capital surplus	11,197,001	11,197,001	0	0.00%
Retained earnings	66,573,103	64,500,240	2,072,863	3.21%
Accumulated other comprehensive income(loss)	293,531	0	293,531	—
Total shareholders’ equity	78,088,335	75,721,941	4,439,257	5.86%

Total liabilities and shareholders’ equity	$391,054,374	$391,660,086	$(605,712)	-0.15%

Our assets decreased $605,712, or 0.15%, from $391.66 million as of September 30, 2019 to $391.05 million as of September 30, 2020. Our asset decline was primarily in cash and cash equivalents and loans receivable. This was offset by growth in interest-bearing time deposits and available-for-sale securities. Our cash and cash equivalents decreased $4.26 million or 13.58%, from $31.37 million as of September 30, 2019 to $27.11 million as of September 30, 2020. Our loans receivable decreased $9.33 million or 2.75%, from $338.90 million as of September 30, 2019 to $329.57 million as of September 30, 2020. Our interest-bearing time deposits increased $7.25 million or 50.01%, from $14.98 million as of September 30, 2019 to $21.75 million as of September 30, 2020. Our available-for-sale securities increased $6.09 million or 100%, from $0 as of September 30, 2019 to $6.09 million as of September 30, 2020.

Loan Portfolio

Our primary source of income is interest on loans to individuals, professionals, small businesses, farmers and commercial companies. Our loan portfolio consists primarily of one-to-four family, multi-family and commercial real estate loans secured by real estate properties located in our primary market areas. Our loan portfolio represents the highest yielding component of our earning asset base.

The following table summarizes our loan portfolio by type of loan as of March 31, 2021 compared to September 30, 2020:

	March 31, 2021	Percentage of Total Loans	September 30, 2020	Percentage of Total Loans	Change Dollar Amounts	Percentage Change
Mortgage loans
One-to-four family real estate loans	$183,372,725	56.07%	$186,347,015	55.59%	(2,974,290)	-1.60%
Multi-family real estate loans	62,972,065	19.25%	67,474,106	20.13%	(4,502,041)	-6.67%
Commercial real estate loans	56,379,612	17.24%	57,951,882	17.29%	(1,572,270)	-2.71%
Real estate construction loans	982,627	0.30%	344,000	0.10%	638,627	185.65%

Total mortgage loans	303,707,029	92.86%	312,117,003	93.11%	(8,409,974)	-2.69%
Consumer and other loans
Consumer loans	2,414,919	0.74%	3,779,970	1.13%	(1,365,051)	-36.11%
Commercial loans	20,947,643	6.40%	19,315,636	5.76%	1,632,007	8.45%

Total consumer and other loans	23,362,562	7.14%	23,095,606	6.89%	266,956	1.16%
Total Gross Loans	$327,069,591	100.00%	$335,212,609	100.00%	$(8,143,018)	-2.43%

Total Loans, net of allowance for loan loss	$321,565,520		$329,573,210
Deferred loan origination fees and costs, net	(598,121)		(556,300)
Allowance for Loan Loss	(4,905,950)		(5,083,099)

Total Gross Loans	$327,069,591		$335,212,609

As of March 31, 2021 total gross loans were $327.07 million. This represents a decrease of $8.14 million compared to $335.21 million as of September 30, 2020. Total net loans as a percentage of deposits were 107.80% and 105.58% as of September 30, 2020 and March 31, 2021, respectively. Total net loans as a percentage of assets were 84.28% and 82.33% as of September 30, 2020 and March 31, 2021, respectively.

As of March 31, 2021 one-to-four family real estate loans were 56.07% of the loan portfolio compared to 55.59% as of September 30, 2020. Multi-family real estate loans were 19.25% of the loan portfolio at March 31, 2021 compared to 20.13% at September 30, 2020. Commercial real estate loans decreased slightly as a percentage of total loans to 17.24% at March 31, 2021 from 17.29% at September 30, 2020.

The following table summarizes our loan portfolio by type of loan as of September 30, 2020 compared to September 30, 2019:

	September 30, 2020	Percentage of Total Loans	September 30, 2019	Percentage of Total Loans	Change Dollar Amounts	Percentage Change
Mortgage loans
One-to-four family real estate loans	$186,347,015	55.59%	$203,499,686	59.10%	$(17,152,671)	-8.43%
Multi-family real estate loans	67,474,106	20.13%	73,036,051	21.21%	(5,561,945)	-7.62%
Commercial real estate loans	57,951,882	17.29%	55,426,074	16.10%	2,525,808	4.56%
Real estate construction loans	344,000	0.10%	346,868	0.10%	(2,868)	-0.83%

Total mortgage loans	312,117,003	93.11%	332,308,679	96.52%	(20,191,676)	-6.08%
Consumer and other loans
Consumer loans	3,779,970	1.13%	3,530,633	1.03%	249,337	7.06%
Commercial loans	19,315,636	5.76%	8,468,248	2.46%	10,847,388	128.09%

Total consumer and other loans	23,095,606	6.89%	11,998,881	3.48%	11,096,725	92.48%

Total Gross Loans	$335,212,609	100.00%	$344,307,560	100.00%	$(9,094,951)	-2.64%

Total Loans, net of allowance for loan loss	$329,573,200		$338,904,799
Deferred loan origination fees and costs, net	(556,300)		(319,662)
Allowance for Loan Loss	(5,083,099)		(5,083,099)
Total Gross Loans	$335,212,609		$344,307,560

As of September 30, 2020, total gross loans were $335.21 million. This represents a decrease of $9.09 million compared to $344.31 million as of September 30, 2019. Total net loans as a percentage of deposits was 107.80% and 111.15% as of September 30, 2020 and 2019, respectively. Total net loans as a percentage of assets was 84.28% and 86.53% as of September 30, 2020 and 2019, respectively.

As of September 30, 2020 one-to-four family real estate loans were 55.59% of the loan portfolio compared to 59.10% as of September 30, 2019. Multi-family real estate loans were 20.13% of the loan portfolio at September 30, 2020 compared to 21.21% at September 30, 2019. Commercial real estate loans increased as a percentage of total loans to 17.29% at September 30, 2020 from 16.10% at September 30, 2019. During this period one-to-four family real estate loans represented the largest share of decrease at 8.43% of the total decline.

Mortgage Loans. Mortgage loans are comprised of loans to fund construction, land acquisition and development, 1-4 family homes, loans for nonfarm nonresidential properties, and loans for farmland. This diversity helps reduce the exposure to adverse economic events that affect any single industry. Mortgage loans decreased $20.19 million, or 6.08%, to $312.12 million as of September 30, 2020 from $332.31 million as of September 30, 2019. Mortgage loans decreased $8.41 million, or 2.69%, to $303.71 million as of March 31, 2021 from $312.12 million as of September 30, 2020. One-to-four family real estate had the largest decline from

September 30, 2019 to September 30, 2020. The decline from September 30, 2019 to September 30, 2020 was $17.15 million. Multi-family real estate had the largest decline from September 30, 2020 to March 31, 2021 at $4.50 million.

The following charts detail mortgage loans:

	September 30, 2020	September 30, 2019	Change Dollar Amounts	Percentage Change
Mortgage loans
One-to-four family real estate loans	$186,347,015	$203,499,686	$(17,152,671)	-8.43%
Multi-family real estate loans	67,474,106	73,036,051	(5,561,945)	-7.62%
Commercial real estate loans	57,951,882	55,426,074	2,525,808	4.56%
Real estate construction loans	344,000	346,868	(2,868)	-0.83%

Total mortgage loans	$312,117,003	$332,308,679	$(20,191,676)	-6.08%

(Dollars in Thousands)	March 31, 2021	September 30, 2020	Change Dollar Amounts	Percentage Change
Mortgage loans
One-to-four family real estate loans	$183,372,725	$186,347,015	$(2,974,290)	-1.60%
Multi-family real estate loans	62,972,065	67,474,106	(4,502,041)	-6.67%
Commercial real estate loans	56,379,612	57,951,882	(1,572,270)	-2.71%
Real estate construction loans	982,627	344,000	638,627	185.65%

Total mortgage loans	$303,707,029	$312,117,003	$(8,409,974)	-2.69%

Loan Underwriting. The portfolio segments include one-to-four real estate, multi-family real estate, commercial real estate, real estate construction, consumer and commercial loans. One-to-four family, one-to-four family construction and consumer loans rely on the historical cash flows of individual borrowers and on the collateral securing the loan. Multi-family, commercial real estate, commercial real estate construction and commercial segments are comprised of loans with a reliance on historic cash flows of small business borrowers and of small scale investors, as well as the underlying real estate projects or of land. The underwriting criteria across all segments consider the risk attributes to be impacted by weak local economic conditions and a weak real estate market. PFSB’s Board of Directors annually approves the loan underwriting policy along with the loan product manual which are used as guidelines in the underwriting process.

Past Due & Nonperforming Assets

A loan is considered to be in payment default once it is 30 days contractually past due under its terms. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. We have established underwriting guidelines to be followed by our loan officers, and we also monitor our delinquency levels for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

We believe our lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets.

The following charts detail past due loans as of March 31, 2021 and September 30, 2020 and 2019:

Delinquency

	March 31, 2021	September 30, 2020	September 30, 2019
	Total Amount	Total Amount	Total Amount
1 to 29 Days Past Due	$2,139,658	$4,874,009	$4,725,237
30 to 59 Days Past Due	175,832	448,610	1,611,070
60 to 89 days Past Due	0	12,983	420,416
90 Day Plus Past Due	279,157	636,621	213,125

Total	$2,594,647	$5,972,223	$6,969,848

Non-Accruing	$885,837	$1,269,681	$1,130,081

1 to 29 Days Past Due	0.66%	1.46%	1.37%
30 to 59 Days Past Due	0.05%	0.13%	0.47%
60 to 89 days Past Due	0.00%	0.00%	0.12%
90 Day Plus Past Due	0.09%	0.19%	0.06%
30 Days Plus	0.14%	0.32%	0.65%

Past due loans 30 days plus were 0.14% March 2021; 0.32% September 2020 and 0.65% September 2019. These amounts average 0.38%.

Allowance for Loan Losses

We maintain an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on historical loan loss rates, which is supplemented with other economic factors based on the risks present in the loan portfolio. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; experience, ability and depth of lending management and other relevant staff; and national and local economic trends and conditions.

As of March 31, 2021, the allowance for loan losses totaled $4.91 million, or 1.50% of total loans, compared to $5.08 million, or 1.52% of total loans, as of September 30, 2020. As of September 30, 2020, the allowance for loan losses totaled $5.08 million, or 1.52% of total loans, compared to $5.08 million, or 1.48% of total loans, as of September 30, 2019.

The following table presents, as of and for March 31, 2021 compared to September 30, 2020, an analysis of the allowance for loan losses and other related data:

	As of March 31, 2021	As of September 30, 2020
Gross loans outstanding at end of period	$327,069,591	$335,212,609
Allowance for loan loss at beginning of period	5,083,099	5,083,099
Provision for loan loss	(19,621)	(159,670)
Charge offs:
One-to-four family real estate & real estate construction	0	58
Multi-family real estate	0	0
Commercial real estate	0	0

	As of March 31, 2021	As of September 30, 2020
Consumer & Commercial	206,847	8,464

Total Charge offs	206,847	8,522
Recoveries:
One-to-four family real estate & real estate construction	12,141	115,175
Multi-family real estate	6,659	0
Commercial real estate	0	0
Consumer & Commercial	30,519	53,017

Total Recoveries	49,319	168,192
Net Charge offs (Recoveries)	157,528	(159,670)
Allowance for loan loss at end of period	4,905,950	5,083,099
Ratio of allowance to end of period loans	1.50%	1.52%

The following tables present, as of and for September 30, 2020 and 2019, an analysis of the allowance for loan losses and other related data:

	As of September 30, 2020	As of September 30, 2019
Gross loans outstanding at end of period	$335,212,609	$344,307,560
Allowance for loan loss at beginning of period	5,083,099	5,083,099
Provision for loan loss	(159,670)	(125,849)
Charge offs:
One-to-four family real estate & real estate construction	58	8,079
Multi-family real estate	0	0
Commercial real estate	0	0
Consumer & Commercial	8,464	18,465

Total Charge offs	8,522	26,544
Recoveries:
One-to-four family real estate & real estate construction	115,175	44,350
Multi-family real estate	0	0
Commercial real estate	0	0
Consumer & Commercial	53,017	108,043

Total Recoveries	168,192	152,393
Net Charge offs (Recoveries)	(159,670)	(125,849)
Allowance for loan loss at end of period	5,083,099	5,083,099
Ratio of allowance to end of period loans	1.52%	1.48%

Although we believe that we have established our allowance for loan losses in accordance with GAAP and that the allowance for loan losses is adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in our loan portfolio. If we experience economic declines or if asset quality deteriorates, material additional provisions could be required.

Securities

We use our securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. Our investment portfolio consists of securities classified as available-for-sale and held to maturity. The carrying values of our available-for-sale investment securities are adjusted for unrealized gains or losses. As of March 31, 2021, the carrying amount of available for sale securities totaled $8.95 million, an increase of $2.86 million or 46.96%, compared to $6.09 million as of September 30, 2020. As of September 30, 2020, the carrying amount of available for sale securities totaled $6.09 million. There were no available for sale securities at September 30, 2019.

The following tables summarize the par value and estimated fair value of available for sale investment securities as of the dates shown:

As of September 30, 2019
Investment	Par Value	Unrealized Gain (Loss)	Premium (Discount)	Fair Value
Available-for-sale
US Federal Agencies	$0	$0	$0	$0
State and political subdivisions	0	0	0	0
Mortgage-backed securities	0	0	0	0

Total AFS Securities	0	0	0	0
Held-to-maturity
State and political subdivisions	1,020,000	55,700	(3,465)	1,072,235

Total HTM Securities	1,020,000	55,700	(3,465)	1,072,235

Total Securities	1,020,000	55,700	(3,465)	1,072,235

As of September 30, 2020
Investment	Par Value	Unrealized Gain (Loss)	Premium (Discount)	Fair Value
Available-for-sale
US Federal Agencies	$0	$0	$0	$0
State and political subdivision	3,690,000	295,607	189,829	4,175,436
Mortgage Backed Securities	1,814,749	75,950	22,318	1,913,017

Total AFS Securities	5,504,749	371,557	212,147	6,088,453
Held-to-maturity
State and political subdivisions	1,020,000	79,961	(3,482)	1,096,479

Total HTM Securities	1,020,000	79,961	(3,482)	1,096,479

Total Securities	6,524,749	451,518	208,665	7,184,932

As of March 31, 2021
Investment	Par Value	Unrealized Gain (Loss)	Premium (Discount)	Fair Value
Available-for-sale
US Federal Agencies	$1,000,000	$0	$0	$1,000,000
State and political subdivisions	6,280,000	185,557	256,315	6,721,872
Mortgage Backed Securities	1,183,695	34,760	14,529	1,232,984

Total AFS Securities	8,463,695	220,317	270,844	8,954,856
Held-to-maturity
State and political subdivisions	1,000,000	65,959	(3,494)	1,062,465

Total HTM Securities	1,000,000	65,959	(3,494)	1,062,465

Total Securities	9,463,695	286,276	267,350	10,017,321

Securities represented 2.29%, 1.56%, and 0.00% of total assets as of March 31, 2021, September 30, 2020, and September 30, 2019, respectively. Securities purchased during the last 24 months have been primarily municipal bonds. This purchase strategy is due to yield.

The following charts detail available for sale securities by type as a percentage of total assets:

As of September 30, 2019
Investment	Fair Value	Total Assets	Securities to Total Assets
US Federal Agencies	$0		0.00%
State and political subdivisions	0		0.00%
Mortgage backed securities	0		0.00%

Total Securities	0	$391,660,086	0.00%

As of September 30, 2020
Investment	Fair Value	Total Assets	Securities to Total Assets
US Federal Agencies	$0		0.00%
State and political subdivisions	4,175,436		1.07%
Mortgage backed securities	1,913,017		0.49%

Total Securities	6,088,453	$391,054,374	1.56%

As of March 31, 2021
Investment	Fair Value	Total Assets	Securities to Total Assets
US Federal Agencies	$1,000,000		0.26%
State and political subdivisions	6,721,872		1.72%
Mortgage backed securities	1,232,984		0.32%

Total Securities	8,954,856	$390,598,868	2.29%

All of our mortgage-backed securities are agency securities. We do not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, structured investment vehicles, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in our investment portfolio. For all periods presented herein, the investment portfolio did not contain any securities that are directly backed by subprime or Alt-A mortgages.

From September 30, 2019 to March 31, 2021, total securities have increased from $1.02 million to $9.95 million or $8.93 million. Securities are purchased based on yield and liquidity.

Deposits

We offer a variety of deposit accounts having a wide range of interest rates and terms, including demand, savings and time accounts. We rely primarily on competitive pricing policies and personalized service to attract and retain these deposits.

Total deposits as of March 31, 2021 were $304.56 million, a decrease of $1.18 million compared to $305.73 million, or 0.39%, as of September 30, 2020. Deposit run-off was primarily due to a decrease in the offering rate on interest-bearing demand accounts and certificates of deposit.

Noninterest-bearing deposits as of March 31, 2021 were $2.45 million compared to $2.37 million as of September 30, 2020, an increase of $78,253, or 3.30%.Noninterest-bearing deposits as of September 30, 2020 were $2.37 million compared to $1.59 million as of September 30, 2019, an increase of $783,915, or 49.32%.

The following charts detail deposits by type, for the periods indicated:

	March 31, 2021	September 30, 2020	$ Change	% Change
Deposits
Noninterest-bearing	$2,451,551	$2,373,298$	$78,253	3.30%
Interest-bearing	302,105,050	303,361,303	(1,256,253)	-0.41%

Total deposits	$304,556,601	$305,734,601	$(1,178,000)	-0.39%

	September 30, 2020	September 30, 2019	$ Change	% Change
Deposits
Noninterest-bearing	$2,373,298	$1,589,383	$783,915	49.32%
Interest-bearing	303,361,303	303,323,938	37,365	0.01%

Total deposits	$305,734,601	$304,913,321	$821,280	0.27%

Average deposits for March 31, 2021 were $304.64 million, a decrease of $1.36 million, or 0.44%, over the average September 30, 2020 of $306.0 million. The rate paid on total deposits decreased over this period from 1.96% for September 30, 2020 to 1.70% for March 31, 2021.

The following chart details average deposits by type, for the periods indicated:

	March 31, 2021	September 30, 2020	$ Change	% Change
Average Deposits YTD
Noninterest-bearing	$2,348,601	$1,911,620	$436,981	22.86%
Interest-bearing	302,295,141	304,092,496	(1,797,355)	0.59%

Total average deposits	$304,643,742	$306,004,116	$(1,360,347)	-0.44%

Average deposits for September 30, 2020 were $306.0 million, an increase of $1.86 million, or 0.61%, over the average for September 30, 2019 of $304.14 million. The rate paid on total deposits increased over this period from 1.91% for September 30, 2019 to 1.96% for September 30, 2020.

The following chart details average deposits by, for the periods indicated:

	September 30 2020,	September 30, 2019	$ Change	% Change
Average Deposits YTD
Noninterest-bearing	$1,911,620	$1,692,902	$218,718	12.92%
Interest-bearing	304,092,496	302,451,148	1,641,348	0.54%

Total average deposits	$306,004,116	$304,144,050	$1,860,066	0.61%

Borrowings

PFSB had available lines of credit of $26.9 million, $27.1 million and $27.2 million at March 31, 2021, September 30, 2020 and September 30, 2019, respectively. Excess borrowing capacity at March 31, 2021, September 30, 2020 and September 30, 2019 was $105.9 million, $109.7 million and $122.7 million, respectively. As of March 31, 2021 and September 30, 2020, outstanding borrowings were $6.0 million. As of September 30, 2019, outstanding borrowings were $10.0 million.

The following table shows our FHLB borrowings at the dates indicated:

	March 31, 2021 Borrowing Amount	September 30, 2020 Borrowing Amount	September 30, 2019 Borrowing Amount
FHLB	$6,000,000	$6,000,000	$10,000,000
Weighted Average Rate	2.30%	2.30%	1.98%
Weighted Average Maturity	3.09 years	3.58 years	3.40 years

As of March 31, 2021, September 30, 2020, and September 30, 2019, the weighted average rate was 2.30%, 2.30%, and 1.98%, respectively. Borrowing costs remained flat from September 30, 2020 to March 31, 2021 and increased 32BP from September 30, 2019 to September 30, 2020. As of March 31, 2021, September 30, 2020, and September 30, 2019, the weighted average maturity was 3.09 years, 3.58 years, and 3.40 years, respectively.

Liquidity and Capital Resources

Liquidity

Liquidity is our capacity to meet our cash and collateral obligations at a reasonable cost. Maintaining an adequate level of liquidity depends on PFSB’s ability to efficiently meet expected and unexpected cash flows and collateral needs without adversely affecting either daily operations or the financial conditions of the institution.

Liquidity involves our ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, PFSB’s liquidity needs were primarily met by core deposits, loan maturities, amortizing investments, loan portfolios, and FHLB advances.

The following table illustrates, during the periods presented, the mix of our funding sources and the average assets in which those funds are invested as a percentage of average total assets for the period indicated. Average assets totaled $391.36 million for the six months ended March 31, 2021. Average assets totaled $394.39 million and $392.12 million for the years ended September 30, 2020 and 2019, respectively.

	For the Six Months Ended	For the Year Ended
	March 31, 2021	September 30, 2020	September 30, 2019
Sources of Funds:
Total Deposits	77.92%	77.59%	77.56%
Borrowings	1.53%	2.46%	3.06%
Other Liabilities	0.45%	0.41%	0.43%
Shareholders’ Equity	20.10%	19.54%	18.95%

Total	100.00%	100.00%	100.00%
Uses of Funds:
Net Loans	83.47%	84.19%	88.13%
Securities	2.32%	0.98%	0.26%
Cash & Deposits in Other Banks	13.03%	13.61%	10.45%
Other Assets	1.18%	1.22%	1.16%

Total	100.00%	100.00%	100.00%

Average Loans to Average Assets	83.46%	84.19%	88.13%
Average Loans to Average Deposits	107.12%	108.51%	113.62%

Our primary sources of funds are deposits and FHLB advances. Our primary use of funds is loans. We do not expect a change in the primary source or use of our funds in the foreseeable future. Our average net loans decreased 1.63% for the six months ended March 31, 2021 compared to the year ended September 30, 2020. Our average net loans decreased 3.91% for the year ended September 30, 2020 compared to the same period in 2019.

For all periods presented herein, we had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature. As of March 31, 2021, we had cash and cash equivalents of $36.38 million compared to $27.11 million as of September 30, 2020. As of September 30, 2020, we had cash and cash equivalents of $27.11 million compared to $31.37 million as of September 30, 2019.

Capital Resources

Shareholders’ Equity

Total shareholders’ equity increased to $79.10 million as of March 31, 2021, compared to $78.09 million as of September 30, 2020, an increase of $1.01 million, or 1.30%. Total shareholders’ equity increased to $78.09 million as of September 30, 2020, compared to $75.72 million as of September 30, 2019, an increase of $4.43 million, or 5.86%.

The following tables present our actual capital amounts as of the dates indicated:

	March 31, 2021	September 30, 2020	$ Change	% Change
Shareholders’ Equity
Serial preferred stock, no par value established
500,000 shares authorized; none outstanding	0	0	0	0.00%
Common stock, $0.01par value 6,000,000 shares authorized; 2,470,032 shares issued and outstanding	24,700	24,700	0	0.00%
Capital surplus	11,197,001	11,197,001	0	0.00%
Retained earnings	67,706,527	66,573,103	1,133,424	1.70%
Accumulated other comprehensive income	174,051	293,531	(119,480)	-40.70%

Total shareholders’ equity	79,102,279	78,088,335	1,013,944	1.30%

	March 31, 2021	March 31, 2020	$ Change	% Change
Shareholders’ Equity
Serial preferred stock, no par value established
500,000 shares authorized; none outstanding	0	0	0	0.00%
Common stock, $0.01par value 6,000,000 shares authorized; 2,470,032 shares issued and outstanding	24,700	24,700	0	0.00%
Capital surplus	11,197,001	11,197,001	0	0.00%
Retained earnings	67,706,527	66,010,055	1,696,472	2.57%
Accumulated other comprehensive loss	174,051	0	174,051	—

Total shareholders’ equity	79,102,279	77,231,756	1,870,523	2.42%

The declaration and payment of dividends to our shareholders, as well as the amounts thereof, are subject to the discretion of the PFSB Board of Directors and depend upon our results of operations, financial condition, capital levels, cash requirements, future prospects, regulatory limitations, and other factors deemed relevant by the PFSB Board of Directors.

Regulatory Capital Ratios

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions are required to maintain minimum capital relative to the amount and types of assets they hold. For all periods presented herein PFSB was in compliance with all applicable regulatory capital requirements, and was classified as “well-capitalized,” for purposes of regulations.

The following tables present our actual regulatory capital ratios as of the dates indicated.

	September 30, 2019	September 30, 2020	March 31, 2021
Common Equity Tier 1	33.01%	33.41%	34.29%
Tier 1 Risk-based	33.01%	33.41%	34.29%
Total Risk-based	34.27%	34.67%	35.55%
Leverage	19.36%	19.77%	20.25%

Off-Balance Sheet Arrangements

We have limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. In the ordinary course of business, PFSB enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit, unused lines of credit, commercial and similar letters of credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in PFSB’s financial statements. PFSB’s exposure to loan loss in the event of nonperformance on these financial commitments is represented by the contractual amount of those instruments. PFSB uses the same credit policies in making commitments as it does for loans reflected in the financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. PFSB evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by PFSB is based on management’s credit evaluation of the customer. A summary of commitments is as follows for each period end:

(Dollars in Thousands)	March 31, 2021	September 30, 2020	September 30, 2019
1 – 4 Family Residential Construction Real Estate	$1,493	$319	$289
Commercial Construction Real Estate, Land Development	2,142	6,222	1,192
Commercial and Industrial	3,370	2,563	384
Other Unused Commitments	4,553	5,162	7,496
FHLB Standby Letter of Credit	26,955	27,125	27,205

Total	$38,513	$41,391	$36,566

Contractual Obligations

The following table sets forth supplemental information regarding our total contractual obligations as of September 30, 2020:

(Dollars in Thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
FHLB Advances	$6,000	$0	$0	$6,000	$0

Total	$6,000	$0	$0	$6,000	0

Interest Rate Sensitivity and Market Risk

As a financial institution, our primary component of market risk is interest rate volatility. Our asset liability management policy provides management with the guidelines for effective funds management, and we have established a measurement system for monitoring our net interest rate sensitivity position. We manage our sensitivity position within our established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk, while at the same time maximizing income.

We manage our exposure to interest rates by structuring our balance sheet in the ordinary course of business. We do not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of our operations, we are not subject to foreign exchange or commodity price risk. We do not own any trading assets.

Our exposure to interest rate risk is managed by the asset & liability management committee, in accordance with policies approved by the Board of Directors, which consists of two directors and seven members of management. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans, and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

We use interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of non-maturity deposit accounts are based on standard regulatory decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Internal policy regarding interest rate simulations currently specifies that for shifts of the yield curve, estimated fair value of equity should not decline by more than 50% for a 300BP shift, 35% for a 200BP shift, and 25% for a 100BP shift. PFSB has been within the policy’s limits for return on average assets and change in fair value of equity for all indicated dates (March 31, 2021, September 30, 2020, and September 30, 2019).

Impact of Inflation

Our financial statements and related notes included elsewhere in this statement have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Critical Accounting Policies

Our financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis

We have identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates and assumptions used in the preparation of our financial statements are appropriate.

Loans and Allowance for Loan Losses

The allowance for loan losses is an estimated amount management believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Management’s periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Delinquency statistics are updated at least monthly. PFSB categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. PFSB analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans aggregated one borrower with an outstanding balance greater than $500,000 and newly originated, unsecured commercial loans. This analysis is performed on an annual basis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes show the historical financial positions and results of operations of F&M and PFSB, and have been prepared to illustrate the effects of the Merger involving F&M and PFSB under the acquisition method of accounting with F&M treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of PFSB, as of the effective date of the Merger, will be recorded by F&M at their respective fair values and the excess of the merger consideration over the fair value of PFSB’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2021, and for the year ended December 31, 2020, are presented as if the Merger had occurred on January 1, 2021. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) PFSB’s balance sheet through the Effective Time of the Merger; (ii) the aggregate value of merger consideration paid if the price of F&M’s stock varies from the assumed $24.22 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the proposed transaction. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

F&M’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2021, included in F&M’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and are incorporated by reference in this joint proxy statement/prospectus;

•

F&M’s audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in F&M’s Annual Report on Form 10-K for the year ended December 31, 2020, and are incorporated by reference in this joint proxy statement/prospectus;

•	PFSB’s separate unaudited historical financial statements and accompanying notes as of and for the six months ended March 31, 2021, included in this joint proxy statement/prospectus; and

•	PFSB’s audited historical financial statements and accompanying notes as of and for the year ended September 30, 2020, included in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

(In thousands)	F&M Historical	PFSB Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$24,189	$35,509	$(3,127)	(1)	$37,337
			40,000	(2)
			(59,234)	(3)
Interest-earning deposits with financial institutions	151,311	17,621			168,932

Cash and cash equivalents	175,500	53,130			206,269
Investment securities available-for-sale, at fair value	352,974	8,955			361,929
Investment securities held-to-maturity	—	997			997
Trading securities	—	—			—
Loans held for sale	7,511	—			7,511
Loans receivable	1,341,679	326,471	(2,087)	(4)	1,666,063
Less: Allowance for loan losses	14,425	(4,906)	4,906	(5)	14,425

Net loans	1,327,254	321,565	2,819		1,651,638
Premises and equipment	26,703	679			27,382
Goodwill	47,340	—	27,476	(6)	74,816
Other intangibles	3,444	—	585	(7)	4,029
Accrued interest and other assets	52,559	5,274	209	(8)	58,042

Total assets	$1,993,285	390,600	8,728		2,392,613

LIABILITIES
Deposits	$1,683,851	304,557	4,400	(9)	1,992,808
Securities sold under agreements to repurchase	30,072	—			30,072
FHLB borrowings	17,840	6,000	40,000	(10)	63,840
Subordinated debentures	—	—			—
Accrued interest and other liabilities	14,694	940			15,364

Total liabilities	1,746,457	311,497	44,400		2,102,354

SHAREHOLDERS’ EQUITY
Common stock and paid in capital	82,030	11,222	(11,222)	(11)	126,449
			44,419	(12)
Retained earnings	176,617	67,707	(67,707)	(11)	175,630
			(988)	(13)
Accumulated other comprehensive (loss) income	143	174	(174)	(11)	143
Treasury stock, at cost	(11,962)	—			(11,962)

Total shareholders’ equity	246,828	79,103	(35,672)		290,259

Total liabilities and shareholders’ equity	$1,993,285	$390,600	8,728		2,392,613

Footnotes:

(1)	To record after-tax merger related costs for both companies
(2)	To record cash proceeds from short-term debt to fund cash consideration
(3)	To record payment of cash consideration
(4)	To record the estimated fair value of PFSB’s loan portfolio
(5)	To eliminate PFSB’s allowance for loan loss account
(6)	To record goodwill created from the Merger
(7)	To record core deposit intangible
(8)	To record deferred tax asset as a result of fair value adjustments
(9)	To record fair value adjustment on certificates of deposit portfolio
(10)	To record short-term debt incurred by F&M to fund cash consideration
(11)	To eliminate PFSB’s capital accounts
(12)	To record issuance of 1,833,999 shares of F&M common stock
(13)	To record F&M’s after-tax pre-merger transaction costs

Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 2021

(Dollars In thousands, except per share data)	F&M Historical	PFSB Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest income:
Loans	$15,612	$3,707	104	(1)	19,423
Investment securities	1,059	58			1,117
Other earning assets	94	67			161

Total interest income	16,765	3,832	104		20,701
Interest expense:
Deposits	1,340	1,239	(815)	(2)	1,764
FHLB advances and other	388	42	275	(3)	705
Subordinated debentures	—	—			—

Total interest expense	1,728	1,281	(540)		2,469

Net interest income	15,037	2,551	644		18,232
Provision for loan losses	1,700				1,700

Net interest income after provision for loan losses	13,337	2,551			16,532
Noninterest income:
Service charges and other charges	3,513	1			3,514
Gain (loss) on sale of securities	293				293
Gain (loss) on sale of real estate owned	1,046				1,046
Income from Bank Owned Life Insurance	139				139
Other		1			1

Total noninterest income	4,991	2			4,993
Noninterest expenses:
Compensation and benefits	6,384	526			6,910
Occupancy	1,368	38			1,406
Data processing	505	102			607
Other	4,102	399	21	(4)	4,522

Total noninterest expenses	12,359	1,065	21		13,445

Income before income taxes	5,969	1,488	623		8,080
Income tax expense	1,060	304	131	(5)	1,495

Net income	$4,909	$1,184	492		$6,585
Net earnings per common share—basic	$0.44	$0.48			$0.51
Net earnings per common share—diluted	$0.44	$0.48			$0.51
Average basic shares outstanding	11,197,012	2,470,032	1,833,999		13,031,011
Average diluted shares outstanding	11,197,012	2,470,032	1,833,999		13,031,011

Footnotes

(1)	To reflect the accretion of the loan fair value adjustment over a 5-year estimated average life
(2)	To reflect the accretion of the fair value adjustment on the CD portfolio over a 1.35 year estimated average life
(3)	To reflect borrowing costs at 2.75%
(4)	To reflect amortization of core deposit intangible straight-line over 7 years
(5)	To reflect tax effect of pro forma adjustments at 21%

Unaudited Pro Forma Condensed Combined Statements of Income for the year ended

December 31, 2020 (1)

(Dollars In thousands, except per share data)	F&M Historical	PFSB Historical (1)	Pro Forma Merger Adjustments	Notes	Pro Forma Combined (*)
Interest income
Loans	$65,317	$15,885	417	(1)	81,619
Investment securities	4,448	105			4,553
Other earning assets	404	673			1,077

Total interest income	70,169	16,663	417		87,249
Interest expense
Deposits	8,638	5,969	(3,259)	(2)	11,348
FHLB advances and other	1,755	225	1,100	(3)	3,080
Subordinated debentures		—			—

Total interest expense	10,393	6,194	(2,159)		14,429

Net interest income	59,776	10,469	2,576		72,821
Provision for loan losses	6,981	(160)			6,821

Net interest income after provision for loan losses	52,795	10,629			66,000
Noninterest income
Service charges and other charges	11,706	4			11,710
Gain (loss) on sale of securities	270				270
Gain (loss) on sale of real estate owned	4,022				4,022
Income from Bank Owned Life Insurance	789				789
Other		4			4

Total noninterest income	16,787	8			16,795
Noninterest expenses
Compensation and benefits	24,089	2,104			26,193
Occupancy	5,414	127			5,541
Data processing	1,768	281			2,049
Other	13,105	1,639	84	(4)	14,828

Total noninterest expenses	44,376	4,151	84		48,611

Income before income taxes	25,206	6,486	2,492		34,185
Income tax expense	5,111	1,350	523	(5)	6,985

Net income	$20,095	$5,136	1,969		27,200
Net earnings per common share—basic	$1.80	$2.08			$2.10
Net earnings per common share—diluted	$1.80	$2.08			$2.10
Average basic shares outstanding	11,146,270	2,470,032	1,833,999		12,980,269
Average diluted shares outstanding	11,146,270	2,470,032	1,833,999		12,980,269

*	PFSB Historical and ProForma Combined financial information presented is based upon PFSB’s financial information for the year-ended September 30, 2020, without adjustment.

Footnotes

(1)	To reflect the accretion of the loan fair value adjustment over a 5-year estimated average life
(2)	To reflect the accretion of the fair value adjustment on the CD portfolio over a 1.35 year estimated average life
(3)	To reflect borrowing costs at 2.75%
(4)	To reflect amortization of core deposit intangible straight-line over 7 years
(5)	To reflect tax effect of pro forma adjustments at 21%

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1-Description of Transaction

On May 4, 2021, F&M and PFSB announced that they had entered into the Merger Agreement pursuant to which PFSB will be merged with and into F&M Bank, a wholly owned subsidiary of F&M, with F&M Bank continuing as the surviving bank. In the Merger, each share of PFSB common stock owned by PFSB shareholders (other than dissenting shares) will be converted into the right to receive at the election of each PFSB shareholder: (i) the Exchange Ratio of 1.7766 shares of F&M common stock, subject to the requirement that F&M will issue exactly 1,833,999 F&M Shares in the Merger; or (ii) $41.20 in cash. F&M will pay cash for any fractional shares resulting from application of the Exchange Ratio. In the event PFSB shareholders elect to receive more than, or fewer than, the 1,833,999 F&M Shares in the Merger, shareholder elections will be automatically adjusted as provided in the Merger Agreement. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

Note 2-Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the Merger involving F&M Bank and PFSB with F&M as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The pro forma data reflects the proposed acquisition of PFSB and the proposed issuance of 1,833,999 shares of F&M common shares to PFSB shareholders and assumes the payment of $59,234,229 in cash, in the aggregate, to the PFSB shareholders as part of the Merger Consideration

Under the acquisition method of accounting, the assets and liabilities of PFSB will be recorded at the respective fair values on the effective date of the Merger. The fair value on the effective date of the Merger represents management’s best estimates based on available information and facts and circumstances in existence on the effective date of the Merger. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) PFSB’s balance sheet through the effective time of the Merger; (ii) the aggregate value of Merger consideration paid if the price of F&M’s stock varies from the assumed $24.22 per share; (iii) total Merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both F&M and PFSB are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 3-Estimated Merger and Integration Costs

In connection with the Merger, the plan to integrate F&M’s and PFSB’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. F&M and PFSB are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems and benefit plans, cancelling contracts with service providers and selling or otherwise disposing of certain premises, furniture and equipment. F&M and PFSB expect to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Certain acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimated the total pre-tax Merger-related costs to be approximately $3.958 million and expect they will be incurred primarily in fiscal year 2021. We have reflected approximately $3.593 million of direct pre-tax Merger-related costs in the accompanying pro forma financial information.

Note 4-Estimated Annual Cost Savings

F&M and PFSB expect to realize approximately $1.55 million in annual net pre-tax cost savings following the Merger. Management expects to realize up to 75% in the first 12 months subsequent to closing the transaction and 100% thereafter. However, there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 5-Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of 1,833,999 shares of F&M common shares and assumes the payment of $59,234,229 in cash to PFSB shareholders. The Merger will be accounted for using the acquisition method of accounting; accordingly, the F&M cost to acquire PFSB will be allocated to the assets (including identifiable intangible assets) and liabilities of PFSB at their respective estimated fair values as of the Merger date. As a result, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

Pro Forma Purchase Price (Dollars in Thousands, except per share amounts):
Shares of F&M Stock Issued	1,833,999
Price of F&M Stock per share	$24.22
Aggregate Value of F&M Stock Issued	44,419
Cash Consideration	59,234

Aggregate Value of Consideration to PFSB		$103,653

Net Assets Acquired:
Cash and due from banks	$33,370
Interest-earning deposits with financial institutions	17,621
Investment securities	9,952
Net loans	324,384
Premises and equipment	679
Other intangible assets	585
Mortgage servicing rights	—
Other assets	5,483

Total assets acquired	$392,074

Total deposits	308,957
Interest payable and other liabilities	940
FHLB and other borrowings	6,000

Total liabilities assumed	$315,897

Net assets acquired		$76,177

Preliminary pro forma goodwill created		$27,476

COMPARISON OF COMMON STOCK

The following summary comparison of F&M common stock and PFSB common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to F&M’s Articles of Incorporation and Code of Regulations, PFSB’s Articles of Incorporation and Code of Regulations, and applicable law.

Governing Law

Following the Merger, the rights of former PFSB shareholders who receive F&M common stock in the Merger will be governed by the Ohio General Corporation Law (the “OGCL”) and other applicable laws of the State of Ohio, the state in which F&M is incorporated, and by F&M’s Articles of Incorporation and Code of Regulations. The rights of PFSB shareholders are presently governed by the provision of Title 11 of the ORC (“Ohio Banking Law”), the provisions of the OGCL, to the extent not inconsistent with Ohio Banking Law, and other applicable laws of the State of Ohio, the state in which PFSB is incorporated, and by PFSB’s Articles of Incorporation and Code of Regulations. The rights of PFSB shareholders differ in certain respects from the rights they will have as F&M shareholders.

Authorized Stock

F&M	PFSB

The F&M articles of incorporation authorize 20,000,000 shares of capital stock, all of which are shares of common stock without par value.

F&M’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in F&M’s articles of incorporation without shareholder approval, subject only to the restrictions of the OGCL and the articles of incorporation.

Shareholders have the preemptive right to subscribe to additional shares of common stock when issued by F&M.

As of the date of this proxy statement and prospectus, there were 11,189,052 shares of F&M common stock issued and outstanding.

As of the date of this proxy statement and prospectus F&M has 1,402,034 shares of its common stock reserved and remaining available for issuance under its 2015 Long-Term Stock Incentive Plan.

The PFSB articles of incorporation, as amended, authorize 6,500,000 shares of capital stock, 6,000,000 of which are shares of common stock having a par value of $0.01 per share, and 500,000 of which are serial preferred stock.

PFSB’s board of directors may authorize the issuance of additional shares of common stock and preferred stock up to the amounts authorized in PFSB’s articles of incorporation without shareholder approval, subject only to the restrictions of the Ohio Banking Law and the articles of incorporation. Additionally PFSB’ Shareholders do not have the preemptive right to subscribe to additional shares of common stock when issued by PFSB.

As of the date of this proxy statement and prospectus, there were 2,470,032 shares of PFSB common stock issued and outstanding.

Restrictions on Transfer of Shares

F&M	PFSB
The holders of F&M common stock are generally not restricted on sales of their shares. The shares	The holders of PFSB common stock are generally not restricted on sales of their shares.

are also registered under Section 12 of the Exchange Act and listed for exchange on the NASDAQ Capital Market. As a result, a public market exists for the shares of common stock.	The shares are not registered under the Exchange Act and therefore PFSB does not file reports with the SEC. PFSB Shares are traded on the OTC Pink®Open. As a result, a limited public market exists for the shares of common stock.

Dividend Rights

F&M	PFSB

The holders of F&M common stock are entitled to dividends and other distributions when, as and if declared by its board of directors.

Generally, the directors may declare a dividend or distribution, which may be paid in cash, property, or shares of F&M, provided that it not exceed the combination of the surplus of the corporation and the difference between the following: (i) the reduction in surplus that results from the immediate recognition of the transition obligation under statement of financial accounting standards, issued by the Financial Accounting Standards Board; and (ii) the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of a dividend or distribution if the corporation had elected to amortize its recognition of the transition obligation under statement of financial accounting standards.

The amount of dividends, if any, that may be declared by F&M in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since F&M is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of F&M’s board of directors and other factors that may be appropriate in determining dividend policies.

The payment of dividends to F&M by F&M Bank will also be subject to certain limitations, such as the requirement for banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by federal regulatory authorities. If a bank’s capital levels are deemed inadequate, payment of dividends to its parent holding company may be prohibited. F&M Bank is not currently subject to such regulatory restriction.

PFSB’s board of directors may, from time to time, declare, and PFSB may pay, dividends on its outstanding shares of common stock.

Generally, the payment of a dividend or distribution may only be funded from undivided profits or, subject to the approval of the Ohio Superintendent of Financial Institutions, from a special reserve created from proceeds from the sale of bank stock.

A dividend or distribution may be funded, in whole or in part, from surplus with the approval of both of the following: (1) the holders of at least two-thirds of the outstanding shares of each class of PFSB’s stock; and (2) the Ohio Superintendent of Financial Institutions.

In addition, the approval of the Ohio Superintendent of Financial Institutions is required for the declaration of dividends and distributions if the total of all dividends and distributions declared on the bank’s shares in any year, and not paid in shares, exceeds the total of its net income for that year combined with its retained net income of the preceding two years.

Finally, prior to the declaration of any dividend or distribution all required allocations to reserves for losses or contingencies must be made.

As with F&M, the payment of dividends by PFSB is also subject to factors including future earnings, business conditions and capital level requirements applicable to it.

Liquidation Rights

F&M	PFSB
In the event of any liquidation or dissolution of F&M, its shareholders are entitled to the remainder of its assets according to their respective pro rata rights and interests after paying or adequately providing for the payment of all known and likely to arise or become known obligations of F&M.

PFSB may proceed with a voluntary liquidation and be closed only with both the consent of the Ohio Superintendent of Financial Institutions and the prior approval of the shareholders by the affirmative vote of a majority of the PFSB shares entitled to vote.

After the settlement of all debts and liabilities, including the claims of account holders, owed by the bank, the assets that remain would be distributed to all persons entitled to them.

Redemption

F&M	PFSB
F&M may not redeem or repurchase its shares of common stock if, immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent, or if there is reasonable ground to believe that by such purchase or redemption it would be rendered insolvent.	PFSB may purchase its own shares with the prior written approval of the Ohio Superintendent of Financial Institutions. In addition PFSB may not redeem or repurchase its shares of common stock if, immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent, or if there is reasonable ground to believe that by such purchase or redemption it would be rendered insolvent.

Voting Rights

F&M	PFSB

Shareholders of F&M are entitled to one vote per share.

Unless otherwise provided by law, F&M’s code of regulations or its articles of incorporation, the affirmative vote of a majority of votes cast at any meeting at which a quorum is present shall be decisive of any motion before the shareholders.

Each shareholder has the right, subject to the notice requirements provided in the OGCL, to cumulate the voting power the shareholder possesses and to give one candidate as many votes as the number of directors to be elected multiplied by the number of the shareholder’s votes equals, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder sees fit. Directors are elected by a plurality of the votes cast by the holders of Common Stock entitled to vote in the election.

Shareholders of PFSB are entitled to one vote per share.

Unless otherwise provided by law, PFSB’s code of regulations or its articles of incorporation, the affirmative vote of a majority of votes cast at any meeting at which a quorum is present shall be decisive of any motion before the shareholders

Pursuant to the PFSB code of regulations, every shareholders of PFSB entitled to vote at an election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares shall equal or by distributing such votes on the same principle among any number of candidates.

Quorum

F&M	PFSB
Thirty-three and one-third percent (33 1/3%) of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at a shareholder meeting.	The holders of a majority of the outstanding shares of PFSB entitled to vote who are present in person or by proxy shall constitute a quorum for the transaction of business at a shareholder meeting.

Size of Board of Directors and Term of Office

F&M	PFSB

The code of regulations provides that the number of directors, as fixed by shareholder resolution, shall not be less than 9 nor more than 20 persons. The number of directors may also be increased or decreased by resolution of the directors, provided that the number of directors shall not be increased by the directors to more than three beyond the number fixed at the most recently held annual meeting of shareholders.

The board is not divided into classes. The current board of directors consists of 12 directors, who are elected annually.

The code of regulations provides that the number of directors, as fixed by shareholder resolution, shall not be less than 6 nor more than 15 persons.

Directors are divided into three classes and each holds office for a period of three years. The current board of directors consists of 6 directors.

Nomination of Directors

F&M	PFSB

Shareholders may suggest a person for nomination by sending a notice to the Nominating and Corporate Governance Committee of the board of directors no later than the 120th calendar day before the first anniversary of the date that F&M released its proxy statement to shareholders in connection with the previous year’s annual meeting. The notice shall include:

•   All information about the candidate that F&M would be required to disclose in a proxy statement in accordance with SEC rules.

•   Consent of the candidate to serve on the board of directors, if nominated and elected.

•   An agreement of the candidate to complete, upon request, questionnaire(s) customary for F&M directors.

The Committee will evaluate candidates recommended by shareholders on the same basis as candidates recommended by other sources

The board of directors nominates management nominees for election as directors. Generally, the nominating committee must submit written nominations to the secretary at least 20 days prior to the annual meeting. Provided that the nominating committee makes such nominations, no nominations for directors, except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the corporation at least 10 days prior to the date of the annual meeting. If the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

Director Removal

F&M	PFSB
The F&M directors may remove any director if, by order of court, the director has been found to be of unsound mind, or if the director has been adjudicated a bankrupt. In addition, all the directors or any individual director may be removed, without cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against the director’s removal that, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director.

A PFSB director may be removed by the board of directors or the Ohio Superintendent of Financial Institutions if the director has filed for relief or is a debtor in a case filed under Title XI of the United States Code, a court has determined the director is incompetent, or the director has been removed in accordance with federal law.

A PFSB director may be removed by a majority of the disinterested directors if they determine the director has a conflict of interest.

The shareholders may remove all the directors, or any individual director from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed.

Because PFSB shareholders have the right to vote cumulatively in the election of directors, unless all the directors or all the directors of a particular class are removed, the vote of shareholders does not remove an individual director if the votes cast against the director’s removal, if cumulatively voted at an election of all the directors or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

Special Meetings

F&M	PFSB
Special meetings of shareholders may be called by any of the following: (i) the chairperson of the board, the president, or, in case of the president’s absence, death, or disability, the vice-president authorized to exercise the authority of the president; (ii) the directors by action at a meeting, or a majority of the directors acting without a meeting; or (iii) persons who hold 25% of all shares outstanding and entitled to vote at the meeting.	Special meetings may be called in writing by the chairman of the board, president, or a majority of the board of directors. In addition, special meetings may be called by the holders of at least 10% of the outstanding shares of PFSB entitled to vote upon the business to be transacted at the meeting.

Notice of Shareholder Meetings

F&M	PFSB
Written notice of each annual or special meeting of	Written notice of the place, day, hour, and the

the shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting.	purpose or purposes, of each shareholder meeting must be given to shareholders of record entitled to vote not less than 10 nor more than 50 days before the date of such meeting.

Action by Shareholders Without a Meeting

F&M	PFSB
Any action required to be taken at any shareholders may alternatively be taken without a meeting by a written consent signed by all shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose.	Any action required to be taken at any shareholders meeting may alternatively be taken without a meeting by a written consent signed by all shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose.

Amendment of the Code of Regulation of F&M and Code of Regulations of PFSB

F&M	PFSB

The code of regulations may be amended in either of the following ways:

•By the affirmative vote of the shareholders, at a meeting thereof, of shares entitling them to exercise a majority of the voting power of F&M on the proposal; or

•Without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of F&M on the proposal.

PFSB’s code of regulations may be amended in a manner consistent with applicable law and regulation at any time by a majority vote of the full board of directors, or by the affirmative vote of the holders of a majority of the vote entitled to cast a vote at a meeting of shareholders.

Amendment of the Articles of Incorporation

F&M	PFSB
In general, any amendment to the articles of incorporation of F&M may be made by the affirmative vote of the holders of 66 2/3% of the total number of shares voted with respect to such proposed amendment, provided however, that the total number of shares voted in favor of the amendment represents at least a simple majority of the total voting power of F&M.	In general, amendments to the articles of incorporation of PFSB must first be approved by the board of directors and then by the affirmative vote of the holders of a majority of the vote entitled to cast a vote at a meeting of shareholders.

Required Vote for Certain Transactions

F&M	PFSB

Under the OGCL a business combination transaction involving F&M generally must be: (i) approved by the directors; and (ii) adopted by the shareholders unless F&M is the surviving corporation in the case of a merger.

Under Ohio Banking Law, its articles of incorporation and its code of regulations, PFSB may consolidate or merge if the transaction is approved by the board of directors and by the affirmative vote of shareholders holding a

If F&M is the surviving party to a merger, the agreement must also be approved by the shareholders if one of the following applies: (1) the agreement changes or conflicts with F&M’s articles or code of regulations to the extent that it would require the adoption of an amendment by the shareholders; (2) the merger involves the issuance by F&M to the shareholders of the other corporation of such number of shares as will entitle them to exercise one-sixth or more of the voting power of F&M immediately after the consummation of the merger; or (3) the merger agreement makes such change in the directors of F&M as would otherwise require action by the shareholders of that corporation.

The vote of the shareholders required to adopt an agreement of merger is the affirmative vote of at least two-thirds of the voting power of F&M.

majority of the shares entitle to vote on the merger.

Anti-Takeover Provisions

In addition to the general approval requirements for certain transactions provided under both Ohio, the following section describes certain anti-takeover statues and other shareholder protections provided by
Ohio and Ohio law, as well as by the articles of incorporation of F&M. These provisions may have the effect of discouraging or making more difficult a hostile takeover and may have the effect of discouraging premium bids for outstanding shares.

F&M	PFSB

Ohio Control Share Acquisition Statute

Unless the articles or the code of regulations provide that Ohio Control Share Acquisition Statute does not apply, the OGCL provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition, directly or indirectly, of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•  one-fifth or more, but less than one-third, of the voting power;

•  one-third or more, but less than a majority, of the voting power; or

•  a majority or more of the voting power.

Assuming compliance with the notice and information filing requirements, the proposed

PFSB is subject to the Ohio Control Share Acquisition Statute and the Ohio Merger Moratorium Statute to the same extent and on the same terms as F&M and has not opted out of either statute. PFSB’s articles of incorporation and code of regulations do not contain any provisions that may have the effect of discouraging or making more difficult a hostile takeover or have the effect of discouraging premium bids for outstanding shares.

control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer.

F&M has not opted out of the control share acquisition statute.

Ohio Merger Moratorium Statute

Chapter 1704 of the ORC prohibits specified business combinations and transactions between an “issuing public corporation” and an “interested shareholder” for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership.

An interested shareholder is a person who either:

•   owns 10% or more of the shares of the corporation or

•   was the owner, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested shareholder, of a number of shares of the public corporation sufficient to exercise 10% of the voting power of the public corporation.

An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares.

After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

•   prior to the interested shareholders’ share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•   the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

•   the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares, as determined in accordance with the statute.

F&M has not opted out of the Ohio merger moratorium statute.

F&M Articles of Incorporation

Under the articles of incorporation, certain business combination and stock issuance transactions between F&M and any other person or entity that is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital voting stock of F&M require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of F&M which are not beneficially owned by such other party. However, this shareholder approval requirement shall not apply to any transaction, (i) with another corporation that is a majority-owned or controlled subsidiary of F&M; (ii) pursuant to a board-approved agreement with such other party that was executed prior to such other party becoming the beneficial owner of 10% or more of the outstanding shares of capital stock of F&M; or (iii) approved by resolution adopted by the affirmative vote of at least three-fourths of the members of the whole board of directors of F&M at any time prior to the consummation of the transaction.

Appraisal Rights of Dissenting Shareholders

F&M	PFSB
Generally an F&M shareholder is entitled to dissent from, and obtain payment of the fair value of their shares in connection with certain mergers, consolidations, conversions, combinations and majority share acquisitions; certain sales or dispositions of all, or substantially all, of the corporation’s assets; certain amendments to the corporation’s articles of incorporation; and certain other corporate actions taken pursuant to a shareholder vote. However, no such relief is available in certain situations where, depending upon the action in question, the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief, and/or the shares of an acquiring corporation, are listed on a national securities exchange, and no proceedings are pending to delist such shares. Shares of F&M common stock are listed on the NASDAQ Capital Market under the symbol “FMAO.”	Generally, PFSB’s shareholders are entitled to the same dissenters rights as those afforded to F&M shareholders.

LEGAL MATTERS

The validity of the F&M common stock to be issued in the Merger will be passed upon for F&M by the law firm of Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for F&M by the law firm of Shumaker, Loop & Kendrick, LLP, Toledo, Ohio and for PFSB by the law firm of Vorys, Sater, Seymour and Pease LLP.

EXPERTS

The audited consolidated financial statements of F&M as of December 31, 2020, incorporated by reference into this document, have been audited by BKD, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, and have been so incorporated by reference in this document in reliance upon such reports of BKD, LLP given on the authority of such firm as experts in auditing and accounting.

The financial statements of PFSB as of and for the years ended September 30, 2020 and 2019 have been included herein and have been audited by Crowe LLP, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

F&M

Any proposal which a F&M shareholder intends to have presented at the 2021 annual meeting of F&M and included in the proxy statement and form of proxy relating to that meeting must be received by the Secretary of F&M at F&M’s principal office no later than November 11, 2021, for inclusion in F&M’s proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2022 annual meeting of F&M that are not submitted by January 25, 2022, will be considered untimely.

PFSB

If the Merger occurs, there will be no PFSB annual meeting of shareholders for 2021. In that case, shareholder proposals must be submitted to F&M in accordance with the procedures described above.

If the Merger is not completed, PFSB will hold its 2021 annual meeting in accordance with its current governing documents and as required by Ohio law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

F&M has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the common stock of F&M being offered in the Merger. This proxy statement and prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to F&M and the securities offered by this proxy statement and prospectus, reference is made to the registration statement. Statements contained in this proxy statement and prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

F&M files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy these materials at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain additional information about F&M on its website at http://www.fm.bank. You may obtain additional information about PFSB on its website at https://pfsb-urbana.com/. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement and prospectus and are not soliciting material.

F&M “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by F&M subsequently with the SEC will automatically update this proxy statement and prospectus.

F&M incorporates by reference the documents and information listed below:

•	F&M’s Annual Report on Form 10-K for the year ended December 31, 2020;

•	F&M’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021;

•

F&M’s Current Reports on Form 8-K filed on: January 15, 2021, February 10, 2021, (except with respect to information furnished under Item  2.02 therein), April  19, 2021, April  21, 2021, April 22, 2021 (except with respect to information furnished under Item  2.02 therein), April  30, 2021, and May 4, 2021 (except with respect to information furnished under Item 8.01 therein);

•	The description of F&M common stock set forth in the registration statement on Form 8-A filed by F&M pursuant to Section 12(b) of the Exchange Act on May 3, 2017.

All documents subsequently filed by F&M with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of the registration statement that contains this proxy statement and prospectus shall be deemed to be incorporated by reference into this proxy statement and prospectus until September 8, 2021, the date of the special meeting of the shareholders of PFSB.

You may request, either orally or in writing, a copy of the documents incorporated by reference by F&M in this proxy statement and prospectus without charge by requesting them in writing or by telephone from F&M at the following addresses and telephone number:

Farmers & Merchants Bancorp, Inc.

307 North Defiance Street

Archbold, Ohio 43502

Attention: Lydia Huber,

                 Corporate Secretary

Telephone: (419) 446-2501

If you would like to request documents, please do so by September 1, 2021, in order to receive them before the PFSB special meeting.

You should rely only on the information incorporated by reference or provided in this proxy statement and prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of this document. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended. All information regarding F&M in this proxy statement and prospectus has been provided by F&M, and all information in this proxy statement and prospectus regarding PFSB has been provided by PFSB.

PERPETUAL FEDERAL SAVING BANK

FINANCIAL STATEMENTS

Crowe LLP Independent Member Crowe Global

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Perpetual Federal Savings Bank of Urbana

Urbana, Ohio

Report on the Financial Statements

We have audited the accompanying financial statements of Perpetual Federal Savings Bank of Urbana, which comprise the balance sheets as of September 30, 2020 and 2019, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perpetual Federal Savings Bank of Urbana as of September 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe LLP

Columbus, Ohio

December 9, 2020

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

BALANCE SHEETS

September 30, 2020 and 2019

	2020	2019
ASSETS
Cash and due from banks	$26,849,769	$2,323,787
Interest-bearing deposits	—	28,932,518
Federal funds sold	262,000	114,000

Total cash and cash equivalents	27,111,769	31,370,305
Interest-bearing time deposits	21,749,000	14,498,000
Debt securities available for sale	6,088,453	—
Debt securities held to maturity (fair value 2020—$1,096,479 fair value 2019—$1,072,235)	1,016,518	1,016,535
Federal Home Loan Bank stock—at cost	2,794,200	2,794,200
Loans (net of allowance for loan losses: 2020—$5,083,0992019—$5,083,099)	329,573,210	338,904,799
Premises and equipment, net	700,609	696,535
Accrued interest receivable	1,381,226	1,479,785
Other assets	639,389	899,927

Total assets	$391,054,374	$391,660,086

LIABILITIES
Deposits	$305,734,601	$304,913,321
Borrowings	6,000,000	10,000,000
Advance payments by borrowers for taxes and insurance	484,869	484,016
Other liabilities	746,569	540,808

Total liabilities	312,966,039	315,938,145

SHAREHOLDERS’ EQUITY
Serial preferred stock, no par value established, 500,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value, 6,000,000 shares authorized; 2,470,032 shares issued and outstanding	24,700	24,700
Additional paid-in capital	11,197,001	11,197,001
Retained earnings	66,573,103	64,500,240
Accumulated other comprehensive income (loss)	293,531	—

Total shareholders’ equity	78,088,335	75,721,941

Total liabilities and shareholders’ equity	$391,054,374	$391,660,086

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF INCOME

Years ended September 30, 2020 and 2019

	2020	2019
Interest and dividend income
Loans, including fees	$15,885,018	$16,563,083
Interest-bearing deposits	595,622	886,838
Taxable securities	35,070	—
Tax-exempt securities	70,350	31,668
Other	77,042	153,758

	16,663,102	17,635,347

Interest expense
Deposits	5,968,336	5,764,198
Borrowings	225,427	243,904

	6,193,763	6,008,102

Net interest income	10,469,339	11,627,245
Provision (Recovery) for loan losses	(159,670)	(125,849)

Net interest income after provision for loan losses	10,629,009	11,753,094

Noninterest income
Service charges and other fees	3,794	5,668
Other income	4,209	11,081

Total noninterest income	8,003	16,749

Noninterest expense
Salaries and employee benefits	2,103,833	2,008,275
Occupancy and equipment expense	126,921	148,129
Data processing services	280,826	267,680
State taxes	479,182	582,032
FDIC insurance premium	28,947	78,468
Other expenses	1,131,589	941,711

Total noninterest expense	4,151,298	4,026,295

Income before income tax	6,485,714	7,743,548
Income tax expense	1,350,011	1,621,764

Net income	$5,135,703	$6,121,784

Earnings per common share:
Basic	$2.08	$2.48

Diluted	$2.08	$2.48

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF COMPREHENSIVE INCOME

Years ended September 30, 2020 and 2019

	2020	2019
Net income	$5,135,703	$6,121,784

Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gain/(loss) arising during the period	371,557	—

Tax effect	(78,026)	—

Net of tax	293,531	—

Comprehensive income	$5,429,234	$6,121,784

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended September 30, 2020 and 2019

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at October 1, 2018	$24,700	$11,197,001	$61,367,195	$—	$72,588,896
Cash dividends - $1.21 per share	—	—	(2,988,739)	—	(2,988,739)
Net income	—	—	6,121,784	—	6,121,784
Other comprehensive income	—	—	—	—	—

Balance at September 30, 2019	24,700	11,197,001	64,500,240	—	75,721,941
Cash dividends - $1.24 per share	—	—	(3,062,840)	—	(3,062,840)
Net income	—	—	5,135,703	—	5,135,703
Other comprehensive income	—	—	—	293,531	293,531

Balance at September 30, 2020	$24,700	$11,197,001	$66,573,103	$293,531	$78,088,335

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF CASH FLOWS

Years ended September 30, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net income	$5,135,703	$6,121,784
Adjustments to reconcile net income to net cash from operating activities
Depreciation	86,369	67,820
Provision (Recovery) for loan losses	(159,670)	(125,849)
Net amortization (accretion) of securities	11,219	(19)
Deferred taxes	(71,000)	34,000
Loss(Gain) on sale of fixed assets	—	(4,287)
Net change in accrued interest receivable	98,559	75,161
Net change in other assets and liabilities	246,110	(256,265)

Net cash from operating activities	5,347,290	5,912,345

Cash flows from investing activities
Net change in interest-bearing time deposits	(7,251,000)	12,244,000
Available-for-sale securities:
Maturities, prepayments and calls	185,251	—
Purchases	(5,913,348)	—
Purchase of loans	(8,078,505)	—
Net change in loans	17,569,764	5,078,513
Property and equipment purchases	(90,443)	(151,652)

Net cash from (used in) investing activities	(3,578,281)	17,170,861

Cash flows from financing activities
Net change in deposit accounts	821,280	(3,205,687)
Net change in official items outstanding	213,162	(59,086)
Proceeds from long-term debt	—	6,000,000
Principal payments on long-term debt	(4,000,000)	(9,000,000)
Net change in advance payments from borrowers for taxes and insurance	853	24,751
Cash dividends paid	(3,062,840)	(2,988,739)

Net cash from (used in) financing activities	(6,027,545)	(9,228,761)

Net change in cash and cash equivalents	(4,258,536)	13,854,445
Cash and cash equivalents at beginning of year	31,370,305	17,515,860

Cash and cash equivalents at end of year	$27,111,769	$31,370,305

See accompanying notes to financial statements.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Perpetual Federal Savings Bank of Urbana (the “Savings Bank”) is engaged in the business of providing financial products and services through its office in Urbana, Ohio. Champaign, Clark, Delaware, Franklin and Logan counties in Ohio provide the source of substantially all of the Savings Bank’s deposit and lending activities. The majority of the Savings Bank’s income is derived from mortgage loans secured by one- to four-family residential property, commercial and multi-family real estate loans and, to a lesser extent, construction or development loans, consumer loans, commercial business loans, as well as making other investments. The Savings Bank accepts demand, savings and time deposits.

Subsequent Events: The Savings Bank has evaluated subsequent events for recognition and disclosure through December 9, 2020, which is the date the financial statements were available to be issued.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and actual results could differ. See COVID-19 disclosures in Note 1 for additional information.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipation prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Federal Home Loan Bank (“FHLB”) Stock: The Savings Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan origination fees and costs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. The net amount of fees and costs deferred is recorded in the balance sheets as part of loans.

Interest income is discontinued at the time a loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. These policies apply to all classes of loans held by the Savings Bank.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on past loan loss experience, known and probable risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDRs) and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Multi-family real estate and commercial real estate loans over $500,000 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. All loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a substandard classification.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Savings Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component of the allowance covers non-impaired loans and loans that are collectively evaluated for impairment and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Savings Bank over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present in the loan portfolio. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; experience, ability and depth of lending management and other relevant staff; and national and local economic trends and conditions.

The portfolio segments include one-to-four family real estate, multi-family real estate, commercial real estate, real estate construction, consumer and commercial loans. One-to-four family, one-to-four family construction and consumer loans rely on the historical cash flows of individual borrowers and on the collateral securing the loan. Multi-family, commercial real estate, commercial real estate construction and commercial segments are comprised of loans with a reliance on historic cash flows of small business borrowers and of small scale investors, as well as the underlying real estate projects or of land. The underwriting criteria across all segments consider the risk attributes to be impacted by weak local economic conditions and a weak real estate market.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 5 to 7 years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Foreclosed Assets: Foreclosed assets are initially reported at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating costs after acquisition are expensed. At September 30, 2020 and at September 30, 2019 the Savings Bank had no other real estate owned.

Income Taxes: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Savings Bank recognizes interest and/or penalties related to income tax matters in income tax expense.

Concentrations of Credit Risk: The Savings Bank grants mortgage, consumer, and commercial loans to customers located in the Champaign, Clark and Logan County areas. In addition, the Savings Bank also grants mortgage loans to borrowers in Franklin and Delaware Counties. At year-end 2020, loans to borrowers in Franklin and Delaware Counties comprise 59.9% of gross loans. Almost all of these loans are obtained through an outside loan originator. Also, at September 30, 2020 and 2019 the Savings Bank had $21,528,787 and $14,701,205 in deposits at the Federal Home Loan Bank of Cincinnati (“FHLB”) in addition to FHLB stock totaling $2,794,200 at September 30, 2020 and 2019.

Cash Flows Reporting: Cash and cash equivalents are defined as cash on hand, amounts due from depository institutions, and interest-bearing deposits in other financial institutions with original maturities of 90 days or less.

Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings under its cash management line of credit with the FHLB.

The Savings Bank paid interest of $6,197,000 and $5,959,000 and income taxes of $1,246,000 and $1,721,000 in 2020 and 2019.

There were no noncash transfers from loans to other real estate owned in 2020 or 2019.

Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions have varied maturities and are carried at cost. At September 30, 2020 the weighted average remaining maturity of the Savings Bank’s interest-bearing deposits in other financial institutions was 293 days.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The diluted earnings per common share is equal to basic earnings per common share as the Savings Bank does not have any activity that would result in a dilutive impact.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividend paid by the Savings Bank to shareholders. See Note 11 for more specific disclosure related to federal savings banks.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Reclassifications: Certain amounts appearing in the 2019 financial statements and related notes have been reclassified to conform to the 2020 presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Adoption of Revenue Recognition Standards: On October 1, 2019, the Savings Bank adopted ASU No. 2016-02 “Leases (Topic 842)” and subsequent amendments thereto, which requires the Savings Bank to recognize most leases on the balance sheet. We adopted the standard under a modified retrospective approach as of the date of adoption and elected to apply several of the available practical expedients, including:

•	Carry over of historical lease determination and lease classification conclusions

•	Carry over of historical initial direct cost balances for existing leases

•	Accounting for lease and non-lease components in contracts in which the Savings Bank is a lessee as a single lease component

Adoption of the leasing standard resulted in the recognition of operating right-of-use assets of $11,755, and operating lease liabilities of $11,755 as of October 1, 2019. These amounts were determined based on the present value of remaining minimum lease payments, discounted using the Savings Bank’s incremental borrowing rate as of the date of adoption. There was no material impact to the timing of expense or income recognition in the Savings Bank’s Income Statements. Prior periods were not restated and continue to be presented under legacy GAAP.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COVID-19: The outbreak of COVID-19 has adversely impacted a broad range of industries in which the Savings Bank’s customers operate and could impair their ability to fulfill their financial obligations to the Savings Bank. The spread of the outbreak has caused significant disruptions in the U.S. economy and has disrupted banking and other financial activity in the areas in which the Savings Bank operates.

The Savings Bank has been working with customers directly affected by COVID-19 since it was declared a pandemic, to provide short-term assistance in accordance with regulatory guidelines. Under the guidelines, such assistance or COVID-19 related modifications are not required to be categorized as troubled debt restructurings. As of September 30, 2020, one COVID-19 related modification for the Savings Bank remained active with a balance of $172,932 or 0.05% of total loans outstanding. All other COVID-19 modifications have returned to normal payments. Loan modifications were made on a case-by-case basis and ranged from an extension of interest only payments to payment deferrals. Should economic conditions continue to worsen, the Savings Bank could experience further increases in its required allowance for loan loss and record additional provision for loan loss expense. It is possible that the Savings Bank’s asset quality measures could worsen at future measurement periods due to the continuing effects that COVID-19 may have on borrowers.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which among other things established a loan program administered through the Small Business Administration (SBA), referred to as the Paycheck Protection Program, or PPP. Under the PPP, small businesses, sole proprietorships, independent contractors, and self-employed individuals may apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The Savings Bank participated as a lender in the PPP program. As of September 30, 2020, the Savings Bank has received approval and completed funding of $2.1 million under the Paycheck Protection Program.

NOTE 2 – SECURITIES

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at September 30, 2020 and 2019 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2020
Available-for-sale
State and political subdivisions	$3,879,829	$295,607	$—	$4,175,436
Mortgage-backed securities: FNMA	1,837,067	75,950	—	1,913,017

Total available-for-sale	$5,716,896	$371,557	$—	$6,088,453

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 2 – SECURITIES (Continued)

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
Held-to-maturity
State and political subdivisions	$1,016,518	$79,961	$—	$1,096,479

Total held-to-maturity	$1,016,518	$79,961	$—	$1,096,479

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
2019
Held-to-maturity
State and political subdivisions	$1,016,535	$55,700	$—	$1,072,235

Total held-to-maturity	$1,016,535	$55,700	$—	$1,072,235

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

	September 30, 2020		September 30, 2019
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Available-for-Sale
Within one year	$—	$—	$—	$—
One to five years	—	—	—	—
Five to ten years	634,352	709,824	—	—
Beyond ten years	3,245,477	3,465,612	—	—
Mortgage-backed securities: FNMA	1,837,067	1,913,017	—	—

Total held-to-maturity	$5,716,896	$6,088,453	$—	$—

Held-to-maturity
Within one year	$20,005	$20,069	$—	$—
One to five years	500,561	544,495	20,038	20,150
Five to ten years	—	—	500,689	524,345
Beyond ten years	495,952	531,915	495,808	527,740

Total held-to-maturity	$1,016,518	$1,096,479	$1,016,535	$1,072,235

No securities were pledged at year-end 2020 and 2019. At year-end 2020 and 2019, there were no holdings of securities of any one issuer in an amount greater than 10% of shareholders’ equity. No securities were in an unrecognized loss position at September 30, 2020 or at September 30, 2019.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE

Loans receivable consisted of the following at year-end:

	2020	2019
Mortgage loans
One-to-four family real estate loans	$186,347,015	$203,499,686
Multi-family real estate loans	67,474,106	73,036,051
Commercial real estate loans	57,951,882	55,426,074
Real estate construction loans	344,000	346,868

	312,117,003	332,308,679
Consumer and other loans
Consumer loans	3,779,970	3,530,633
Commercial loans	19,315,636	8,468,248

	23,095,606	11,998,881

Gross loans	335,212,609	344,307,560

Less:
Deferred loan origination fees and costs, net	(556,300)	(319,662)
Allowance for loan losses	(5,083,099)	(5,083,099)

	(5,639,399)	(5,402,761)

	$329,573,210	$338,904,799

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended September 30, 2020 and 2019:

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
For the year ended September 30, 2020
Balance at beginning of period	$2,930,215	$1,118,701	$711,524	$322,659	$—	$5,083,099
Provision (Recovery) for loan losses	(216,125)	(126,719)	156,318	26,856	—	(159,670)
Recoveries	115,175	—	—	53,017	—	168,192
Charge-offs	(58)	—	—	(8,464)	—	(8,522)

Balance at end of period	$2,829,207	$991,982	$867,842	$394,068	$—	$5,083,099

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
For the year ended September 30, 2019
Balance at beginning of period	$2,878,154	$1,047,896	$737,979	$419,070	$—	$5,083,099
Provision (Recovery) for loan losses	15,790	70,805	(26,455)	(185,989)	—	(125,849)
Recoveries	44,350	—	—	108,043	—	152,393
Charge-offs	(8,079)	—	—	(18,465)	—	(26,544)

Balance at end of period	$2,930,215	$1,118,701	$711,524	$322,659	$—	$5,083,099

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment1 in loans by portfolio segment and based on impairment method as of September 30, 2020:

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,829,207	991,982	867,842	394,068	—	5,083,099

Total ending allowance balance	$2,829,207	$991,982	$867,842	$394,068	$—	$5,083,099

Loans:
Loans individually evaluated for impairment	$1,157,613	$307,602	$313,281	$209,502		$1,987,998
Loans collectively evaluated for impairment	186,058,263	67,191,781	57,778,685	22,927,596		333,956,325

Total ending loans balance	$187,215,876	$67,499,383	$58,091,966	$23,137,098		$335,944,323

[1]	The recorded investment is the principal balance and accrued interest receivable less any deferred fees/costs.

The following table presents the balance in the allowance for loan losses and the recorded investment1 in loans by portfolio segment and based on impairment method as of September 30, 2019:

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$125	$—	$—	$54	$—	$179
Collectively evaluated for impairment	2,930,090	1,118,701	711,524	322,605	—	5,082,920

Total ending allowance balance	$2,930,215	$1,118,701	$711,524	$322,659	$—	$5,083,099

Loans:
Loans individually evaluated for impairment	$1,724,771	$464,372	$463,450	$349,811		$3,002,404
Loans collectively evaluated for impairment	202,894,928	72,651,590	55,124,178	11,722,441		342,393,137

Total ending loans balance	$204,619,699	$73,115,962	$55,587,628	$12,072,252		$345,395,541

[1]	The recorded investment is the principal balance and accrued interest receivable less any deferred fees/costs.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The following table presents impaired loans by class of loans for the year ended September 30, 2020:

	Average of Impaired Loans During the Period	Interest Income Recognized During Impairment	Cash Basis Interest Income Recognized
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	1,677,938	40,889	40,889
Secured by Junior Liens	—	—	—
Multi-family real estate	590,823	24,631	24,631
Commercial real estate (Except Land)	387,126	24,865	24,865
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	320,363	17,178	17,178
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

Total	$2,976,250	$107,563	$107,563

The following table presents impaired loans by class of loans for the year ended September 30, 2019:

	Average of Impaired Loans During the Period	Interest Income Recognized During Impairment	Cash Basis Interest Income Recognized
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	1,861,429	62,827	62,827
Secured by Junior Liens	—	—	—
Multi-family real estate	401,266	30,650	30,650
Commercial real estate (Except Land)	555,127	36,710	36,710
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	278,703	17,419	17,419
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	1,663	—	—
Other	6,452	726	726

Total	$3,104,640	$148,332	$148,332

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of September 30, 2020:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	1,438,803	1,157,613	—
Secured by Junior Liens	—	—	—
Multi-family real estate	370,055	307,602	—
Commercial real estate (Except Land)	541,201	313,281	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	677,416	209,502	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	4,057	—	—
Mobile Home Loans	—	—	—
Other	4,570	—	—

	3,036,102	1,987,998	—

With an allowance recorded:
Construction Loans on:
One-to-four family real estate	—	—	—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	—	—	—
Secured by Junior Liens	—	—	—
Multi-family real estate	—	—	—
Commercial real estate (Except Land)	—	—	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	—	—	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

	—	—	—

Total	$3,036,102	$1,987,998	$—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of September 30, 2019:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	2,051,731	1,606,727	—
Secured by Junior Liens	—	—	—
Multi-family real estate	526,825	464,372	—
Commercial real estate (Except Land)	691,370	463,450	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	517,441	—	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	4,057	—	—
Mobile Home Loans	—	—	—
Other	—	—	—

	3,791,424	2,534,549	—

With an allowance recorded:
Construction Loans on:
One-to-four family real estate	—	—	—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	118,044	118,044	125
Secured by Junior Liens	—	—	—
Multi-family real estate	—	—	—
Commercial real estate (Except Land)	—	—	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	349,811	349,811	54
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

	467,855	467,855	179

Total	$4,259,279	$3,002,404	$179

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of September 30, 2020:

	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Construction Loans on:
One-to-four family real estate	$—	$—
Multi-family real estate	—	—
Commercial real estate	—	—
One-to-four family real estate
Secured by First Liens	800,999	—
Secured by Junior Liens	—	—
Multi-family real estate	307,602	—
Commercial real estate (Except Land)	161,080	—
Land	—	—
Commercial Loans:
Secured	—	—
Unsecured	—	—
Consumer Loans:
Loans on Deposits	—	—
Auto Loans	—	—
Other	—	—

Total	$1,269,681	$—

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of September 30, 2019:

	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Construction Loans on:
One-to-four family real estate	$—	$—
Multi-family real estate	—	—
Commercial real estate	—	—
One-to-four family real estate
Secured by First Liens	912,900	—
Secured by Junior Liens	—	—
Multi-family real estate	28,727	—
Commercial real estate (Except Land)	188,454	—
Land	—	—
Commercial Loans:
Secured	—	—
Unsecured	—	—
Consumer Loans:
Loans on Deposits	—	—
Auto Loans	—	—
Other	—	—

Total	$1,130,081	$—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The following table presents the aging of the recorded investment in past due loans as of September 30, 2020 by class of loans:

	30 – 59 Day Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Construction Loans on:
One-to-four family real estate	$—	$—	$—	$—	$344,583	$344,583
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
One-to-four family real estate:
Secured by First Liens	175,908	12,983	329,019	517,910	186,353,383	186,871,293
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	—	—	307,602	307,602	67,191,781	67,499,383
Commercial real estate (Except Land)	—	—	—	—	57,952,149	57,952,149
Land	—	—	—	—	139,817	139,817
Commercial Loans:
Secured	—	—	—	—	220,016	220,016
Unsecured	64,389	—	—	64,389	19,044,679	19,109,068
Consumer Loans:
Loans on Deposits	—	—	—	—	304,877	304,877
Auto Loans	—	—	—	—	87,757	87,757
Other	210,947	—	—	210,947	3,204,433	3,415,380

Total	$451,244	$12,983	$636,621	$1,100,848	$334,843,475	$335,944,323

The following table presents the aging of the recorded investment in past due loans as of September 30, 2019 by class of loans:

	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Construction Loans on:
One-to-four family real estate	$—	$—	$—	$—	$347,637	$347,637
Multi-family real estate	—	—	—		—	—
Commercial real estate	—	—	—		—	—
One-to-four family real estate:
Secured by First Liens	1,157,906	420,416	184,399	1,762,721	202,509,341	204,272,062
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	461,585	—	28,727	490,312	72,625,650	73,115,962
Commercial real estate (Except Land)	—	—	—	—	55,432,502	55,432,502
Land	—	—	—	—	155,126	155,126
Commercial Loans:
Secured	—	—	—	—	359,570	359,570
Unsecured	—	—	—	—	8,134,242	8,134,242
Consumer Loans:
Loans on Deposits	—	—	—	—	194,637	194,637
Auto Loans	—	—	—	—	136,507	136,507
Other	—	—	—	—	3,247,296	3,247,296

Total	$1,619,491	$420,416	$213,126	$2,253,033	$343,142,508	$345,395,541

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

Troubled Debt Restructurings:

The Savings Bank has a recorded investment in troubled debt restructurings of $513,000 and $767,000 at September 30, 2020 and 2019, respectively. The Savings Bank has allocated $125 in specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of September 30, 2019. No specific reserves were allocated as of September 30, 2020. The Savings Bank has not committed to lend additional amounts as of September 30, 2020 and 2019 to customers with outstanding loans that are classified as troubled debt restructurings.

There were no loans modified as troubled debt restructurings that occurred during the year ending September 30, 2019.

The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending September 30, 2020:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Construction Loans on:
One-to-four family real estate	—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate
Secured by First Liens	1	282,171	282,171
Secured by Junior Liens	—	—	—
Multi-family real estate	—	—	—
Commercial real estate (Except Land)	—	—	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	—	—	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

Total	1	$282,171	$282,171

During the fiscal year ending September 30, 2020, the modification of the terms of the troubled debt restructuring was the extension of maturity date of an impaired loan. There was no reduction in the recorded investment of this loan.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The troubled debt restructuring described above had no specifically allocated reserves from the allowance for loan losses during the year ending September 30, 2020.

There were no troubled debt restructurings for which there was a payment default within twelve months following the modifications during the year ending September 30, 2020 and the year ending September 30, 2019.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Savings Bank’s internal underwriting policy.

The Savings Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Savings Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans aggregated to one borrower with an outstanding balance greater than $500,000 and newly originated, unsecured commercial loans. This analysis is performed on an annual basis by an independent external firm in addition to the Savings Bank’s internal quarterly analysis of its un-aggregated portfolio. The Savings Bank uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually are considered to be pass-rated loans. Loans listed as not rated are less than $500,000 aggregated to one borrower.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

Loans not meeting the preceding criteria that are analyzed individually as part of the above described process are considered to be pass rated loans. As of September 30, 2020, and based on the analysis performed as of September 30, 2020, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Construction Loans on:
One-to-four family real estate	$344,583	$—	$—	$—	$—	$—
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
One-to-four family real estate
Secured by First Liens	127,225,196	54,694,411	4,150,687	632,388	168,611	—
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	24,675,269	41,788,372	728,140	307,602	—	—
Commercial real estate (Except Land)	24,140,344	32,586,810	931,413	293,582	—	—
Land	139,817	—	—	—	—	—
Commercial Loans:
Secured	220,016	—	—	—	—	—
Unsecured	11,468,287	7,057,377	373,901	209,503	—	—
Consumer Loans:
Loans on Deposits	304,877	—	—	—	—	—
Auto Loans	87,757	—	—	—	—	—
Other	2,951,598	463,782	—	—	—	—

Total	$191,557,744	$136,590,752	$6,184,141	$1,443,075	$168,611	$—

The Savings Bank neither originates nor purchases subprime loans.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

Loans not meeting the preceding criteria that are analyzed individually as part of the above described process are considered to be pass rated loans. As of September 30, 2019, and based on the analysis performed as of September 30, 2019, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Construction Loans on:
One-to-four family real estate	$347,637	$—	$—	$—	$—	$—
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
One-to-four family real estate
Secured by First Liens	138,574,214	58,763,240	5,208,779	1,725,829	—	—
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	21,794,476	50,799,083	58,031	464,372	—	—
Commercial real estate (Except Land)	14,366,703	40,121,299	616,060	328,440	—	—
Land	155,126	—	—	—	—	—
Commercial Loans:
Secured	359,570	—	—	—	—	—
Unsecured	2,038,685	5,629,285	379,177	—	87,095	—
Consumer Loans:
Loans on Deposits	194,637	—	—	—	—	—
Auto Loans	136,507	—	—	—	—	—
Other	2,158,728	1,088,568	—	—	—	—

Total	$180,126,283	$156,401,475	$6,262,047	$2,518,641	$87,095	$—

The Savings Bank neither originates nor purchases subprime loans.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 3 – LOANS RECEIVABLE (Continued)

The Savings Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses. The Savings Bank also evaluates credit quality based on the performing status of the loan, which was previously presented, and by payment activity. Nonperforming loans include nonaccrual loans and loans past due over 90 days still on accrual. The following table presents the recorded investment in the portfolio based on performance status as of September 30, 2020 and September 30, 2019:

	September 30, 2020:		September 30, 2019:
	Performing	Nonperforming	Performing	Nonperforming
Construction Loans on:
One-to-four family real estate	$344,583	$—	$347,637	$—
Multi-family real estate	—	—	—	—
Commercial real estate	—	—	—	—
One-to-four family real estate
Secured by First Liens	186,070,294	800,999	203,359,162	912,900
Secured by Junior Liens	—	—	—	—
Multi-family real estate	67,191,781	307,602	73,087,235	28,727
Commercial real estate (Except Land)	57,791,069	161,080	55,244,048	188,454
Land	139,817	—	155,126	—
Commercial Loans:
Secured	220,016	—	359,570	—
Unsecured	19,109,068	—	8,134,242	—
Consumer Loans:
Loans on Deposits	304,877	—	194,637	—
Auto Loans	87,757	—	136,507	—
Other	3,415,380	—	3,247,296	—

Total	$334,674,642	$1,269,681	$344,265,460	$1,130,081

The Savings Bank has granted loans to certain directors, executive officers and their related business interests (a “Related Party”) in compliance with applicable law and regulation. The following is a summary of related party loan activity during 2020:

Balance at beginning of year	$6,885,813
New loans	275,000
Repayments	(1,628,142)

Balance at end of year	$5,532,671

Borrowing agreements with the Federal Home Loan Bank of Cincinnati are collateralized in part by a blanket pledge of $183.2 million of qualifying mortgage loans at year-end 2020. This blanket pledge consists entirely of 1-4 family real estate mortgage loans.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 4 – REAL ESTATE OWNED

Real estate owned activity was as follows:

	2020	2019
Beginning balance	$—	$—
Loans transferred to real estate owned	—	—
Capitalized expenditures	—	—
Direct write-downs	—	—
Sales of real estate owned	—	—

End of year	$—	$—

At September 30, 2020, there was one consumer mortgage loans secured by residential real estate property with a total recorded investment of $168,613 for which formal foreclosure proceedings are in process. At September 30, 2019, there was no recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process.

Expenses related to foreclosed assets include:

	2020	2019
Net loss (gain) on sales	$—	$—
Provision for unrealized losses	—	—
Operating expenses, net of rental income	—	—

	$—	$—

NOTE 5 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at year end:

	2020	2019
Land and improvements	$433,582	$433,582
Buildings and improvements	1,060,176	1,060,176
Furniture and equipment	824,811	734,625

Total cost	2,318,569	2,228,383
Accumulated depreciation	(1,617,960)	(1,531,848)

	$700,609	$696,535

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 6 – DEPOSITS

Deposits are summarized as follows at year-end:

	2020	2019
NOW accounts	$18,111,871	$14,935,206
Passbook accounts	6,871,705	5,806,325
Money fund accounts	33,187,904	31,402,355
Certificates of deposit	247,563,121	252,769,435

	$305,734,601	$304,913,321

The Savings Bank had approximately $49.0 million and $54.7 million of time deposits in denominations in excess of $250,000 at year-end 2020 and 2019.

The Savings Bank accepts deposits from its employees, directors, executive officers and their related business interests. At September 30, 2020, such deposits totaled $8.6 million, or 2.8% of total deposits. At September 30, 2019, such deposits totaled $7.7 million, or 2.5% of total deposits. The Savings Bank did not have any brokered deposits at September 30, 2020 and September 30, 2019.

At year-end 2020, scheduled maturities of certificates of deposit were as follows:

Year ending September 30,
2021	$95,457,084
2022	76,419,251
2023	36,786,583
2024	24,139,125
2025	10,526,847
Thereafter	4,234,231

$247,563,121

NOTE 7 – BORROWINGS

Borrowings, consisting of advances from the FHLB, are summarized as follows at year-end:

	Year-end 2020 Interest Rate	2020	2019
Regular fixed rate advances, 5 year original maturity	1.64 - 2.77%	6,000,000	10,000,000

		$6,000,000	$10,000,000

The Savings Bank’s available cash management line of credit totaled $25,000,000 at year-end 2020. There was no outstanding balance on this line at fiscal year-end 2020 and 2019.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 7 – BORROWINGS (Continued)

The maximum month-end balance of advances outstanding was $10,000,000 in 2020 and $14,500,000 in 2019. The average balance of borrowings outstanding was $9,825,000 in 2020 and $11,917,000 in 2019. Advances under the borrowing agreements are collateralized by the Savings Bank’s FHLB stock and a blanket pledge of qualifying mortgage loans as detailed in Note 3.

At year-end 2020 and 2019, the Savings Bank had letters of credit from the FHLB totaling $27,125,000 and $27,205,000, respectively. The letters of credit are pledged by the Savings Bank to secure public deposits.

At year-end 2020, contractually required annual principal payments were as follows:

Year ending September 30,
2021	$—
2022	—
2023	—
2024	6,000,000
2025	—
Thereafter	—

$6,000,000

The Savings Bank may prepay its outstanding advances with the FHLB prior to their contractual maturities. The prepayment of FHLB advances could result in prepayment penalties, some of which could be substantial.

NOTE 8 – INCOME TAXES

An analysis of income tax expense is as follows:

	2020	2019
Current	$1,421,011	$1,587,764
Deferred	(71,000)	34,000

	$1,350,011	$1,621,764

Income taxes for financial reporting purposes differ from the amount computed by applying the average statutory federal income tax rate of 21% for reasons noted in the table below:

	2020	2019
Income tax computed at the statutory rate	$1,362,000	$1,626,145
Tax effect of:
Tax exempt interest	(13,126)	(5,955)
Other items	1,137	1,574

	$1,350,011	$1,621,764

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 8 – INCOME TAXES (Continued)

The sources of gross deferred tax assets and gross deferred tax liabilities (rounded to thousands) at year-end are as follows:

	2020	2019
Deferred tax assets
Allowance for loan losses	$902,000	$936,000
Interest income on nonaccrual loans	91,000	84,000
Deferred loan fees/costs	65,000	—
Other	10,000	—
Deferred tax liabilities
FHLB stock dividends	(435,000)	(435,000)
Prepaid expenses	(28,000)	(33,000)
Deferred loan fees/costs	—	(11,000)
Net unrealized gain on securities available for sale	(78,000)	—
Other	—	(7,000)

Net deferred tax asset	$527,000	$534,000

Sufficient taxes have been paid in prior years to warrant recording the deferred tax asset without a valuation allowance.

No deferred tax liability is required to be recorded for the Savings Bank’s tax bad debt reserves arising before December 31, 1987, totaling $2,779,000, unless it is apparent that the reserves will reverse in the near future. Unrecognized deferred taxes on these reserves would total $584,000. If the portion of retained earnings representing these reserves is used for any purpose other than to absorb bad debts, it will be added to future taxable income and the related tax will be recognized as expense.

At September 30, 2020, the Savings Bank had no unrecognized tax benefits. The Savings Bank does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. No amounts were recorded for interest or penalties in the income statement for the fiscal years ended September 30, 2020 and 2019 and no amounts have been accrued for interest or penalties at September 30, 2020 and 2019.

The Savings Bank is subject to U.S. federal income tax as well as a capital-based financial institutions tax in the State of Ohio. The Savings Bank is no longer subject to examination by taxing authorities for years prior to 2017.

NOTE 9 – EMPLOYEE BENEFITS

The Savings Bank maintains a non-contributory profit sharing plan for all employees who meet certain qualifications. Employees are eligible to participate in the plan if they are 21 years of age or older and have completed one year of employment with more than 1,000 hours of service to the Savings Bank. Employer contributions are based on the Savings Bank’s return on average assets for the year before nonrecurring items and are allocated to participants based on their annual salary. Employer contributions vest on a graduated basis at the rate of 20% per year in years two through six so that the employee is 100% vested upon completion of six years of service. Contribution expense for the plan was $191,000 and $237,000 for 2020 and 2019.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 10 – COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES

Litigation: The Savings Bank is periodically subjected to claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, that as of September 30, 2020, these matters are not expected to have a material effect on financial condition or results of operations.

Loan Commitments: Certain financial instruments, including commitments to extend credit, standby letters of credit and financial guarantees, are used to meet financing needs of customers. These involve, to varying degrees, credit risk more than the amount reported in the financial statements. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, on extension of credit is based on management’s credit evaluation and generally consists of residential or commercial real estate. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements.

The Savings Bank had commitments to make fixed-rate loans at market rates totaling $10.2 million and $3.7 million at year-end 2020 and 2019. The interest rates on fixed-rate commitments ranged from 2.90% to 4.25% at year-end 2020 and 3.50% to 6.00% at year-end 2019. Loan commitments are generally for 30 days. The Savings Bank was committed on unfunded portions of approved variable-rate lines of credit of $3.3 million and $1.3 million year-end 2020 and 2019.

NOTE 11 – REGULATORY MATTERS

As an FDIC insured, federally-chartered savings bank, the Savings Bank is subject to regulatory capital requirements administered by the FDIC and other federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes that as of September 30, 2020, the Savings Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2020 and 2019, the most recent regulatory notifications categorized the Savings Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 11 – REGULATORY MATTERS (Continued)

The following is a reconciliation of shareholders’ equity (in thousands), as reflected on the accompanying balance sheets, to regulatory capital at year-end 2020 and 2019:

	2020	2019
Total shareholders’ equity	$78,088	$75,722
AOCI related adjustments	$(294)	$—
Nonallowable assets	—	—

Tier 1 (core) and tangible capital	77,794	75,722
Additional capital items:
General valuation allowance (limited)	2,937	2,894
Other assets required to be deducted	—	—

Total risk-based capital	$80,731	$78,616

At year-end 2020 and 2019, actual capital levels, minimum, and well capitalized levels under the Basel III Rules were (dollars in thousands):

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2020
Total Captial to risk weighted assets	$80,731	34.7%	$18,627	8.0%	$23,284	10.0%
Tier 1 (Core) Capital to risk weighted assets	77,794	33.4	13,970	6.0	18,627	8.0
Common Tier 1 (CET1)	77,794	33.4	10,478	4.5	15,135	6.5
Tier 1 (Core) Capital to average assets	77,794	19.8	15,742	4.0	19,678	5.0

2019
Total Captial to risk weighted assets	$78,616	34.3%	$18,351	8.0%	$22,939	10.0%
Tier 1 (Core) Capital to risk weighted assets	75,722	33.0	13,763	6.0	18,351	8.0
Common Tier 1 (CET1)	75,722	33.0	10,323	4.5	14,910	6.5
Tier 1 (Core) Capital to average assets	75,722	19.4	15,645	4.0	19,557	5.0

In addition to certain federal income tax considerations, federal banking regulations impose limitations on the payment of dividends and other capital distributions by federal savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years’ undistributed net income, as long as the Savings Bank remains well capitalized after the proposed distribution. Federal regulations also prohibit a federal savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result of such action, the regulatory capital of the Savings Bank would be reduced below the amount required to be maintained for the liquidation account established in connection with the Savings Bank’s mutual to stock conversion which took place in 1991. The minimum capital conservation buffer that must be maintained in order to have no dividend payout limitations is 2.50%. The Savings Bank was well within that limit at September 30, 2020.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 12 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions that market participants would use in pricing an asset or liability.

The Savings Bank used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair value for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

		Fair Value Measurements at September 30, 2020 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Debt securities available for sale
States and political subdivisions	$4,175,436	$—	$4,175,436	$—	$4,175,436
Mortgage-backed securities: FNM A	1,913,017	—	1,913,017	—	1,913,017

Total debt securities available-for-sale	$6,088,453	$—	$6,088,453	$—	$6,088,453

The Savings Bank had no assets or liabilities carried at fair value and measured on a recurring basis at September 30, 2019.

At September 30, 2020 and 2019, assets and liabilities measured on a non-recurring basis are not material.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

September 30, 2020 and 2019

NOTE 12 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The carrying value and estimated fair value of the Savings Bank’s financial instruments not carried at fair value are as follows:

		Fair Value Measurements at September 30, 2020 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$27,111,769	$27,112,000			$27,112,000
Interest-bearing time deposits in other financial institutions	21,749,000		21,857,000		21,857,000
Debt securities held to maturity	1,016,518		1,096,000		1,096,000
Federal Home Loan Bank stock	2,794,200				N/A
Loans, net	329,573,210			344,452,000	344,452,000
Accrued interest receivable	1,381,226			1,381,000	1,381,000
Financial liabilities
Demand and savings deposits	(58,171,480)	(58,171,000)			(58,171,000)
Certificates of deposit	(247,563,121)		(252,972,000)		(252,972,000)
FHLB advances	(6,000,000)		(6,395,000)		(6,395,000)
Accrued interest payable	(91,079)		(91,000)		(91,000)

		Fair Value Measurements at September 30, 2019 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$31,370,305	$31,370,000			$31,370,000
Interest-bearing time deposits in other financial institutions	14,498,000		14,589,000		14,589,000
Securities held to maturity	1,016,535		1,072,000		1,072,000
Federal Home Loan Bank stock	2,794,200				N/A
Loans, net	338,904,799			347,136,000	347,136,000
Accrued interest receivable	1,479,785			1,480,000	1,480,000
Financial liabilities
Demand and savings deposits	(52,143,886)	(52,144,000)			(52,144,000)
Certificates of deposit	(252,769,435)		(254,787,000)		(254,787,000)
FHLB advances	(10,000,000)		(10,098,000)		(10,098,000)
Accrued interest payable	(93,943)		(94,000)		(94,000)

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

BALANCE SHEETS

(Unaudited)

March 31, 2021 and September 30, 2020

	March 31, 2021	September 30, 2020
ASSETS
Cash and due from banks	$1,968,424	$26,849,769
Interest-bearing deposits	33,540,225	—
Federal funds sold	871,000	262,000

Total cash and cash equivalents	36,379,649	27,111,769
Interest-bearing time deposits	16,750,000	21,749,000
Debt securities available for sale	8,954,856	6,088,453
Debt securities held to maturity (fair value Mar 2021—$1,062,465 fair value Sept 2020—$1,096,479)	996,506	1,016,518
Federal Home Loan Bank stock—at cost	2,794,200	2,794,200
Loans (net of allowance for loan losses: Mar 2021—$4,905,950 Sept 2020—$5,083,099)	321,565,520	329,573,210
Premises and equipment, net	678,619	700,609
Accrued interest receivable	1,264,862	1,381,226
Other assets	1,214,656	639,389

Total assets	$390,598,868	$391,054,374

LIABILITIES
Deposits	$304,556,601	$305,734,601
Borrowings	6,000,000	6,000,000
Advance payments by borrowers for taxes and insurance	495,616	484,869
Other liabilities	444,372	746,569

Total liabilities	311,496,589	312,966,039

SHAREHOLDERS’ EQUITY
Serial preferred stock, no par value established, 500,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value, 6,000,000 shares authorized; 2,470,032 shares issued and outstanding	24,700	24,700
Additional paid-in capital	11,197,001	11,197,001
Retained earnings	67,706,527	66,573,103
Accumulated other comprehensive income (loss)	174,051	293,531

Total shareholders’ equity	79,102,279	78,088,335

Total liabilities and shareholders’ equity	$390,598,868	$391,054,374

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF INCOME

(Unaudited)

Six Months ended March 31, 2021 and 2020

	2021	2020
Interest and dividend income
Loans, including fees	$7,479,318	$8,042,895
Interest-bearing deposits	113,722	468,573
Taxable securities	28,240	556
Tax-exempt securities	84,844	16,717
Other	28,095	45,779

	7,734,219	8,574,520

Interest expense
Deposits	2,578,906	3,098,752
Borrowings	83,924	114,188

	2,662,830	3,212,940

Net interest income	5,071,389	5,361,580
Provision (Recovery) for loan losses	(19,621)	(126,171)

Net interest income after provision for loan losses	5,091,010	5,487,751

Noninterest income
Service charges and other fees	1,464	1,925
Other income	2,151	2,310

Total noninterest income	3,615	4,235

Noninterest expense
Salaries and employee benefits	1,082,271	1,036,754
Occupancy and equipment expense	67,387	60,963
Data processing services	179,984	137,016
State taxes	220,429	257,843
FDIC insurance premium	46,573	(18,348)
Other expenses	519,644	577,804

Total noninterest expense	2,116,288	2,052,032

Income before income tax	2,978,337	3,439,954
Income tax expense	609,897	719,823

Net income	$2,368,440	$2,720,131

Earnings per common share:
Basic	$0.96	$1.10

Diluted	$0.96	$1.10

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

Six Months ended March 31, 2021 and 2020

	2021	2020
Net income	$2,368,440	$2,720,131

Other comprehensive income:
Unrealized gains/losses on securities:
Unrealized holding gain/(loss) arising during the period	(151,240)	—

Tax effect	31,760	—

Net of tax	(119,480)	—

Comprehensive income	$2,248,960	$2,720,131

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

Six Months ended March 31, 2021 and 2020

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance at October 1, 2019	$24,700	$11,197,001	$64,500,240	$—	$75,721,941
Cash dividends—$0.49 per share	—	—	(1,210,316)	—	(1,210,316)
Net income	—	—	2,720,131	—	2,720,131
Other comprehensive income	—	—	—	—	—

Balance at March 31, 2020	24,700	11,197,001	66,010,055	—	77,231,756
Balance at October 1, 2020	24,700	11,197,001	66,573,103	293,531	78,088,335
Cash dividends—$0.50 per share	—	—	(1,235,016)	—	(1,235,016)
Net income	—	—	2,368,440	—	2,368,440
Other comprehensive income	—	—	—	(119,480)	(119,480)

Balance at March 31, 2021	$24,700	$11,197,001	$67,706,527	$174,051	$79,102,279

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

STATEMENTS OF CASH FLOWS

(Unaudited)

Six Months ended March 31, 2021 and 2020

	2021	2020
Cash flows from operating activities
Net income	$2,368,440	$2,720,131
Adjustments to reconcile net income to net cash from operating activities
Depreciation	42,316	40,988
Provision (Recovery) for loan losses	(19,621)	(126,171)
Net amortization (accretion) of securities	21,249	188
Deferred taxes	(11,000)	32,000
Net change in accrued interest receivable	116,364	48,372
Net change in other assets and liabilities	(637,063)	27,772

Net cash from operating activities	1,880,685	2,743,280

Cash flows from investing activities
Net change in interest-bearing time deposits	4,999,000	(7,500,000)
Available-for-sale securities:
Maturities, prepayments and calls	631,054	—
Purchases	(3,669,935)	(3,707,572)
Held-to-maturity securities:
Maturities, prepayments and calls	20,000	—
Purchase of loans	(3,555,375)	(4,059,013)
Net change in loans	11,582,686	15,183,450
Property and equipment purchases	(20,326)	(76,634)

Net cash from (used in) investing activities	9,987,104	(159,769)

Cash flows from financing activities
Net change in deposit accounts	(1,178,000)	(112,664)
Net change in official items outstanding	(197,640)	412,817
Net change in advance payments from borrowers for taxes and insurance	10,747	61,354
Cash dividends paid	(1,235,016)	(1,210,316)

Net cash from (used in) financing activities	(2,599,909)	(848,809)

Net change in cash and cash equivalents	9,267,880	1,734,702
Cash and cash equivalents at beginning of year	27,111,769	31,370,305

Cash and cash equivalents at March 31	$36,379,649	$33,105,007

See accompanying notes to financial statements.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 1 – FINANCIAL STATEMENTS

Certain information and note disclosures normally included in the Savings Bank’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Savings Bank’s Annual Report for year ended September 30, 2020.

The interim financial statements at March 31, 2021 and March 31, 2020, have not been audited by independent auditors, but in the opinion of management, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods. The results of operations for the periods are not necessarily indicative of the results to be expected for the full year.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A discussion of our critical accounting policies is disclosed in Note 1 of our Annual Report as of and for the year ended September 30, 2020. Certain accounting policies require management to use estimates and make assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and disclosures provided, and actual results could differ. There were not material changes in the information regarding our critical accounting policies since September 30, 2020.

Subsequent Events: The Savings Bank has evaluated subsequent events for recognition and disclosure through July 8, 2021, which is the date the financial statements were available to be issued.

On May 4, 2021, the Savings Bank executed a definitive agreement with Farmers & Merchants Bancorp, Inc. (“F&M”). F&M will pay an aggregate of $59.2 million in cash and issue 1.7766 shares of F&M common stock for each share of the Savings Bank’s common stock issued and outstanding immediately prior to the effective time of the merger. The transaction is expected to close in the fourth quarter of 2021, subject to regulatory approvals, the approval of the Savings Bank’s shareholders and the satisfaction of customary closing conditions.

Under the merger agreement, the Savings Bank has agreed to certain operating limitations on its activities until the merger is completed or the merger agreement is terminated. In general, the Savings Bank is required to conduct business in the ordinary and usual course of business consistent with past practices. In certain instances, the Savings Bank may be required to obtain F&M’s prior written consent as specified in the merger agreement.

Under certain circumstances, the Savings Bank may be required to pay F&M a fee with respect to termination of the merger agreement in the amount of $4.25 million. The Savings Bank may be required to reimburse F&M for its reasonable out-of-pocket expenses in the event that F&M terminates the merger agreement because the Savings Bank breaches its obligation.

The Savings Bank is responsible for the payment of legal, professional and investment banking fees incurred on its behalf related to the merger.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 3 — SECURITIES

The following table summarizes the amortized cost and fair value of securities available-for-sale and securities held-to-maturity at March 31, 2021 and September 30, 2020 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) and gross unrecognized gains and losses:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2021
Available-for-sale
U.S. Government Agency Obligations	$1,000,000	$—	$—	$1,000,000
State and political subdivisions	6,536,315	189,834	(4,277)	6,721,872
Mortgage-backed securities: FNMA	1,198,224	34,760	—	1,232,984

Total available-for-sale	$8,734,539	$224,594	$(4,277)	$8,954,856

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
State and political subdivisions	$996,506	$65,959	$—	$1,062,465

Total held-to-maturity	$996,506	$65,959	$—	$1,062,465

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2020
Available-for-sale
State and political subdivisions	$3,879,829	$295,607	$—	$4,175,436
Mortgage-backed securities: FNMA	1,837,067	75,950	—	1,913,017

Total available-for-sale	$5,716,896	$371,557	$—	$6,088,453

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
State and political subdivisions	$1,016,518	$79,961	$—	$1,096,479

Total held-to-maturity	$1,016,518	$79,961	$—	$1,096,479

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 3 — SECURITIES (Continued)

	March 31, 2021		September 30, 2020
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-Sale
Within one year	$—	$—	$—	$—
One to five years	—	—	—	—
Five to ten years	1,631,868	1,692,310	634,352	709,824
Beyond ten years	5,904,447	6,029,562	3,245,477	3,465,612
Mortgage-backed securities: FNMA	1,198,224	1,232,984	1,837,067	1,913,017

Total available-for-sale	$8,734,539	$8,954,856	$5,716,896	$6,088,453

Held-to-maturity
Within one year	$—	$—	$20,005	$20,069
One to five years	500,496	536,725	500,561	544,495
Five to ten years	—	—	—	—
Beyond ten years	496,010	525,740	495,952	531,915

Total held-to-maturity	$996,506	$1,062,465	$1,016,518	$1,096,479

No securities were pledged at March 31, 2021 and September 30, 2020. At March 31, 2021 and September 30, 2020, there were no holdings of securities of any one issuer in an amount greater than 10% of shareholders’ equity.

Unrealized losses at March 31, 2021 total $4,277 and have been in a loss position for less than 12 months. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Savings Bank does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Savings Bank does not consider these securities to be other-than-temporarily impaired at March 31, 2021.

NOTE 4 — LOANS RECEIVABLE

Loans receivable consisted of the following at period end:

	March 31, 2021	September 30, 2020
Mortgage loans
One-to-four family real estate loans	$183,372,725	$186,347,015
Multi-family real estate loans	62,972,065	67,474,106
Commercial real estate loans	56,379,612	57,951,882
Real estate construction loans	982,627	344,000

	303,707,029	312,117,003

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

	March 31, 2021	September 30, 2020
Consumer and other loans
Consumer loans	2,414,919	3,779,970
Commercial loans	20,947,643	19,315,636

	23,362,562	23,095,606

Gross loans	327,069,591	335,212,609

Less:
Deferred loan origination fees and costs, net	(598,121)	(556,300)
Allowance for loan losses	(4,905,950)	(5,083,099)

	(5,504,071)	(5,639,399)

	$321,565,520	$329,573,210

The following table presents the activity in the allowance for loan losses by portfolio segment for the periods ended March 31, 2021 and 2020:

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
For the period ended March 31, 2021
Balance at beginning of period	$2,829,207	$991,982	$867,842	$394,068	$—	$5,083,099
Provision (Recovery) for loan losses	(213,678)	(22,268)	19,733	196,592	—	(19,621)
Recoveries	12,141	6,659	—	30,519	—	49,319
Charge-offs	—	—	—	(206,847)	—	(206,847)

Balance at end of period	$2,627,670	$976,373	$887,575	$414,332	$—	$4,905,950

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
For the year ended March 31, 2020
Balance at beginning of period	$2,930,215	$1,118,701	$711,524	$322,659	$—	$5,083,099
Provision (Recovery) for loan losses	(225,893)	(140,617)	89,762	150,577	—	(126,171)
Recoveries	101,870	—	—	24,764	—	126,634
Charge-offs	(58)	—	—	(405)	—	(463)

Balance at end of period	$2,806,134	$978,084	$801,286	$497,595	$—	$5,083,099

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment1 in loans by portfolio segment and based on impairment method as of March 31, 2021:

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,627,670	976,373	887,575	414,332	—	4,905,950

Total ending allowance balance	$2,627,670	$976,373	$887,575	$414,332	$—	$4,905,950

Loans:
Loans individually evaluated for impairment	$1,043,181	$—	$273,848	$183,132		$1,500,161
Loans collectively evaluated for impairment	183,739,147	63,009,149	56,196,696	23,196,653		326,141,645

Total ending loans balance	$184,782,328	$63,009,149	$56,470,544	$23,379,785		$327,641,806

[1]	The recorded investment is the principal balance and accrued interest receivable less any deferred fees/costs.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment1 in loans by portfolio segment and based on impairment method as of September 30, 2020:

	One-to-four Real Estate & Real Estate Construction	Multi-family Real Estate	Commercial Real Estate	Consumer & Commercial	Unallocated	Total
Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,829,207	991,982	867,842	394,068	—	5,083,099

Total ending allowance balance	$2,829,207	$991,982	$867,842	$394,068	$—	$5,083,099

Loans:
Loans individually evaluated for impairment	$1,157,613	$307,602	$313,281	$209,502		$1,987,998
Loans collectively evaluated for impairment	186,058,263	67,191,781	57,778,685	22,927,596		333,956,325

Total ending loans balance	$187,215,876	$67,499,383	$58,091,966	$23,137,098		$335,944,323

[1]	The recorded investment is the principal balance and accrued interest receivable less any deferred fees/costs.

The following table presents impaired loans by class of loans for the six months March 31, 2021:

	Average of Impaired Loans During the Period	Interest Income Recognized During Impairment	Cash Basis Interest Income Recognized
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

	Average of Impaired Loans During the Period	Interest Income Recognized During Impairment	Cash Basis Interest Income Recognized
One-to-four family real estate:
Secured by First Liens	1,108,611	16,309	16,309
Secured by Junior Liens	—	—	—
Multi-family real estate	200,723	17,340	17,340
Commercial real estate (Except Land)	289,564	10,750	10,750
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	191,025	4,589	4,589
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

Total	$1,789,923	$48,988	$48,988

The following table presents impaired loans by class of loans for the six months March 31, 2020:

	Average of Impaired Loans During the Period	Interest Income Recognized During Impairment	Cash Basis Interest Income Recognized
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	1,832,666	26,005	26,005
Secured by Junior Liens	—	—	—
Multi-family real estate	740,253	14,237	14,237
Commercial real estate (Except Land)	424,444	13,100	13,100
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	348,366	6,639	6,591
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

Total	$3,345,729	$59,981	$59,933

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of March 31, 2021:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	1,312,230	1,043,181	—
Secured by Junior Liens	—	—	—
Multi-family real estate	55,442	—	—
Commercial real estate (Except Land)	502,120	273,848	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	626,282	183,132	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	4,057	—	—
Mobile Home Loans	—	—	—
Other	205,662	—	—

	2,705,793	1,500,161	—

With an allowance recorded:
Construction Loans on:
One-to-four family real estate	—	—	—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	—	—	—
Secured by Junior Liens	—	—	—
Multi-family real estate	—	—	—
Commercial real estate (Except Land)	—	—	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	—	—	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

	—	—	—

Total	$2,705,793	$1,500,161	$—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The following table presents loans individually evaluated for impairment by class of loans as of September 30, 2020:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Construction Loans on:
One-to-four family real estate	$—	$—	$—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	1,438,803	1,157,613	—
Secured by Junior Liens	—	—	—
Multi-family real estate	370,055	307,602	—
Commercial real estate (Except Land)	541,201	313,281	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	677,416	209,502	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	4,057	—	—
Mobile Home Loans	—	—	—
Other	4,570	—	—

	3,036,102	1,987,998	—

With an allowance recorded:
Construction Loans on:
One-to-four family real estate	—	—	—
Multi-family real estate	—	—	—
Commercial real estate	—	—	—
One-to-four family real estate:
Secured by First Liens	—	—	—
Secured by Junior Liens	—	—	—
Multi-family real estate	—	—	—
Commercial real estate (Except Land)	—	—	—
Land	—	—	—
Commercial Loans:
Secured	—	—	—
Unsecured	—	—	—
Consumer Loans:
Loans on Deposits	—	—	—
Auto Loans	—	—	—
Other	—	—	—

	—	—	—

Total	$3,036,102	$1,987,998	$—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of March 31, 2021:

	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Construction Loans on:
One-to-four family real estate	$—	$—
Multi-family real estate	—	—
Commercial real estate	—	—
One-to-four family real estate
Secured by First Liens	740,578	—
Secured by Junior Liens	—	—
Multi-family real estate	—	—
Commercial real estate (Except Land)	145,260	—
Land	—	—
Commercial Loans:
Secured	—	—
Unsecured	—	—
Consumer Loans:
Loans on Deposits	—	—
Auto Loans	—	—
Other	—	—

Total	$885,838	$—

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of September 30, 2020:

	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Construction Loans on:
One-to-four family real estate	$—	$—
Multi-family real estate	—	—
Commercial real estate	—	—
One-to-four family real estate
Secured by First Liens	800,999	—
Secured by Junior Liens	—	—
Multi-family real estate	307,602	—
Commercial real estate (Except Land)	161,080	—
Land	—	—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

	Nonaccrual	Loans Past Due Over 90 Days Still Accruing
Commercial Loans:
Secured	—	—
Unsecured	—	—
Consumer Loans:
Loans on Deposits	—	—
Auto Loans	—	—
Other	—	—

Total	$1,269,681	$—

The following table presents the aging of the recorded investment in past due loans as of March 31, 2021 by class of loans:

	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Construction Loans on:
One-to-four family real estate	$—	$—	$—	$—	$983,859	$983,859
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
One-to-four family real estate:
Secured by First Liens	33,539	—	279,510	313,049	183,485,420	183,798,469
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	57,702	—	—	57,702	62,951,447	63,009,149
Commercial real estate (Except Land)	19,375	—	—	19,375	56,267,611	56,286,986
Land	—	—	—	—	183,558	183,558
Commercial Loans:
Secured	—	—	—	—	117,925	117,925
Unsecured	61,067	—	—	61,067	20,773,191	20,834,258
Consumer Loans:
Loans on Deposits	—	—	—	—	121,326	121,326
Auto Loans	—	—	—	—	36,910	36,910
Other	5,623	—	—	5,623	2,263,743	2,269,366

Total	$177,306	$—	$279,510	$456,816	$327,184,990	$327,641,806

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The following table presents the aging of the recorded investment in past due loans as of September 30, 2020 by class of loans:

	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
Construction Loans on:
One-to-four family real estate	$—	$—	$—	$—	$344,583	$344,583
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
One-to-four family real estate:
Secured by First Liens	175,908	12,983	329,019	517,910	186,353,383	186,871,293
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	—	—	307,602	307,602	67,191,781	67,499,383
Commercial real estate (Except Land)	—	—	—	—	57,952,149	57,952,149
Land	—	—	—	—	139,817	139,817
Commercial Loans:
Secured	—	—	—	—	220,016	220,016
Unsecured	64,389	—	—	64,389	19,044,679	19,109,068
Consumer Loans:
Loans on Deposits	—	—	—	—	304,877	304,877
Auto Loans	—	—	—	—	87,757	87,757
Other	210,947	—	—	210,947	3,204,433	3,415,380

Total	$451,244	$12,983	$636,621	$1,100,848	$334,843,475	$335,944,323

Troubled Debt Restructurings:

The Savings Bank has a recorded investment in troubled debt restructurings of $431,000 and $513,000 at March 31, 2021 and September 30, 2020, respectively. No specific reserves were allocated to customers whose loan terms have been modified in troubled debt restructurings as of March 31, 2021 and September 30, 2020. The Savings Bank has not committed to lend additional amounts as of March 31, 2021 and September 30, 2020 to customers with outstanding loans that are classified as troubled debt restructurings.

There were no loans modified as troubled debt restructurings that occurred during the six months ending March 31, 2021 and March 31, 2020.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

At March 31, 2021, there are no troubled debt restructurings for which there is a payment default.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Savings Bank’s internal underwriting policy.

The Savings Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Savings Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans aggregated to one borrower with an outstanding balance greater than $500,000 and newly originated, unsecured commercial loans. This analysis is performed on an annual basis by an independent external firm in addition to the Savings Bank’s internal quarterly analysis of its un-aggregated portfolio.

The Savings Bank uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually are considered to be pass-rated loans. Loans listed as not rated are less than $500,000 aggregated to one borrower.

Loans not meeting the preceding criteria that are analyzed individually as part of the above described process are considered to be pass rated loans. As of March 31, 2021, and based on the analysis performed as of March 31, 2021, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Construction Loans on:
One-to-four family real estate	$—	$983,859	$—	$—	$—	$—
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
One-to-four family real estate
Secured by First Liens	—	181,248,842	1,809,049	568,351	172,227	—
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	—	62,297,203	711,946	—	—	—
Commercial real estate (Except Land)	—	55,111,175	901,963	273,848	—	—
Land	—	183,558	—	—	—	—
Commercial Loans:
Secured	—	117,925	—	—	—	—
Unsecured	—	20,281,538	369,587	183,133	—	—
Consumer Loans:
Loans on Deposits	—	121,326	—	—	—	—
Auto Loans	—	36,910	—	—	—	—
Other	—	2,269,366	—	—	—	—

Total	$—	$322,651,702	$3,792,545	$1,025,332	$172,227	$—

The Savings Bank neither originates nor purchases subprime loans.

In January 2021, the Savings Bank implemented a new loan grading process that resulted in loans being graded that had not been graded previously. This resulted in all loans being rated at March 31, 2021 in comparison to September 30, 2020 at which time there were loans that had not yet been rated.

Loans not meeting the preceding criteria that are analyzed individually as part of the above described process are considered to be pass rated loans. As of September 30, 2020, and based on the analysis performed as of September 30, 2020, the risk category of loans by class of loans is as follows:

	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Construction Loans on:
One-to-four family real estate	$344,583	$—	$—	$—	$—	$—
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
One-to-four family real estate
Secured by First Liens	127,225,196	54,694,411	4,150,687	632,388	168,611	—
Secured by Junior Liens	—	—	—	—	—	—
Multi-family real estate	24,675,269	41,788,372	728,140	307,602	—	—
Commercial real estate (Except Land)	24,140,344	32,586,810	931,413	293,582	—	—
Land	139,817	—	—	—	—	—

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

	Not Rated	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial Loans:
Secured	220,016	—	—	—	—	—
Unsecured	11,468,287	7,057,377	373,901	209,503	—	—
Consumer Loans:
Loans on Deposits	304,877	—	—	—	—	—
Auto Loans	87,757	—	—	—	—	—
Other	2,951,598	463,782	—	—	—	—

Total	$191,557,744	$136,590,752	$6,184,141	$1,443,075	$168,611	$—

The Savings Bank neither originates nor purchases subprime loans.

The Savings Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses. The Savings Bank also evaluates credit quality based on the performing status of the loan, which was previously presented, and by payment activity. Nonperforming loans include nonaccrual loans and loans past due over 90 days still on accrual. The following table presents the recorded investment in the portfolio based on performance status as of March 31, 2021 and September 30, 2020:

	March 31, 2021:		September 30, 2020:
	Performing	Nonperforming	Performing	Nonperforming
Construction Loans on:
One-to-four family real estate	$983,859	$—	$344,583	$—
Multi-family real estate	—	—	—	—
Commercial real estate	—	—	—	—
One-to-four family real estate
Secured by First Liens	183,057,891	740,578	186,070,294	800,999
Secured by Junior Liens	—	—	—	—
Multi-family real estate	63,009,149	—	67,191,781	307,602
Commercial real estate (Except Land)	56,141,726	145,260	57,791,069	161,080
Land	183,558	—	139,817	—
Commercial Loans:
Secured	117,925	—	220,016	—
Unsecured	20,834,258	—	19,109,068	—
Consumer Loans:
Loans on Deposits	121,326	—	304,877	—
Auto Loans	36,910	—	87,757	—
Other	2,269,366	—	3,415,380	—

Total	$326,755,968	$885,838	$334,674,642	$1,269,681

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 4 — LOANS RECEIVABLE (Continued)

The Savings Bank has granted loans to certain directors, executive officers and their related business interests (a “Related Party”) in compliance with applicable law and regulation. The following is a summary of related party loan activity for the six months ended March 31, 2021:

Balance at September 30, 2020	$5,532,671
New loans	2,025,388
Repayments	(951,604)

Balance at March 31, 2021	$6,606,455

Borrowing agreements with the Federal Home Loan Bank of Cincinnati are collateralized in part by a blanket pledge of $180.3 million of qualifying mortgage loans at March 31, 2021. This blanket pledge consists entirely of 1-4 family real estate mortgage loans.

NOTE 5 — DEPOSITS

Deposits are summarized as follows at period-end:

	March 31, 2021	September 30, 2020
NOW accounts	$18,153,424	$18,111,871
Passbook accounts	6,777,762	6,871,705
Money fund accounts	36,913,470	33,187,904
Certificates of deposit	242,711,945	247,563,121

	$304,556,601	$305,734,601

The Savings Bank had approximately $50.7 million and $49.0 million of time deposits in denominations in excess of $250,000 at March 31, 2021 and September 30, 2020.

The Savings Bank accepts deposits from its employees, directors, executive officers and their related business interests. At March 31, 2021, such deposits totaled $6.9 million, or 2.3% of total deposits. At September 30, 2020, such deposits totaled $8.6 million, or 2.8% of total deposits. The Savings Bank did not have any brokered deposits at March 31, 2021 and September 30, 2020.

At March 31, 2021, scheduled maturities of certificates of deposit were as follows:

At March 31, 2021	$44,683,231
2022	87,016,524
2023	61,767,298
2024	28,054,870
2025	11,327,702
Thereafter	9,862,320

$242,711,945

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 6 — COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES

Litigation: The Savings Bank is periodically subjected to claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, that as of March 31, 2021 and September 30, 2020, these matters are not expected to have a material effect on financial condition or results of operations.

Loan Commitments: Certain financial instruments, including commitments to extend credit, standby letters of credit and financial guarantees, are used to meet financing needs of customers. These involve, to varying degrees, credit risk more than the amount reported in the financial statements. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, on extension of credit is based on management’s credit evaluation and generally consists of residential or commercial real estate. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements.

The Savings Bank had commitments to make fixed-rate loans at market rates totaling $5.6 million and $10.2 million at March 31, 2021 and September 30, 2020. The interest rates on fixed-rate commitments ranged from 2.85% to 4.75% at March 31, 2021 and 2.90% to 4.25% at September 30, 2020. Loan commitments are generally for 30 days. The Savings Bank was committed on unfunded portions of approved variable-rate lines of credit of $3.5 million and $3.3 million at March 31, 2021 and September 30, 2020.

NOTE 7 — REGULATORY MATTERS

As an FDIC insured, federally-chartered savings bank, the Savings Bank is subject to regulatory capital requirements administered by the FDIC and other federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes that as of March 31, 2021 and September 30, 2020, the Savings Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At March 31, 2021 and September 30, 2020, the most recent regulatory notifications categorized the Savings Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 7 — REGULATORY MATTERS (Continued)

The following is a reconciliation of shareholders’ equity (in thousands), as reflected on the accompanying balance sheets, to regulatory capital at March 31, 2021 and September 30, 2020:

	March 31, 2021	September 30, 2020
	(Unaudited)	(Audited)
Total shareholders’ equity	$79,102	$78,088
AOCI related adjustments	$(174)	$(294)
Nonallowable assets	—	—

Tier 1 (core) and tangible capital	78,928	77,794
Additional capital items:
General valuation allowance (limited)	2,902	2,937
Other assets required to be deducted	—	—

Total risk-based capital	$81,830	$80,731

At March 31, 2021 and September 30, 2020, actual capital levels, minimum, and well capitalized levels under the Basel III Rules were (dollars in thousands):

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2021
Total Captial to risk weighted assets	$81,830	35.6%	$18,413	8.0%	$23,016	10.0%
Tier 1 (Core) Capital to risk weighted assets	78,928	34.3	13,810	6.0	18,413	8.0
Common Tier 1 (CET1)	78,928	34.3	10,357	4.5	14,960	6.5
Tier 1 (Core) Capital to average assets	78,928	20.2	15,591	4.0	19,489	5.0

September 30, 2020
Total Captial to risk weighted assets	$80,731	34.7%	$18,627	8.0%	$23,284	10.0%
Tier 1 (Core) Capital to risk weighted assets	77,794	33.4	13,970	6.0	18,627	8.0
Common Tier 1 (CET1)	77,794	33.4	10,478	4.5	15,135	6.5
Tier 1 (Core) Capital to average assets	77,794	19.8	15,742	4.0	19,678	5.0

In addition to certain federal income tax considerations, federal banking regulations impose limitations on the payment of dividends and other capital distributions by federal savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years’ undistributed net income, as long as the Savings Bank remains well capitalized after the proposed distribution. Federal regulations also prohibit a federal savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result of such action, the regulatory capital of the Savings Bank would be reduced below the amount required to be maintained for the liquidation account established in connection with the Savings Bank’s mutual to stock conversion which took place in 1991. The minimum capital conservation

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 7 — REGULATORY MATTERS (Continued)

buffer that must be maintained in order to have no dividend payout limitations is 2.50%. The Savings Bank was well within that limit at both March 31, 2021 and at September 30, 2020.

NOTE 8 — FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity can access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions that market participants would use in pricing an asset or liability.

The Savings Bank used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair value for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2), using matrix pricing. Matrix pricing is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

		Fair Value Measurements at March 31, 2021 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Debt securities available for sale
U.S. Government Agency Obligations	$1,000,000	$—	$1,000,000	$—	$1,000,000
States and political subdivisions	6,721,872	—	6,721,872		6,721,872
Mortgage-backed securities: FNM A	1,232,984	—	1,232,984		1,232,984

Total debt securities available-for-sale	$8,954,856	$—	$8,954,856	$—	$8,954,856

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 8 — FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

		Fair Value Measurements at September 30, 2020 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial assets
Debt securities available for sale
States and political subdivisions	$4,175,436	$—	$4,175,436	$—	$4,175,436
Mortgage-backed securities: FNM A	1,913,017	—	1,913,017	—	1,913,017

Total debt securities available-for-sale	$6,088,453	$—	$6,088,453	$—	$6,088,453

At March 31, 2021 and September 30, 2020, assets and liabilities measured on a non-recurring basis are not material.

The carrying value and estimated fair value of the Savings Bank’s financial instruments not carried at fair value are as follows:

		Fair Value Measurements at March 31, 2021 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$36,379,649	$36,380,000			$36,380,000
Interest-bearing time deposits in other financial instituions	16,750,000		16,776,000		16,776,000
Debt securities held to maturity	996,506		1,062,000		1,062,000
Federal Home Loan Bank stock	2,794,200				N/A
Loans, net	321,565,520			324,384,000	324,384,000
Accrued interest receivable	1,264,862			1,265,000	1,265,000

Financial liabilities
Demand and savings deposits	(61,844,656)	(61,845,000)			(61,845,000)
Certificates of deposit	(242,711,945)		(246,832,000)		(246,832,000)
FHLB advances	(6,000,000)		(6,335,000)		(6,335,000)
Accrued interest payable	(41,291)		(41,000)		(41,000)

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

March 31, 2021

NOTE 8 — FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

		Fair Value Measurements at September 30, 2020 Using:
	Carrying Amount	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$27,111,769	$27,112,000			$27,112,000
Interest-bearing time deposits in other financial instituions	21,749,000		21,857,000		21,857,000
Securities held to maturity	1,016,518		1,096,000		1,096,000
Federal Home Loan Bank stock	2,794,200				N/A
Loans, net	329,573,210			344,452,000	344,452,000
Accrued interest receivable	1,381,226			1,381,000	1,381,000

Financial liabilities
Demand and savings deposits	(58,171,480)	(58,171,000)			(58,171,000)
Certificates of deposit	(247,563,121)		(252,972,000)		(252,972,000)
FHLB advances	(6,000,000)		(6,395,000)		(6,395,000)
Accrued interest payable	(91,079)		(91,000)		(91,000)

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG

FARMERS & MERCHANTS BANCORP, INC.,

THE FARMERS & MERCHANTS STATE BANK,

AND

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

Dated as of May 4, 2021

See accompanying notes to financial statements.

Exhibits

Exhibit A – Listing of Directors of Continuing Bank

Exhibit B – Voting Agreement

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG

FARMERS & MERCHANTS BANCORP, INC.,

THE FARMERS & MERCHANTS STATE BANK,

AND

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this “Agreement”) is entered as of May 4, 2021, by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation and a registered financial holding company under the Bank Holding Company Act of 1956, as amended (“F&M”), THE FARMERS & MERCHANTS STATE BANK (“F&M Bank”), an Ohio chartered non-member commercial bank, and PERPETUAL FEDERAL SAVINGS BANK OF URBANA, an Ohio chartered non-member commercial bank (“PFSB”).

W I T N E S S E T H:

WHEREAS, F&M is a registered financial holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Archbold, Ohio, with F&M Bank as its wholly-owned subsidiary;

WHEREAS, F&M Bank is a commercial bank organized and existing under the laws of the State of Ohio, with its principal place of business in Archbold, Ohio;

WHEREAS, PFSB is a commercial bank organized and existing under the laws of the State of Ohio, with its principal place of business in Urbana, Ohio;

WHEREAS, it is the desire of F&M, F&M Bank and PFSB to effect a transaction whereby PFSB will merge with and into F&M Bank (the “Merger”);

WHEREAS, the Boards of Directors of F&M, F&M Bank and PFSB have approved the Merger and this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and F&M, F&M Bank and PFSB desire to and hereby adopt this Agreement as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, F&M, F&M Bank and PFSB hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows.

See accompanying notes to financial statements.

SECTION 1

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the provisions of, Title 11 of the Ohio Revised Code, as amended, (the “OBL”), 12 U.S.C. §1828(c), and, as applicable, Title 17 of the Ohio Revised Code, as amended, the Ohio General Corporation Law (the “OGCL”), at the Effective Time, PFSB shall be merged with and into F&M Bank, which shall be the survivor of the Merger (the “Continuing Bank”), and which shall continue its corporate existence under the laws of the State of Ohio as an Ohio-chartered, non-member bank. Upon consummation of the Merger, the separate corporate existence of PFSB will terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a mutually agreeable time and place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 7 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, F&M and F&M Bank will cause to be filed a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State (the “Ohio Secretary”). The Merger will become effective as of the date and time specified in the Certificate of Merger (such date and time the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the applicable provisions of the OBL and the OGCL. The title to all assets, real estate and other property owned by F&M Bank and PFSB shall vest in the Continuing Bank without reversion or impairment. All liabilities of PFSB shall be assumed by the Continuing Bank.

1.5 Conversion of PFSB Shares. At the Effective Time, by virtue of the Merger and without any action on the part of F&M, F&M Bank, PFSB or the holder of any shares of PFSB:

(a) Subject to Sections 1.6 and 2.2, each share (each, a “PFSB Share”) of PFSB common stock, $.01 par value (“PFSB Common Stock” or “PFSB Shares”), except for PFSB Shares owned by PFSB as treasury stock or otherwise owned by PFSB, F&M or F&M Bank (in each case other than PFSB Shares (i) held in any PFSB Benefit Plans or related trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity or (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)), and Dissenting Shares, will be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, one of the following (collectively, the “Merger Consideration”):

(i) $41.20 in cash (the “Cash Consideration”) for each PFSB Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Cash Election”) (such PFSB Shares collectively, “Cash Election Shares”); or

(ii) 1.7766 (the “Exchange Ratio”) shares, no par value, of F&M common stock (“F&M Shares”) and such F&M Shares (the “Stock Consideration”) for each PFSB Share with respect to which an election to receive F&M Shares has been effectively made and not revoked or lost pursuant to Section 1.6 (a “Stock Election”) (such PFSB Shares collectively, “Stock Election Shares”); or

(iii) for each PFSB Share, other than PFSB Shares as to which a Cash Election or a Stock Election has been effectively made and not revoked (collectively, the “Non-Election Shares”), the right to receive from F&M such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.5(b).

(b) (i) Notwithstanding any other provision contained in this Agreement, the total number of F&M Shares to be issued as the Stock Consideration pursuant to Section 1.5(a) and 1.5(b)(ii) shall be 1,833,999 (the “Aggregate Total Stock Consideration”). All of the other PFSB Shares (except for PFSB Shares owned directly by PFSB, F&M or F&M Bank, if any, and Dissenting Shares) will be converted into the Cash Consideration.

(ii) As soon as practicable on or within not more than two business days after the Effective Time, F&M will cause a bank or trust company designated by F&M (the “Exchange Agent”) to effect the allocation among holders of PFSB Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1) If the aggregate number of PFSB Shares with respect to which Stock Elections are made (the “Stock Election Number”) multiplied by the Exchange Ratio would cause the aggregate number of F&M Shares to be issued as Merger Consideration to exceed the Aggregate Total Stock Consideration, then all Cash Election Shares and all Non-Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Aggregate Total Stock Consideration and the denominator of which is (A) the Stock Election Number multiplied by the Exchange Ratio, (B) with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2) If the Stock Election Number multiplied by the Exchange Ratio would cause the aggregate number of F&M Shares to be issued as Merger Consideration to be less than the Aggregate Total Stock Consideration (referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(c) No certificate or scrip representing a fractional F&M Share shall be issued in the Merger. Each holder of PFSB Shares who would otherwise be entitled to receive a fractional F&M Share shall receive an amount of cash equal to the product obtained by multiplying (i) the fractional F&M Share interest to which such holder (after taking into account all PFSB Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) $41.20.

(d) Any treasury shares held by PFSB and any PFSB Shares owned by F&M for its own account will be cancelled and retired at the Effective Time, and no consideration will be issued in exchange.

(e) All of the PFSB Shares converted into the right to receive the Merger Consideration pursuant to this Section 1.5 will no longer be outstanding and will automatically be cancelled and cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of PFSB Shares) previously representing any such PFSB Shares will thereafter represent only the right to receive the Merger Consideration described in this Section 1.5. Old Certificates previously representing PFSB Shares that are to receive the Stock Consideration will be exchanged for certificates or, at F&M’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”) representing whole F&M Shares as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding PFSB Shares or F&M Shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of PFSB Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit F&M or PFSB to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all PFSB Shares that are owned by PFSB, F&M or F&M Bank (in each case other than the Exception Shares, which will be converted in accordance with Sections 1.5(a) and 1.5(b)(ii)) prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor.

1.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding PFSB Shares held by a person who has not voted in favor of, or consented to, the adoption of this Agreement (each, a “Dissenting Shareholder”) and who has otherwise complied with all the provisions of the OBL and the OGCL concerning the right of holders of PFSB Shares to require payment of the fair cash value of such PFSB Shares in accordance with Sections 1115.11 of the OBL and 1701.85 of the OGCL (the “Dissenting Shares”), will not be converted into the right to receive the Merger Consideration as described in Section 1.5(a), but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a Dissenting Shareholder, in any case pursuant to the OGCL, each of such Dissenting Shareholder’s PFSB Shares will be treated as though such PFSB Shares had been converted into the right to receive the Stock Consideration and/or Cash Consideration as determined in F&M’s sole discretion. PFSB will promptly notify F&M of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, PFSB will not, except with the prior written consent of F&M, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

1.7 F&M Shares. At and after the Effective Time, each F&M Share and each share of F&M Bank issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and not be affected by the Merger.

1.8 Articles of Incorporation of Continuing Bank. At the Effective Time, the Articles of Incorporation of F&M Bank (the “F&M Bank Articles”), as in effect at the Effective Time, will be the Articles of Incorporation of the Continuing Bank until thereafter amended in accordance with applicable law.

1.9 Code of Regulations of Continuing Bank. At the Effective Time, the Code of Regulations of F&M Bank (the “F&M Bank Code of Regulations”), as in effect immediately prior to the Effective Time, will be the Code of Regulations of the Continuing Bank until thereafter amended in accordance with applicable law.

1.10 Name, Offices, and Management. The name of the Continuing Bank shall continue to be “The Farmers & Merchants State Bank.” Its principal office shall be located at 307 North Defiance Street, Archbold, Ohio 43502. The Board of Directors of the Continuing Bank, until such time as their successors are elected and qualified, shall consist of the persons listed on Exhibit A attached hereto, subject to amendment to include an additional director to be named prior to the Closing Date in accordance with Section 7.10 hereof. The officers of F&M Bank immediately prior to the Effective Time shall continue as the officers of the Continuing Bank.

1.11 Tax Consequences. It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

1.12 Right to Revise Merger. The parties may, at any time, change the method of effecting the Merger if and to the extent the parties deem such change to be desirable; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of PFSB specified in Section 1.5(a) hereof as a result of the Merger, except in accordance with the terms of Section 1.5(a) and 1.5(b) hereof; (b) adversely affect the tax treatment to the shareholders of PFSB; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

1.13 Additional Actions. If, at any time after the Effective Time, the Continuing Bank or F&M shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Bank its right, title or interest in, to or under any of the rights, properties or assets of PFSB, or (b) otherwise carry out the purposes of this Agreement, PFSB and its officers and directors shall be deemed to have granted to the Continuing Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Bank and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Bank are authorized in the name of PFSB or otherwise to take any and all such action.

SECTION 2

EXCHANGE OF SHARES

2.1 F&M to Make Shares and Cash Available. At or prior to the Effective Time, F&M will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 2, a sufficient amount of cash to be paid in exchange for PFSB Shares that are to receive the Cash Consideration, and a sufficient number of F&M Shares to be exchanged for the PFSB Shares that are to receive the Stock Consideration (such cash and New Certificates, together with any dividends or disbursements, the “Exchange Fund”). The Exchange Fund will be held in trust for holders of PFSB Shares until distributed to such holders pursuant to this Agreement.

2.2 Exchange of PFSB Certificates; Election Forms.

(a) Prior to the Election Period, the Exchange Agent will mail to each holder of record of PFSB Shares a form letter of transmittal and instructions for use in surrendering for exchange the Old Certificates, together with an election form (“Election Form”). Holders of uncertificated PFSB Shares shall be mailed an Election Form. The letter of transmittal will specify that the risk of loss and title to the Old Certificates will pass only upon delivery of such Old Certificates as specified in the letter of transmittal. Each Election Form will permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Stock Consideration with respect to any number of such holder’s PFSB Shares specified in the Election Form, (ii) elect to receive the Cash Consideration with respect to any number of such holder’s PFSB Shares specified in the Election Form, or (iii) indicate that such holder makes no election as to such holder’s PFSB Shares. For purposes of this Agreement, the term “Election Period” will mean the period as F&M and PFSB may agree, during which holders of PFSB Shares may validly elect the form of Merger Consideration to be received for PFSB Shares, occurring between (i) the date of mailing of the proxy materials related to the meeting of shareholders of PFSB (the “Proxy Materials”), which will be included as a part of the registration statement on Form S-4 to be filed by F&M with the Securities and Exchange Commission (the “SEC”) and (ii) the tenth business day immediately preceding the Effective Time. Any election will have been properly made only if the Exchange Agent has actually received a properly completed Election Form accompanied by one or more Old Certificates, if such PFSB Shares are certificated, by 5:00 p.m. Eastern Time on the last day of the Election Period (the “Election Deadline”). A submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such revocation or change is actually received by the Exchange Agent by the Election Deadline. PFSB Shares as to which a holder does not submit a properly completed Election Form accompanied by, if applicable, Old Certificates by the Election Deadline will be Non-Election Shares. The Exchange Agent will make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

(b) All payments made upon the surrender of Old Certificates pursuant to this Agreement will be deemed to have been made in full satisfaction of all rights pertaining to the PFSB Shares evidenced by such Old Certificates.

(c) If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or F&M, in their sole discretion, the posting by such person of a bond in such amount as F&M may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Cash Consideration and/or Stock Consideration (and cash in lieu of fractional F&M Share interests, if any) deliverable in respect thereof.

(d) Promptly, and not more than five business days following the Effective Time, the Exchange Agent will deliver to each holder of PFSB Shares of record immediately prior to the Effective Time (other than Dissenting Shares) who has surrendered Old Certificates (and to all holders of uncertificated PFSB Shares) the Merger Consideration, and any applicable dividends or distributions pursuant to subsection (f) below, to which such holder is entitled. For certificated PFSB Shares, no payment will be made until the Old Certificate(s) representing such PFSB Shares are surrendered or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. After the Effective Time and until surrendered, an Old Certificate will represent only the right to receive the Merger Consideration to which the holder is entitled pursuant to Section 1.5, and any applicable dividends or distributions pursuant to subsection (f) below. If any New Certificate representing F&M Shares is to be issued in a name other than that in which the Old Certificate(s) surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Old Certificate(s) so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange will pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the issuance of a New Certificate representing F&M Shares in any name other than that of the registered holder of the Old Certificate(s) surrendered, or required for any other reason, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) None of F&M, PFSB, the Exchange Agent or the Continuing Bank will be liable to any former holder of PFSB Shares for any payment of the Merger Consideration, any cash in lieu of a fractional F&M Share interest or any dividends or distributions with respect to F&M Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(f) No dividends or other distributions declared after the Effective Time with respect to F&M Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until it is surrendered by the holder thereof or the procedure regarding lost, stolen or destroyed certificates set forth in Section 2.2(c) has been completed. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of an Old Certificate, the record holder will be entitled to receive from F&M any dividends or other distributions, without any interest thereon, that became payable to the holders of record after the Effective Time with respect to any F&M Shares represented by such Old Certificate.

(g) After the Effective Time, there will be no further registration or transfer of PFSB Shares on the stock transfer books of PFSB. In the event that, after the Effective Time, PFSB Shares (or the Old Certificates representing them) are presented for transfer, they will be cancelled and exchanged as provided in this Section 2.

(h) F&M or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as F&M or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by F&M or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the PFSB Shares.

(i) Any portion of the Exchange Fund that remains unclaimed by the holders of PFSB Shares for one year after the Effective Time shall be paid to F&M or the Continuing Bank, at the direction of F&M and the Continuing Bank. Any former shareholders of PFSB who have not exchanged their Old Certificates pursuant to this Section 2 may look only to F&M and the Continuing Bank for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the F&M Shares deliverable in respect of each former PFSB Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(j) The Continuing Bank may from time to time waive one or more of the rights provided to it in this Section 2 to withhold certain payments, deliveries and distributions; and no such waiver will constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PFSB

PFSB hereby makes the representations and warranties set forth below to F&M and F&M Bank. For the purposes of this Agreement, “PFSB Disclosure Letter” is defined as the letter referencing Section 3 of this Agreement which shall be prepared by PFSB and delivered to F&M and F&M Bank contemporaneously with the execution of this Agreement.

3.1 Organization and Authority. PFSB is a commercial bank duly organized and validly existing under the laws of the State of Ohio. PFSB has the power and authority (corporate and otherwise) to conduct its business in the manner and by the means conducted as of the date hereof. PFSB has no subsidiaries. PFSB is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation (the “FDIC”).

3.2 Authorization.

(a) PFSB has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 7. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of PFSB, subject to the conditions precedent set forth in Section 7 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The Board of Directors of PFSB has approved the Merger pursuant to the terms and conditions of this Agreement. Each of the members of the Board of Directors of PFSB has agreed to execute the Voting Agreement in the form of Exhibit B attached hereto.

(b) Except as set forth in the PFSB Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 7 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under PFSB’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which PFSB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of PFSB, the result of which would have a Material Adverse Effect; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which PFSB is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, PFSB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purposes of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of PFSB, or F&M and F&M Bank taken as a whole, as applicable, or (ii) would materially impair the ability of PFSB, F&M or F&M Bank, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of PFSB, or F&M and F&M Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to F&M, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of PFSB, or F&M and F&M Bank, as applicable, (h) the impact of the COVID-19 pandemic on the representations, warranties or covenants made by, or the operations of PFSB, F&M or F&M Bank, and (i) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the F&M Shares, by itself, be considered to constitute a Material Adverse Effect on F&M (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Ohio banking statutes and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by PFSB of the transactions contemplated by this Agreement.

(d) Other than those filings, authorizations, consents and approvals referenced in Section 3.2(c) above and except as set forth in the PFSB Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by PFSB of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

3.3 Capitalization.

(a) PFSB has 6,500,000 shares of all classes of capital stock authorized of which 6,000,000 shares are Common Stock with a par value of $.01 per share, and 500,000 of which are serial preferred stock (the “PFSB Preferred Stock”). As of the date of this Agreement, 2,470,032 shares of PFSB Common Stock are issued and outstanding and no shares of PFSB Preferred Stock are issued and outstanding. Such issued and outstanding shares of PFSB Common Stock have been duly and validly authorized by all necessary corporate action of PFSB, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. PFSB has no capital stock authorized, issued or outstanding other than as described in this Section 3.3(a) and, except as set forth in the PFSB Disclosure Letter, PFSB has no intention or obligation to authorize or issue additional shares of its capital stock.

(b) Except as set forth on the PFSB Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, or any debt securities of PFSB, by which PFSB is or may become bound. Except as set forth in the PFSB Disclosure Letter, PFSB has no outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(c) Except as set forth in the PFSB Disclosure Letter, to the knowledge of PFSB’s Management (as defined in Section 10.11), no person or entity beneficially owns 5% or more of the total issued and outstanding PFSB Common Stock.

3.4 Organizational Documents. Except as set forth on the PFSB Disclosure Letter, the Articles of Incorporation and Code of Regulations of PFSB have been delivered to F&M and represent true, accurate and complete copies of such corporate documents of PFSB in effect as of the date of this Agreement.

3.5 Compliance with Law. To the knowledge of PFSB’s Management, PFSB has not engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on PFSB. PFSB possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of its businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on PFSB, and such licenses, franchises, permits and authorizations shall be transferred to F&M Bank on the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the PFSB Disclosure Letter. PFSB is not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of PFSB except as otherwise set forth in the PFSB Disclosure Letter. PFSB has not received any notice of enforcement actions since January 1, 2018 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. PFSB has not received any notice of enforcement actions since January 1, 2018, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to PFSB. PFSB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.6 Accuracy of Statements. To the knowledge of PFSB’s Management, no information which has been or shall be supplied by PFSB with respect to its businesses, operations and financial condition for inclusion in the Proxy Statement, Registration Statement, and regulatory applications relating to the Merger contains or shall contain (in the case of information relating to the Proxy Statement at the time it is mailed and for the regulatory applications and Registration Statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

3.7 Litigation and Pending Proceedings. Except as set forth in the PFSB Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of PFSB’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does PFSB’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of PFSB’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to PFSB as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

3.8 Financial Statements.

(a) PFSB’s audited balance sheets as of the end of the two fiscal years ended September 30, 2020 and 2019, the unaudited consolidated balance sheet for the six months ended March 31, 2021 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”), present fairly the consolidated financial condition or position of PFSB as of the respective dates thereof and the consolidated results of operations of PFSB for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the Financial Information and which have been made, extended or acquired since September 30, 2020 and are still outstanding as of the date hereof: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that PFSB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming PFSB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming PFSB as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if PFSB is not able to enforce any such security interest or mortgage.

3.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the PFSB Disclosure Letter, since September 30, 2020, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the PFSB Disclosure Letter, between the period from September 30, 2020 to the date of this Agreement, PFSB has carried on its businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to PFSB’s Common Stock (other than normal quarterly cash dividends or distributions consistent with past practice) or any split, combination or reclassification of PFSB Common Stock or, with the exception of the issuance of shares in connection with the exercise of stock options or the vesting of any performance stock units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for PFSB Common Stock.

3.10 Absence of Undisclosed Liabilities. Except as set forth in the PFSB Disclosure Letter, PFSB has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than $10,000.00 per year and which may be terminated within 90 days from the date of this Agreement, (c) liabilities incurred since September 30, 2020 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected to have a Material Adverse Effect on PFSB, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments and standby letters of credit made in the ordinary course of PFSB’s business consistent with past practices.

3.11 Title to Assets.

(a) Except as set forth on the PFSB Disclosure Letter, PFSB has good and marketable title to all personal property reflected in the September 30, 2020 Financial Information, good and marketable title to all other properties and assets which PFSB purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in PFSB’s business, and good and marketable title to all property and assets acquired since September 30, 2020, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b) The operation by PFSB of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

3.12 Loans and Investments.

(a) Except as set forth in the PFSB Disclosure Letter, there is no loan of PFSB in excess of $100,000.00 that, as of March 31, 2021, with respect to classified loans and special mention loans and marginally pass loans, that (i) has been classified by PFSB, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, or (iii) has been identified by PFSB Management to be 90 days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b) The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of PFSB’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c) Except as set forth in the PFSB Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by PFSB since September 30, 2020 are subject to any restrictions, whether contractual or statutory, which materially impairs the ability of PFSB to dispose freely of such investment at any time. Except as set forth in the PFSB Disclosure Letter, PFSB is not a party to any repurchase agreements with respect to securities.

3.13 Employee Benefit Plans.

(a) The PFSB Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by PFSB or any other entity, trade or business that, together with PFSB, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“PFSB ERISA Affiliate”), and covers any employee, director or former employee or director of PFSB or any PFSB ERISA Affiliate under which PFSB or any PFSB ERISA Affiliate has any liability. The PFSB Disclosure Letter also contains a list of all “employee benefit plans,” as defined under ERISA which have been terminated by PFSB or any PFSB ERISA Affiliate since January 1, 2018. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to F&M together with the three most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b) To the knowledge of PFSB’s Management, the Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c) Except as disclosed in the PFSB Disclosure Letter, to the knowledge of PFSB’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject PFSB to material taxes or penalties.

(d) To the knowledge of PFSB’s Management, neither PFSB nor any PFSB ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(e) No purchase of shares of PFSB Common Stock or other securities issued by PFSB by any Employee Plan holding shares of PFSB Common Stock or other securities of PFSB has adversely affected the tax qualification of such Employee Plan or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. Each loan to any Employee Plan acquiring shares of PFSB Common Stock or other employer securities which has been made by or guaranteed by PFSB or any other disqualified person in connection with any purchase of such shares, satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) and Treasury Regulation Section 54-4975-7(b), and, in particular, all shares of PFSB Common Stock purchased any Employee Plan were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations.

(f) Except as disclosed in the PFSB Disclosure Letter, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to PFSB, the Bank or any PFSB ERISA Affiliate.

(g) Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the PFSB Disclosure Letter, PFSB and/or any PFSB ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to F&M copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(h) Except as disclosed in the PFSB Disclosure Letter, no Employee Plan maintained or contributed to by PFSB or any ERISA Affiliate is a defined benefit pension plan subject to Title IV of ERISA or the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject PFSB or any PFSB ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Except as disclosed in the PFSB Disclosure Letter, there exist no facts or circumstances that could subject PFSB, or any PFSB ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither PFSB nor any PFSB ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(i) No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of PFSB’s Management, have been threatened to be filed in a court of law.

(j) For all calendar months since January 1, 2018 in which PFSB or any ERISA Affiliate was an “applicable large employer” subject to Section 4980H of the Code, PFSB or such ERISA Affiliate has offered to substantially all of its full-time employees (and their dependents) the opportunity to enroll in minimum essential coverage under an eligible employer-sponsored group plan which complies in all material respects with the requirements of the Affordable Care Act. To the knowledge of PFSB’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on PFSB. To the knowledge of PFSB’s Management, PFSB has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan. Except as set forth in the PFSB Disclosure Letter or as required by applicable law, neither PFSB nor any PFSB ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of PFSB or any PFSB ERISA Affiliate.

(k) The PFSB Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is established, maintained or contributed to by PFSB and (iii) covers any employee, director or former employee or director of PFSB. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to F&M, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l) Except as set forth in the PFSB Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by PFSB or any PFSB ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by PFSB or any PFSB ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 2020.

(m) Except as otherwise provided in the PFSB Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(n) With respect to any Employee Plan which is a deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the PFSB Disclosure Letter and, except as otherwise set forth in the PFSB Disclosure Letter, has been operated in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

3.14 Obligations to Employees.

(a) PFSB is in compliance in all material respects with all applicable laws respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended (the “Fair Labor Standards Act”), and any similar applicable law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(b) PFSB is not and was not a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. Except as set forth in the PFSB Disclosure Letter, all employees of PFSB are employed on an “at will” basis, and PFSB has no any contractual or legal obligations that would prevent PFSB from termination the employment of any employee of PFSB without liability for severance pay.

(c) Except as set forth in the PFSB Disclosure Letter, all accrued obligations and liabilities of PFSB, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or their heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by PFSB for its current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by PFSB in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the PFSB Disclosure Letter, all obligations and liabilities of PFSB, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 3.14 are correctly and accurately reflected and accounted for in the books, statements and records of PFSB, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

3.15 Taxes, Returns and Reports.

(a) Except as set forth in the PFSB Disclosure Letter, PFSB has (a) duly filed all federal, state, local and foreign Tax Returns of every type and kind required to be filed by it as of the date hereof, and each such Tax Return is true, complete and accurate in all material respects; (b) paid all material Taxes, assessments and other governmental charges due and payable by PFSB upon its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against PFSB, which amount has not been paid or such matter otherwise resolved. Except for Taxes not yet due and payable, the reserve for Taxes on the Financial Information is adequate to cover all of PFSB’s Tax liabilities (including, without limitation, income Taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to September 30, 2020. PFSB does not have nor will it have, any liability for Taxes of any nature for or with respect to the operation of its business from September 30, 2020, up to and including the Effective Time, except to the extent (i) reflected on the Financial Information or on financial statements of PFSB subsequent to and the date of the Financial Information or (ii) as set forth in the PFSB Disclosure Letter. PFSB has not received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the PFSB Disclosure Letter, none of the federal, state, or local Tax Returns of PFSB has been audited by any taxing authority during the past five years.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a taxing authority.

3.16 Deposit Insurance. The deposits of PFSB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and PFSB has paid all premiums and assessments with respect to such deposit insurance.

3.17 Reports. Since January 1, 2018, to the knowledge of PSFB’s Management, PFSB has timely filed all reports, registrations and statements, together with any required amendments thereto, that PFSB was required to file with (i) the Ohio Division of Financial Institutions (the “ODFI”), (ii) the FDIC, and (iii) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Regulatory Authorities”), having jurisdiction over the affairs of PFSB, except where such failure would not have a Material Adverse Effect. All such reports filed by PFSB complied in all material respects with all applicable rules and regulations promulgated by the applicable Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

3.18 Absence of Defaults. PFSB is not in violation of its Articles of Incorporation or Code of Regulations or, to the knowledge of PFSB’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to PFSB’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not have a Material Adverse Effect.

3.19 Tax and Regulatory Matters. PFSB has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

3.20 Real Property.

(a) A list of the locations of each parcel of real property owned by PFSB (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by PFSB for disposition as required by law) is set forth in the PFSB Disclosure Letter under the heading of “PFSB Owned Real Property” (such real property being herein referred to as the “PFSB Owned Real Property”). A list of the location of each parcel of real property leased by PFSB is also set forth in the PFSB Disclosure Letter under the heading of “PFSB Leased Real Property” (such real property being herein referred to as the “PFSB Leased Real Property”). PFSB shall update the PFSB Disclosure Letter within 10 days after acquiring or leasing any real property after the date hereof. Collectively, the PFSB Owned Real Property and the PFSB Leased Real Property are herein referred to as the “PFSB Real Property.”

(b) There is no pending action involving PFSB as to the title of or the right to use any of the PFSB Real Property.

(c) Other than the PFSB Owned Real Property, PFSB has no interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d) None of the buildings, structures or other improvements located on the PFSB Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e) None of the buildings, structures or improvements located on the PFSB Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of PFSB’s Management, threatened, with respect to any such building, structure or improvement. The PFSB Real Property is suitable for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the PFSB Leased Real Property, to the extent required to be maintained by PFSB) in accordance with reasonable and prudent business practices applicable to like facilities. The PFSB Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto during PFSB’s ownership or tenancy of said property.

(f) Except as set forth on the PFSB Disclosure Letter, and as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an owners’ association, as do not individually or in the aggregate materially adversely affect the use or value of the PFSB Owned Real Property and which would not have a Material Adverse Effect, PFSB has, and at the Effective Time will have, good and marketable title to the PFSB Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g) Except as set forth in the PFSB Disclosure Letter and to the knowledge of PFSB’s Management, PFSB has not caused or allowed the generation, treatment, storage, disposal or release at any PFSB Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h) Except as disclosed in the PFSB Disclosure Letter and to the knowledge of PFSB’s Management, there are no underground storage tanks located on, in or under any PFSB Owned Real Property and no such PFSB

Owned Real Property has previously contained an underground storage tank. Except as set forth in the PFSB Disclosure Letter, PFSB does not own or operate any underground storage tank at any PFSB Leased Real Property and to the knowledge of PFSB’s Management, no such PFSB Leased Real Property has previously contained an underground storage tank. To the knowledge of PFSB’s Management, no PFSB Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System.

(i) Except as set forth in the PFSB Disclosure Letter and to the knowledge of PFSB’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any PFSB Real Property nor, to the knowledge of PFSB’s Management, are there any other conditions or circumstances affecting any PFSB Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j) To the knowledge of PFSB’s Management, there are no mechanic’s or materialman’s liens against the PFSB Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the PFSB Leased Real Property in respect of which liens may or could be filed against the PFSB Leased Real Property.

3.21 Securities Law Compliance. The PFSB Common Stock is not listed on any stock exchange and not actively traded on the over the counter market. To the knowledge of PFSB’s Management, PFSB has complied in all material respects with all applicable federal and state securities laws, statutes, rules and regulations in regard to the issuance of all share of the PFSB Common Stock.

3.22 Broker’s or Finder’s Fees. Except for Keefe, Bruyette & Woods, no agent, broker or other person acting on behalf of PFSB or under any authority of PFSB is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

3.23 Shareholder Rights Plan. PFSB does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of PFSB or which may be considered an anti-takeover mechanism except to the extent that the provisions of the PFSB Articles of Incorporation or Code of Regulations may have the effect or provide opportunities to do so.

3.24 Indemnification Agreements. Except as set forth in the PFSB Disclosure Letter, PFSB is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Code of Regulations (or other organizational documents, as applicable) of PFSB and applicable law.

3.25 Agreements with Regulatory Agencies. Except as set forth in the PFSB Disclosure Letter in a manner permitted by applicable law, PFSB is not subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the Regulatory Authorities or other governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”).

3.26 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 3 shall expire on the Effective Time or the earlier termination of this Agreement, and thereafter PFSB and all directors and officers of PFSB shall have no further liability with respect thereto.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, PFSB makes no other express or implied representation or warranty to F&M and F&M Bank.

SECTION 4

REPRESENTATIONS AND

WARRANTIES OF F&M AND F&M BANK

F&M and F&M Bank hereby make the following representations and warranties set forth below to PFSB with respect to themselves and the F&M Subsidiaries. For the purposes of this Agreement, “F&M Disclosure Letter” is defined as a letter referencing Section 4 of this Agreement which shall be prepared by F&M and F&M Bank and delivered to PFSB contemporaneous with the execution of this Agreement.

4.1 Organization and Authority. F&M is a corporation duly organized and validly existing under the laws of the State of Ohio and F&M Bank is a commercial bank duly organized and validly existing under the laws of the State of Ohio. F&M and F&M Bank have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. F&M’s only subsidiaries are F&M Bank and Farmers & Merchants Risk Management, Inc., a Nevada corporation (the “F&M Subsidiaries”). None of the F&M Subsidiaries has subsidiaries. F&M Bank is subject to primary federal regulatory supervision and regulation by the FDIC.

4.2 Authorization.

(a) F&M and F&M Bank each has the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder subject to the conditions precedent set forth in Section 7. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of F&M and F&M Bank, subject to the conditions precedent set forth in Section 7 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The respective Board of Directors of F&M and F&M Bank, and F&M as the sole shareholder of F&M Bank, have approved the Merger pursuant to the terms and conditions of this Agreement.

(b) Except as set forth in the F&M Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 7 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either F&M’s or F&M Bank’s Articles of Incorporation or Code of Regulations; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either F&M or F&M Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which F&M or F&M Bank is a party or by which either F&M or F&M Bank is subject or bound, the result of which would have a Material Adverse Effect on F&M; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either F&M or F&M Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Ohio banking statutes and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by F&M and F&M Bank of the transactions contemplated by this Agreement.

(d) Except as set forth in the F&M Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 4.2(c) above and filings and approvals relating to the listing of the shares of F&M Shares to be issued in the Merger on the NASDAQ Capital Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of F&M outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by F&M or F&M Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

4.3 Capitalization.

(a) As of March 31, 2021, there were 20,000,000 F&M Shares authorized, without par value, of which 11,196,744 shares were issued and outstanding. Such issued and outstanding F&M Shares have been duly and validly authorized by all necessary corporate action of F&M, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Other than the F&M Shares, F&M has no other class of stock authorized.

(b) F&M owns all of the issued and outstanding shares of capital stock of each of the F&M Subsidiaries. Such issued and outstanding capital stock has been duly and validly authorized by all necessary corporate action, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any shareholder. All of the issued and outstanding shares of capital stock of the F&M Subsidiaries are owned by F&M free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto.

(c) The F&M Shares to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and not subject to any preemptive rights.

4.4 Organizational Documents. The Articles of Incorporation and Code of Regulations of F&M and F&M Bank in force as of the date hereof have been delivered to PFSB. The documents delivered by it represent true, accurate and complete copies of the corporate documents of F&M and F&M Bank in effect as of the date of this Agreement.

4.5 Compliance with Law. To the knowledge of “F&M Management” (as defined in Section 10.11), except as set forth in the F&M Disclosure Letter, neither F&M nor any F&M Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, F&M and each F&M Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither F&M nor any F&M Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of F&M or any F&M Subsidiary. Except as set forth in the F&M Disclosure Letter, F&M Bank has not received any notice of enforcement actions since January 1, 2018 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the F&M Disclosure Letter, F&M has not received any notice of enforcement actions since January 1, 2018 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to F&M. F&M Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.6 Accuracy of Statements. No information which has been or shall be supplied by F&M nor any F&M Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the Proxy Statement, Registration Statement, and regulatory applications relating to the Merger contains or shall contain (in the case of information relating to the Proxy Statement at the time it is mailed and for the regulatory applications and Registration Statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

4.7 Litigation and Pending Proceedings. Except as set forth in the F&M Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of F&M’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does F&M’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of F&M’s Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to F&M or any F&M Subsidiary as a result of an examination by any regulatory agency or body.

4.8 Financial Statements.

(a) F&M’s consolidated audited balance sheets as of the end of the two fiscal years ended December 31, 2020 and 2019, the unaudited consolidated balance sheet for the three months ended March 31, 2021, and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “F&M Financial Information”) present fairly the consolidated financial condition or position of F&M as of the respective dates thereof and the consolidated results of operations of F&M for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b) All loans reflected in the F&M Financial Information and which have been made, extended or acquired since December 31, 2020: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that F&M Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming F&M Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming F&M Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if F&M Bank is not able to enforce any such security interest or mortgage.

4.9 Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the F&M Disclosure Letter, since December 31, 2020, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the F&M Disclosure Letter, between the period from December 31, 2020 to the date of this Agreement, F&M and each F&M Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since December 31, 2020, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to F&M Shares (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of F&M or any F&M Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for F&M Shares.

4.10 Taxes, Returns and Reports. F&M and the F&M Subsidiaries have (a) duly filed all federal, state, local and foreign Tax Returns of every type and kind required to be filed by them as of the date hereof, and each Return is true, complete and accurate in all material respects; (b) paid all material Taxes, assessments and other governmental charges due and payable by any of them upon their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against F&M or any F&M Subsidiary, which amount has not been paid or such matter otherwise resolved. Except for Taxes not yet due and payable, the reserve for Taxes on the F&M Financial Information is adequate to cover all of F&M’s and the F&M Subsidiaries’ Tax liabilities (including, without limitation, income Taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 2020. Neither F&M nor any F&M Subsidiary has or will have, any liability for Taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from December 31, 2020, up to and including the Effective Time, except to the extent (i) reflected on the F&M Financial Information or on financial statements of F&M or any subsidiary subsequent to and the date of the F&M Financial Information or (ii) as set forth in the F&M Disclosure Letter. Neither F&M nor any F&M Subsidiary has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the F&M Disclosure Letter, none of the federal, state, or local Tax Returns of F&M or any F&M Subsidiary has been audited by any taxing authority during the past five years.

4.11 Deposit Insurance. The deposits of F&M Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and F&M Bank has paid all premiums and assessments with respect to such deposit insurance.

4.12 Reports. Since January 1, 2018, F&M and F&M Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the FDIC, (iii) the ODFI, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “F&M Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by F&M and F&M Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable F&M Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of F&M or F&M Bank.

4.13 Absence of Defaults. Neither F&M nor F&M Bank is in violation of its Articles of Incorporation or Code of Regulations or, to the knowledge of F&M’s Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to F&M’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

4.14 Tax and Regulatory Matters. Neither F&M nor any F&M Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

4.15 Securities Law Compliance. F&M Shares are traded on the NASDAQ Capital Market under the symbol of “FMAO.” F&M has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating or applicable to F&M Shares. F&M has complied in all material respects with all applicable rules, regulations, or orders of any applicable self-regulatory organization (including, but not limited to, NASDAQ) relating or applicable to F&M Shares. Since January 1, 2018, F&M has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder, and under any rules and regulations of any applicable self-regulatory organization (including, but not limited to, NASDAQ), including F&M’s Annual Report on Form 10-K for the year ended December 31, 2020, copies of which have previously been delivered to PFSB. All such filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

4.16 Broker’s or Finder’s Fees. Except for ProBank Austin, no agent, broker or other person acting on behalf of F&M or under any authority of F&M is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

4.17 Agreements with Regulatory Agencies. Except as set forth in the F&M Disclosure Letter in a manner permitted by applicable law, neither F&M nor the F&M Subsidiaries are subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, the F&M Regulatory Authorities or other governmental entity.

4.18 Sufficient Funds. F&M has, as of the date hereof, sufficient cash on hand, other sources of available funds and a loan commitment, to enable F&M to timely pay the cash portion of the Merger Consideration and to satisfy its obligations under and to consummate the transactions contemplated by this Agreement.

4.19 No Shareholder Approval. No vote or consent of any of the holders of F&M Shares is required by law, contract, or NASDAQ listing requirements for F&M to enter into this Agreement and to consummate the Merger.

4.20 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 4 shall expire on the Effective Time or the earlier termination of this Agreement, and thereafter F&M and F&M Bank and all directors and officers of F&M and F&M Bank shall have no further liability with respect thereto.

4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Section  4, F&M and F&M Bank make no other express or implied representation or warranty to PFSB.

SECTION 5

COVENANTS OF PFSB

PFSB covenants and agrees with F&M and F&M Bank to act, as follows:

5.1 Shareholder Approval.

(a) Following the execution of this Agreement, PFSB shall take, in accordance with applicable law and its Articles of Incorporation and Code of Regulations, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the Registration Statement becomes effective, subject to extension with the consent of F&M, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the adoption of this Agreement and approval of the Merger and any other matter required to be approved by the shareholders of PFSB in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b) Subject to Section 5.5 hereof, PFSB shall cooperate with F&M in the preparation of an appropriate proxy statement and other proxy solicitation materials (the “Proxy Statement”) and use its reasonable best efforts to obtain the requisite vote of PFSB’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by PFSB in connection with the Shareholder Meeting are solicited in compliance with the OBL, the OGCL, the Articles of Incorporation and Code of Regulations of PFSB, and all other applicable legal requirements. PFSB shall keep F&M updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by F&M.

(c) Subject to Section 5.5 hereof, PFSB’s Board of Directors shall recommend that PFSB’s shareholders vote to adopt this Agreement and approve the Merger and any other matters required to be approved by PFSB’s shareholders for consummation of the Merger and the transactions contemplated hereby.

5.2 Other Approvals. As soon as reasonably practicable following the date hereof, PFSB shall use its best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

5.3 Conduct of Business.

(a) Except as otherwise set forth in the PFSB Disclosure Letter or as provided for in this Agreement, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, PFSB shall not, without the prior written consent (which may include consent via electronic mail) of F&M, (i) make any changes in its capital structure, including, but not limited to the redemption of PFSB Shares; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of this Agreement; (iii) declare, distribute or pay any dividends on its common shares, or authorize a stock split, or make any other distribution to its shareholders, except for PFSB’s regular, quarterly cash dividend in an amount not greater than $0.25 per common share and a “special dividend” of $0.25 to be declared in May 2021 and paid in June 2021; provided, however, PFSB and F&M shall coordinate PFSB’s dividend schedule for the quarter in which Closing occurs so that holders of PFSB Common Stock do not receive dividends on both F&M and PFSB Common Stock attributable to the same calendar quarter; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell its assets or any of its securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property (other than other real estate owned) or asset the fair market value of which exceeds $50,000.00, in the aggregate; except for payments or disbursements, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by PFSB and the creation of deposit liabilities and advances from the Federal Home Loan Bank, in each case, in the ordinary course of business consistent with past practice; (vi) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices, and except for a stay bonus pool of $25,000 that PFSB may pay to PFSB employees, in its discretion, that PFSB identifies as important to ensure their retention through Closing for the operations of PFSB) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of PFSB; (viii) except as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of PFSB, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend its Articles of Incorporation or Code of Regulations from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of PFSB; (xi) fail to make additions to its reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; (xiii) make any loans or establish or expand any deposit or trust relationship not consistent with prior practice, the policies and procedures of PFSB or applicable law; and (xiv) agree in writing or otherwise to take any of the foregoing actions.

(b) PFSB shall maintain, or cause to be maintained, in full force and effect, insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as currently in effect on the date of this Agreement.

(c) PFSB shall provide F&M and its representatives reasonable access, during normal business hours and on reasonable advance notice to PFSB, to further information (to the extent permissible under applicable law) and PFSB’s premises for purposes of observing PFSB’s business activities and operations and to consult with PFSB’s officers and employees so as to make all necessary preparations for the Merger. F&M may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that PFSB’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. PFSB and F&M shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions will cause undue disruption or interference with PFSB’s normal operations nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to PFSB, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (ii) materials that relate to the negotiation or approval of this Agreement, or (iii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by PFSB. F&M will use such information as is provided to it by PFSB, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of PFSB and for such other purposes as may be related to this Agreement, and F&M will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 6.4 below. PFSB shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

5.4 Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, PFSB shall (a) carry on its business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve its business organization intact, to keep its present officers and employees and to preserve its present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound. All of the foregoing shall be subject to the effects, if any, of the execution and delivery of this Agreement and the obligations contained herein.

5.5 Other Negotiations.

(a) PFSB shall not, during the term of this Agreement, directly or indirectly through agents, directors, officers or otherwise, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting PFSB (or its securities or assets) that, if effected, would constitute an acquisition of control of PFSB within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b) Notwithstanding the foregoing, in the event that PFSB’s Board of Directors determines in good faith and after consultation with legal counsel, that, in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, PFSB’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of PFSB or which did not otherwise result from a breach of Section 5.5(a), subject to its compliance with Section 5.5(c), (i) furnish information with respect to PFSB to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Mutual Confidentiality and Non-Disclosure Agreement entered into between PFSB and F&M in connection with the transactions contemplated by this Agreement, and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that PFSB’s Board of Directors determines in good faith and after consultation with legal counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, PFSB may (A) withdraw, modify or otherwise change in a manner adverse to F&M, the recommendation of PFSB’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that PFSB’s Board of Directors may not terminate this Agreement pursuant to this Section 5.5(b) unless and until (x) 10 business days have elapsed following the delivery to F&M of a written notice of such determination by PFSB’s Board of Directors and during such 10 business-day period, PFSB otherwise cooperates with F&M with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such 10 business-day period, PFSB’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which PFSB’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to PFSB’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of PFSB’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to PFSB’s Board of Directors prior to the date of this Agreement.

(c) In addition to the obligations of PFSB set forth in Section 5.5(a) and (b), PFSB shall advise F&M orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. PFSB shall keep F&M reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal. F&M will keep all such information in confidence.

5.6 Announcement; Press Releases. In connection with the execution of this Agreement, PFSB and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, PFSB shall not issue any additional press releases or make any other announcements or disclosures to the public generally relating to the Merger and the other transactions contemplated hereby without the prior approval of F&M, which approval will not be unreasonably withheld, provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party from making any disclosure that its legal counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

5.7 PFSB Disclosure Letter. PFSB shall supplement, amend and update as of the Effective Time the PFSB Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the PFSB Disclosure Letter. If, at any time prior to the Effective Time, PFSB becomes aware of a fact or matter that might indicate that any of the representations and warranties of PFSB herein may be untrue, incorrect or misleading in any material respect, PFSB shall promptly disclose such fact or matter to F&M in writing.

5.8 Confidentiality. PFSB shall use commercially reasonable efforts to cause its respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from F&M, unless such information (a) was already known to PFSB, (b) becomes available to PFSB from other sources, (c) is independently developed by PFSB, (d) is disclosed by PFSB in accordance with the terms of prior written approval of F&M, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. PFSB further agrees that, in the event this Agreement is terminated, it will return to F&M, or destroy, all information obtained by PFSB from F&M or F&M Bank, including all copies made of such information by PFSB except to the extent that PFSB is advised by legal counsel of the need to retain such information or documentation. This provision shall survive the Effective Time or the earlier termination of this Agreement.

5.9 Cooperation. PFSB shall cooperate with F&M and its officers, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) PFSB shall cooperate and assist F&M in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (b) PFSB shall furnish F&M with all information concerning itself that F&M may request in connection with the preparation of the documentation referenced above.

5.10 PFSB Fairness Opinion. Prior to the execution of this Agreement, the PFSB Board of Directors has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of PFSB Common Stock. As of the date of this Agreement, such opinion has not been amended or rescinded.

5.11 Financial Statements and Other Reports. Promptly upon its becoming available, PFSB shall furnish to F&M one copy of each financial statement, report, notice, or proxy statement sent by PFSB to its shareholders generally or filed with any Regulatory Authorities except as limited or prohibited by applicable law or regulation.

5.12 Adverse Actions. PFSB shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 7 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.13 Employment Agreements. PFSB will cause the termination of each of the Amended and Restated Employment Agreements dated as of January 1, 2009, and as renewed and extended from time to time, between PFSB and Michael R. Melvin (“Melvin”) and Christine A. Phelps (“Phelps”), respectively, as more fully described in the PFSB Disclosure Letter (the “Employment Agreements”) and pay the change in control amounts due thereunder immediately prior to the Effective Time in return for appropriate releases signed by Melvin and Phelps, in such form as approved by F&M. F&M and F&M Bank shall have the right to continue to discuss potential future employment relationships with the officers of PFSB from the date hereof through and after the Effective Time.

5.14 Profit Sharing Plan. PFSB shall cause the PFSB Profit Sharing and Retirement Plan to be terminated effective as of the Effective Date.

5.15 Company Car. Immediately prior to the Closing of the Merger, Melvin will pay PFSB an amount equal to the fair market value of the vehicle currently owned by PFSB that Melvin has used in exchange for PFSB issuing clear title of such vehicle to Melvin.

SECTION 6

COVENANTS OF F&M AND F&M BANK

F&M and F&M Bank covenant and agree with PFSB as follows:

6.1 Approvals. As soon as reasonably practicable, but in any event within 30 days following execution and delivery of this Agreement, F&M will file an application with the Federal Reserve Board (or seek a waiver of such filing obligation), the ODFI and the FDIC for approval of the Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and PFSB will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, F&M shall provide PFSB and its counsel with a copy of such applications (but excluding any information contained therein regarding F&M and its business or operations for which confidential treatment will be requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise PFSB and its counsel of any material communication received by F&M or its counsel from any regulatory authorities with respect to such applications. In addition, F&M agrees to prepare, in cooperation with and subject to the review and comment of PFSB and its counsel, a registration statement on Form S-4, including a prospectus of F&M (the “Registration Statement”), to be filed no later than 60 days after the date hereof by F&M with the SEC in connection with the issuance of F&M Shares in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, PFSB and F&M constituting a part thereof (the “Proxy Statement”) and all related documents). F&M agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. F&M agrees to advise PFSB, promptly after F&M receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of F&M Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. F&M agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Capital Market (subject to official notice of issuance), the F&M Shares to be issued to the holders of PFSB Shares in the Merger.

6.2 Employee Benefit Plans.

(a) F&M shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Date, employees of PFSB who become employees of F&M Bank shall be entitled to participate in the employee benefit plans of F&M and F&M Bank. Until such time as such employees of PFSB become covered by the F&M Bank group health, life and disability insurance benefit plans, they shall remain covered by the corresponding PFSB welfare benefit plans, which F&M and F&M Bank shall assume and maintain as successor employers to the extent such plans are not terminated as of the Effective Time.

(b) With respect to each employee benefit plan or benefit arrangement maintained by F&M or F&M Bank in which employees of PFSB subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, F&M or F&M Bank will ensure that service with PFSB will be treated as service with F&M or F&M Bank; provided, however, that service with PFSB shall not be treated as service with F&M and F&M Bank for purposes of benefit accrual, except with respect to vacation and severance benefits. F&M and F&M Bank shall honor all benefits vested and earned by employees of PFSB through the Effective Date. Upon merger or termination of the Employee Plans or other employee benefit plans of PFSB, F&M and F&M Bank shall honor any acceleration provision therein.

(c) F&M and F&M Bank agree that the employees of PFSB will be permitted to elect to make rollover contributions to the 401(k) plan maintained by F&M and/or F&M Bank as direct rollovers from the terminated PFSB Profit Sharing and Retirement Plan, if permitted under the applicable F&M or F&M Bank plan without unreasonable requirements or expense on the part of F&M or F&M Bank; provided that (i) F&M may, in its discretion, make such direct rollovers subject to and conditioned upon the receipt of IRS an determination letter on the termination of the PFSB Profit Sharing and Retirement Plan, and (ii) such rollover contributions will be completed within the period of 90 days following receipt of such IRS determination letter.

(d) Except for Melvin and Phelps, and any other employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of PFSB as of the Effective Time (i) who are still employed by PFSB and who F&M or F&M Bank elect not to employ after the Effective Time or do not accept employment with F&M or F&M Bank because F&M or F&M Bank’s offer of employment was for less favorable compensation or at a location that is more than 25 miles from such employee’s location of employment immediately prior to the Effective Time or who are terminated other than for cause within six (6) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to F&M, shall be entitled to severance pay equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with PFSB with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks.

(e) F&M shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of PFSB and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

(f) Neither the terms of this Section 6.2 nor the provision of any employee benefits provided by F&M or F&M Bank to employees of PFSB shall: (i) limit or modify F&M’s or F&M Bank’s at-will employment policy or any employee’s at will employment status; (ii) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of PFSB; or (iii) prohibit or restrict F&M or F&M Bank, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

6.3 Announcement; Press Releases. In connection with the execution of this Agreement, PFSB and F&M intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither F&M nor F&M Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of PFSB, which approval will not be unreasonably withheld, provided, however, that nothing in this Section 6.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

6.4 Confidentiality. F&M shall, and shall use its best efforts to cause F&M Bank and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from PFSB, unless such information (i) was already known to F&M prior to entering into merger discussions with PFSB, (ii) becomes available to F&M from other sources, (iii) is independently developed by F&M, (iv) is disclosed by F&M with and in accordance with the terms of prior written approval of PFSB, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. F&M further agrees that in the event this Agreement is terminated, it will return to PFSB, or will destroy, all information obtained by it regarding PFSB, including all copies made of such information by F&M except to the extent that F&M is advised by legal counsel of the need to retain such information or documentation. This provision shall survive the Effective Date or the earlier termination of this Agreement.

6.5 Directors and Officers Insurance.

(a) For a period of at least six years from the Effective Date (the “Tail Coverage Period”), F&M shall obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of PFSB (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by PFSB; provided, however, that if F&M is unable to obtain such endorsement, then F&M may purchase tail coverage under PFSB’s existing director and officer liability insurance policy for such claims; provided further that in no event shall F&M be required to expend in the aggregate during each year of the Tail Coverage Period more than 1.5 times the annual amount paid by PFSB for its director and officer liability insurance coverage immediately prior to the Effective Date (the “Insurance Amount”); provided further, that if F&M is unable to maintain or obtain the insurance called for by this Section 8.5, F&M shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of PFSB may be required to make application and provide customary representations and warranties to F&M’s insurance carrier for the purpose of obtaining such insurance.

(b) Following the Effective Date, F&M will provide any PFSB officers, directors and employees who become officers, directors and employees of F&M or the Continuing Bank or their subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that F&M provides to other officers, directors and employees of F&M or its subsidiaries. In addition, F&M further agrees to indemnify and advance expenses to the current and former directors, officers and employees of PFSB after the Effective Date, for all actions taken by them prior to the Effective Date in their respective capacities as directors, officers and employees of PFSB to the same extent (and subject to the same limitations) as the indemnification provided by PFSB under its Articles of Incorporation and Code of Regulations (as applicable) to such directors, officers and employees immediately prior to the Effective Date and as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c) All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors, officers or employees of PFSB as provided in its Articles of Incorporation and Code of Regulations and any existing indemnification agreements or arrangements of PFSB described in the PFSB Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by F&M following the Effective Date with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of PFSB, is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of PFSB or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e) If F&M shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of F&M shall assume the obligations set forth in this Section 6.5.

6.6 SEC and Other Reports. Promptly upon its becoming available, F&M shall furnish to PFSB one copy of each financial statement, report, notice, or proxy statement sent by F&M to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by F&M with the SEC or any successor agency, and of any notice or communication received by F&M from the SEC, which is not available on the SEC’s EDGAR internet database.

6.7 F&M Disclosure Letter. F&M shall supplement, amend and update as of the Effective Date the F&M Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the F&M Disclosure Letter. If, at any time prior to the Effective Date, F&M becomes aware of a fact or matter that might indicate that any of the representations and warranties of F&M herein may be untrue, incorrect or misleading in any material respect, F&M shall promptly disclose such fact or matter to PFSB in writing.

6.8 Adverse Actions. Neither F&M nor F&M Bank shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 7 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.9 Cooperation. F&M and F&M Bank shall cooperate with PFSB and its officers, employees, attorneys, accountants and other agents, and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.10 Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, F&M and F&M Bank shall (a) except as set forth in the F&M Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; (c) maintain, or cause to be maintained, in full force and effect insurance on its properties and operations with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses; and (d) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

6.11 Representation on F&M and F&M Bank Boards. F&M and F&M Bank shall cause a current director of PFSB who is mutually acceptable to F&M, F&M Bank and PFSB to be appointed to the F&M and F&M Bank Boards of Directors according to the F&M and F&M Bank Articles of Incorporation, Code of Regulations, and other corporate governance guidelines and requirements, effective as of the Effective Date.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

7.1 Shareholder Approval. The shareholders of PFSB shall have approved the Merger as required by applicable law.

7.2 Registration Statement Effective. F&M shall have registered its F&M Shares to be issued to shareholders of PFSB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by F&M. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The F&M Shares to be issued to shareholders of PFSB in accordance with this Agreement shall have been listed for trading on the NASDAQ Capital Market (subject to official notice of issuance).

7.3 Tax Opinions.

(a) F&M shall have obtained an opinion of Shumaker, Loop & Kendrick, LLP, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement should constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from PFSB and F&M, which representations may take the form of written certifications.

(b) PFSB shall have received a letter from Vorys, Sater, Seymour and Pease LLP addressed to the shareholders of PFSB, in form and substance reasonably acceptable to the parties, dated on or about the Effective Date, to the effect that the Merger effected pursuant to this Agreement should constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from PFSB and F&M, which representations may take the form of written certifications..

7.4 Regulatory Approvals. The ODFI and FDIC shall have authorized and approved the Merger and the transactions related thereto and the Federal Reserve Board shall either have authorized and approved the Merger and the transactions related thereto, or issued a waiver of its approval for the Merger. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated. Copies of all such regulatory approvals shall have been delivered to PFSB

7.5 Officer’s Certificate. F&M and PFSB shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally, PFSB shall certify as to the number of shares of its capital stock issued and outstanding as of the Effective Date.

7.6 Secretary’s Certificate. F&M and PFSB shall have delivered to each other copies of the resolutions adopted by the Board of Directors of F&M, F&M Bank and PFSB, certified by each entity’s Secretary as of the Effective Date, relative to the approval of this Agreement and the Merger.

7.7 No Judicial Prohibition. None of PFSB, F&M or F&M Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

7.8 PFSB Fairness Opinion. Prior to the execution of this Agreement, the PFSB Board of Directors has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of PFSB Common Stock. As of the date of this Agreement, such opinion has not been amended or rescinded.

7.9 Termination of Employment Agreements. Effective as of the Effective Time, PFSB shall have terminated the Employment Agreements and paid the change in control payments due thereunder.

7.10 Appointment to Board of Directors. Pursuant to Section 6.11, F&M and F&M Bank shall have taken all appropriate corporate action to cause, effective as of the Effective Date, a mutually acceptable PFSB director to be appointed to the F&M and F&M Bank Boards of Directors.

7.11 Exchange Fund. F&M shall have (i) authorized the issuance of and shall have made available to the Exchange Agent, for the benefit of the registered shareholders of PFSB Common Stock for exchange in accordance with Section 1, the New Certificates to be issued pursuant to Section 1.5, or confirmation regarding issuance of the interest in the F&M Shares in book entry form, and (ii) deposited with the Exchange Agent sufficient cash for payment of the cash portion of the Merger Consideration and cash in lieu of any fractional F&M Shares in accordance with Section 1.5.

7.12 D&O Tail Insurance. F&M shall have delivered to PFSB evidence of the endorsement to its director and officer liability insurance policy or purchase of a director and officer liability insurance in accordance with Section 6.5, as applicable.

7.13 Miscellaneous. F&M, F&M Bank and PFSB shall have delivered to each other such other documents and information, in a form reasonable satisfactory to the receiving party, as the other party or its legal counsel may have reasonably requested.

SECTION 8

TERMINATION OF MERGER

8.1 Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by F&M or F&M Bank to PFSB or by PFSB to F&M and F&M Bank only for the following reasons:

(a) By the mutual consent of F&M, F&M Bank and PFSB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b) By F&M and F&M Bank or by PFSB, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c) By F&M, F&M Bank or PFSB, in the event of the failure of PFSB’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that PFSB shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.1;

(d) By F&M, F&M Bank or PFSB, if either (i) any approval, consent or waiver of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e) By PFSB, F&M or F&M Bank, if the transaction contemplated herein has not been consummated by December 31, 2021; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(f) By PFSB, in accordance with the terms of Section 5.5(b) of this Agreement;

(g) By F&M or F&M Bank, if PFSB’s Board of Directors fails to make, withdraws or modifies its recommendation for PFSB’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal;

(h) By F&M or F&M Bank, (i) if PFSB breaches in any material respect its notice obligations under Section 5.5(c) or (ii) if within 60 days after giving F&M written notice pursuant to Section 5.5(c) of an Acquisition Proposal, PFSB does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide F&M with written notice of such termination; or

(i) By F&M and F&M Bank if greater than 10% of the outstanding shares of PFSB Common Stock have become and remain Dissenting Shares as described in Section 1.6.

8.2 Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by PFSB in accordance with Section 8.1(f) or by F&M in accordance with Section 8.1(g) or 8.1(h), then PFSB shall pay F&M the sum of $4,250,000.00 as a termination fee. Such payment shall be made within 10 days of the date of notice of termination. F&M shall also be entitled to recover from PFSB its reasonable attorneys’ fees, if any, incurred in the enforcement of the two immediately preceding sentences. The termination fee payable by PFSB constitutes liquidated damages and not a penalty and shall be the sole remedy of F&M in the event of termination of this Agreement based on Sections 8.1(f), 8.1(g) or 8.1(h).

SECTION 9

EFFECTIVE TIME OF THE MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Certificate of Merger as filed with the Secretary of State of the State of Ohio providing for the Merger of PFSB with and into F&M Bank. Unless otherwise agreed to by the parties, the Effective Time shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger outlined in Section 7 have been satisfied.

SECTION 10

MISCELLANEOUS

10.1 Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 6.2(c) and 6.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of PFSB, as applicable, as specified in such sections and shall be enforceable by such individuals against F&M, and (b) the terms and provisions of Section 1.5 shall inure to the benefit of the former shareholders of PFSB. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

10.2 Waiver; Amendment.

(a) F&M, F&M Bank and PFSB may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b) Notwithstanding the prior approval by the shareholders of PFSB, this Agreement may be amended, modified or supplemented by the written agreement of PFSB, F&M and F&M Bank without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 1.5 hereof, or shall otherwise materially adversely affect the rights of the shareholders of PFSB or the tax consequences of the Merger to the shareholders of PFSB without the further approval of such shareholders.

10.3 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, (ii) on the next business day, if sent by a nationally recognized overnight courier for overnight delivery (receipt requested), (iii) on the day of transmission if sent via facsimile transmission or electronic mail during normal business hours to the facsimile numbers or email addresses given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iv) on the fifth day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to F&M:	With a copy to:

307 N. Defiance Street Archbold, Ohio 43502 Attn: Lars B. Eller President & CEO FAX: (419) 446-2982 Email: LEller@fm.bank	Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 Attn: Thomas C. Blank David J. Mack FAX: (419) 241-6894 Email: tblank@shumaker.com dmack@shumaker.com

If to PFSB: 120 N. Main Street Urbana, Ohio 43078 Attn: Michael R. Melvin President &CEO FAX: (937) 653-7100 Email: mike.melvin@pfsb-urbana.com

With a copy to:

Vorys, Sater, Seymour & Pease

301 East Fourth Street

Suite 3500 Great American Tower

Cincinnati, OH 45202

Attn:   Jeffrey E. Smith

    Kimberly J. Schaefer

FAX: (513) 852-7892

Email: jesmith@vorys.com

    kjschaefer@vorys.com

or to such substituted address as any of them have given to the other in writing.

10.4 Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

10.5 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by electronic or facsimile signatures, each of which shall constitute an original signature.

10.7 Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Ohio, without regard to choice of law principles.

10.8 Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between F&M and PFSB relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

10.9 Expenses. F&M, F&M Bank and PFSB shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

10.10 Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the executive officers or members of its Board of Directors (a “Transaction Litigation”), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

10.11 Certain Definitions. For purposes of this Agreement, “PFSB’s Management” means either of Michael R. Melvin or Christine A. Phelps; and “F&M’s Management” means any of Lars B. Eller or Barbara J. Britenriker. The phrases “to the knowledge of”, “known to” and similar formulations with respect to PFSB’s Management or F&M’s Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

10.12 Survival of Contents. The provisions of Sections 5.8, 6.4, 8.2, 10.9 and this Section 10.12 shall survive beyond the termination of this Agreement. The provisions of Sections 5.8, 6.2, 6.4, 6.5, 10.9 and this Section 10.12 shall survive beyond the Effective Date.

[THIS SPACE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, F&M, F&M Bank and PFSB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Lars B. Eller
Lars B. Eller, President and Chief Executive Officer

THE FARMERS & MERCHANTS STATE BANK

By:	/s/ Lars B. Eller
Lars B. Eller, President and Chief Executive Officer

PERPETUAL FEDERAL SAVINGS BANK OF URBANA

By:	/s/ Michael R. Melvin
Michael R. Melvin, President and Chief Executive Officer

EXHIBIT A

LIST OF DIRECTORS OF CONTINUING BANK

Andrew J. Briggs

Eugene N. Burkholder

Lars B. Eller

Jo Ellen Hornish

Jack C. Johnson

Lori A. Johnston

Marcia S. Latta

Steven J. Planson

Anthony J. Rupp

Kevin J. Sauder

Paul Siebenmorgen

K. Brad Stamm

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into this ____ day of _____________, 2021, by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation (“F&M”), THE FARMERS & MERCHANTS STATE BANK, a commercial bank organized and existing under the laws of the State of Ohio (“F&M Bank”), and the undersigned directors (each, a “Director”, and collectively, the “Directors”) of PERPETUAL FEDERAL SAVINGS BANK OF URBANA, a commercial bank organized and existing under the laws of the State of Ohio (“PFSB”).

W I T N E S S E T H:

In consideration of the execution by F&M and F&M Bank of the Agreement and Plan of Reorganization and Merger among F&M, F&M Bank and PFSB of even date herewith (the “Merger Agreement”), the undersigned Directors of PFSB hereby agree that each of them shall cause all PFSB common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which any of the Directors are directors or are the principal shareholders (but in each such case only to the extent the Director has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by each of them on Schedule 1 attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of PFSB with and into F&M Bank in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of PFSB called for that purpose. Notwithstanding any other provision of this Agreement to the contrary, each Director shall be permitted to vote such Shares in favor of another Acquisition Proposal (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of PFSB if both of the following shall have occurred: (a) PFSB’s Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to PFSB’s shareholders in accordance with Section 5.5 of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 8.1(f) thereof.

Each of the Directors further agrees and covenants that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity prior to the annual or special meeting of shareholders of PFSB called for the purpose of voting on the Merger Agreement without the prior written consent of F&M, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that F&M may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws provisions thereof. This Agreement may be executed in counterparts, each of which (including any facsimile or Adobe PDF copy thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement. It is understood and agreed that Directors who execute this Agreement shall be bound hereby, irrespective of whether all Directors execute this Agreement. The obligations of each of the Directors under the terms of this Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Director from taking any action solely in his or her capacity as a member of PFSB’s Board of Directors or from exercising his or her fiduciary duties as a member of PFSB’s Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, F&M, F&M Bank and each of the undersigned Directors of PFSB have made and executed this Agreement as of the day and year first above written.

FARMERS & MERCHANTS BANCORP, INC.

By:
Lars B. Eller,
President and Chief Executive Officer

THE FARMERS & MERCHANTS STATE BANK

By:
Lars B. Eller, President
and Chief Executive Officer

DIRECTORS

SCHEDULE 1

LISTING OF SHARES

NAME	AMOUNT

ANNEX B

OHIO REVISED CODE SECTION 1701.85 (DISSENTERS’ RIGHTS)

Dissenters’ Rights Under Section 1701.85 of the Ohio Revised Code

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

May 4, 2021

The Board of Directors

Perpetual Federal Savings Bank of Urbana

120 N. Main Street

Urbana, OH 43078

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Perpetual Federal Savings Bank of Urbana (“Perpetual”) of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Perpetual with and into The Farmers & Merchants State Bank (“F&M Bank”), a wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc. (“F&M”), pursuant to the Agreement and Plan of Reorganization and Merger (the “Agreement”) to be entered into by and among Perpetual, F&M and F&M Bank. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of F&M, F&M Bank, Perpetual or the holder of any shares of Perpetual, each issued and outstanding share of common stock, par value $0.01 per share, of Perpetual ( “Perpetual Common Stock”), except for shares owned by Perpetual as treasury stock or otherwise owned by Perpetual, F&M or F&M Bank (in each case other than the Exception Shares (as defined in the Agreement)) and Dissenting Shares (as defined in the Agreement), shall be converted into the right to receive, at the election of the holder of such share (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either (i) $41.20 in cash (the “Cash Consideration”) or (ii) 1.7766 shares of common stock, no par value per share, of F&M (“F&M Common Stock” and, such 1.7766 shares of F&M Common Stock, the “Stock Consideration”); provided that, as set forth in the Agreement, the total number of shares of F&M Common Stock to be issued as the Stock Consideration shall be 1,833,999. The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Perpetual and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses may from time to time purchase securities from, and sell securities to, Perpetual and F&M. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of F&M for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Perpetual and F&M. As Perpetual has previously been informed by KBW, such positions currently include an individual position in shares of Perpetual Common Stock held by a senior member of the KBW advisory team providing services to Perpetual in connection with the proposed Merger. We have acted exclusively for the board of directors of Perpetual (the “Board”) in rendering this opinion and will receive a fee from Perpetual for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Perpetual has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Perpetual. In the past two years, KBW has not provided investment banking or financial advisory services to F&M. We may in the future provide investment banking and financial advisory services to Perpetual or F&M and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Perpetual and F&M and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated May 1, 2021 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended September 30, 2020 of Perpetual; (iii) the unaudited quarterly financial statements for the quarters ended December 31, 2020 and March 31, 2021 of Perpetual; (iv) the audited financial statements and Annual Reports on Form 10-K (as amended) for the three fiscal years ended December 31, 2020 of F&M; (v) the unaudited quarterly financial statements for the quarter ended March 31, 2021 of F&M (provided by F&M); (vi) certain regulatory filings of Perpetual and F&M and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarter ended March 31, 2021; (vii) certain other interim reports and other communications of Perpetual and F&M to their respective shareholders or stockholders; and (viii) other financial information concerning the businesses and operations of Perpetual and F&M that was furnished to us by Perpetual and F&M or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Perpetual and F&M; (ii) the assets and liabilities of Perpetual and F&M; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Perpetual and certain financial and stock market information for F&M with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Perpetual that were prepared by, and provided to us and discussed with us by, Perpetual management and used and relied upon by us at the direction of Perpetual management and with the consent of the Board; (vi) financial and operating forecasts and projections of F&M that were prepared by, and provided to us and discussed with us, by F&M management and used and relied upon by us based on such discussions, at the direction of Perpetual management and with the consent of the Board; (vii) pro forma balance sheet and capital data of F&M as of March 31, 2021, as adjusted for F&M’s acquisition of Ossian Financial Services, Inc. completed on April 30, 2021, which data was prepared by, and provided to and discussed with us by, F&M management, and used and relied upon by us based on such discussions, at the direction of Perpetual management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on F&M (including, without limitation, the cost savings, related expenses and revenue enhancements expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, F&M management and that were used and relied upon by us based on such discussions, at the direction of Perpetual management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Perpetual and F&M regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Perpetual with soliciting indications of interest from third parties regarding a potential transaction with Perpetual.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Perpetual as to the reasonableness and achievability of the financial and operating forecasts and projections of Perpetual referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Perpetual, upon F&M management as to the reasonableness and achievability of the financial and operating forecasts and projections of F&M and the estimates regarding certain pro forma financial effects of the Merger on F&M (including, without limitation, the cost savings, related expenses and revenue enhancements expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that such forecasts, projections and estimates have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the forecasts, projections and estimates of Perpetual and F&M that was provided to us was not prepared with the expectation of public disclosure and that all such forecasts, projections and estimates are based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Perpetual and F&M and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on Perpetual and F&M. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Perpetual or F&M since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Perpetual and F&M are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Perpetual or F&M, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Perpetual or F&M under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Merger Consideration (including the allocation between cash and stock) and with no other consideration or payments in respect of Perpetual Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Perpetual, F&M or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings, related expenses and revenue enhancements expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Perpetual that Perpetual has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Perpetual, F&M, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Merger to the holders of Perpetual Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to Perpetual, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Perpetual to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Perpetual or the Board; (iii) the fairness of the amount or nature of any compensation to any of Perpetual’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Perpetual Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Perpetual (other than the holders of Perpetual Common Stock, solely with respect to the Merger Consideration as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of F&M or any other party to any transaction contemplated by the Agreement; (v) whether F&M has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of Perpetual Common Stock at the closing of the Merger; (vi) the election by holders of Perpetual Common Stock to receive the Cash Consideration or the Stock Consideration, or any combination thereof, or the actual allocation between the Cash Consideration and the Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Cash Consideration and the Stock Consideration; (vii) the actual value of F&M Common Stock to be issued in the Merger; (viii) the prices, trading range or volume at which Perpetual Common Stock or F&M Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which F&M Common Stock will trade following the consummation of the Merger; (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to Perpetual, F&M, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Perpetual Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of Perpetual Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Farmers & Merchants Bancorp, Inc.

F&M Amended and Restated Code of Regulations

Consistent with the authority granted to Ohio corporations under section 1701.13 of the OGCL, Article VII of F&M’s Amended and Restated Code of Regulations provides the following with respect to the indemnification of its directors and officers:

(a) The Corporation shall indemnify each present and future Director and Officer, his heirs, executors and administrators, and may indemnify any employee or agent, and his heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was such director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify each present and future Director and Officer, his heirs, executors and administrators, and may indemnify any employee or agent, and his heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that he is or was such director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Common Pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such other court shall deem proper.

(c) To the extent that a Director, Officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (a) and (b) above, or in defense of any claim, issue, or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under divisions (a) and (b) above, unless ordered by the court, shall be made by the Corporation only as authorized in the specific case upon the determination that indemnification of the Director, Officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (a) and (b) above. Such determination shall be made

(i)	by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding or

(ii)

if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years, or

(iii)	by the shareholders, or

(iv)

by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought. If any determination is made hereunder by the directors of the Corporation or by independent legal counsel in connection with a threatened, pending or completed action or suit by or in the right of the Corporation, such determination shall be promptly communicated to the person who threatened or brought such action or suit after it is made.

(e) Expenses, including attorneys’ fees, incurred with respect to any legal matter may be paid by the Corporation prior to the final disposition thereof, as authorized by the directors, upon receipt of an undertaking by or on behalf of the recipient to repay such amount, unless it shall ultimately be determined that he is entitled to indemnification.

(f) Such indemnification shall not be deemed exclusive of any other rights to which such Director, Officer, employee or agent may be entitled under the Articles of Incorporation, these Regulations, any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to, or be available to, a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this section.

Insurance

F&M has purchased insurance coverage under polices that insure directors and officers against certain liabilities that they may incur in their capacities as such.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are being filed as part of this Registration Statement except those which are incorporated by reference:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Reorganization and Merger, dated as of May 4, 2021 by and between Farmers & Merchants Bancorp, Inc., The Farmers & Merchants State Bank and Perpetual Federal Savings Bank of Urbana (attached as Annex A to the proxy statement and prospectus contained in this Registration Statement)

3.1	Farmers & Merchants Bancorp, Inc. Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of F&M’s Quarterly Report on Form 10-Q filed on October 25, 2017)

3.2	Code of Regulations of Farmers & Merchants Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.2 of F&M’s Form 10-Q filed on July 26, 2017)

5.1	Opinion of Shumaker, Loop & Kendrick, LLP (legality) **

8.1	Opinion of Shumaker, Loop & Kendrick, LLP (tax matters) **

8.2	Opinion of Vorys, Sater, Seymour and Pease LLP (tax matters) **

10.1	Voting Agreement (attached as Annex A to the proxy statement and prospectus contained in this Registration Statement)

21.1	Subsidiaries of Farmers & Merchants Bancorp, Inc. (incorporated by reference to Exhibit 21 of registrant’s Annual Report on Form 10-K filed on February 28, 2021)

23.1	Consent of Crowe LLP**

23.2	Consent of BKD, LLP**

23.3	Consent of Shumaker, Loop & Kendrick, LLP (legality) (included in Exhibit 5.1) **

23.4	Consent of Shumaker, Loop & Kendrick, LLP (tax matters) (included in Exhibit 8.1) **

23.5	Consent of Vorys, Sater, Seymour and Pease LLP (tax matters) (included in Exhibit 8.2) **

24.1	Power of Attorney included on “Signature” page of Form S-4 filed on July 8, 2021

99.1	Consent of Keefe, Bruyette & Woods, Inc.**

99.2	Form of Proxy for Perpetual Federal Savings Bank of Urbana Shareholder Meeting (filed herewith)

**	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Archbold, State of Ohio, as of the 19th day of July, 2021.

FARMERS & MERCHANTS BANCORP, INC.

By:	/s/ Lars B. Eller
Lars B. Eller, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 19th day of July, 2021 by the following persons in the capacities indicated.

/s/ Lars B. Eller	Chief Executive Officer, President and Director (Principal Executive Officer)
Lars B. Eller

/s/ Barbara J. Britenriker	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Barbara J. Britenriker

/s/ Jack C. Johnson*	Chairman of the Board and Director
Jack C. Johnson

/s/ Andrew J. Briggs*	Director
Andrew J. Briggs

/s/ Eugene N. Burkholder*	Director
Eugene N. Burkholder

/s/ Jo Ellen Hornish*	Director
Jo Ellen Hornish

/s/ Lori A. Johnson*	Director
Lori A. Johnson

/s/ Marcia S. Latta*	Director
Marcia S. Latta

/s/ Steven J. Planson*	Director
Steven J. Planson

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/s/ Kevin J. Sauder*	Director
Kevin J. Sauder

/s/ Paul S. Siebenmorgen*	Director
Paul S. Siebenmorgen

/s/ Frank R. Simon*	Director
Frank R. Simon

/s/ K. Brad Stamm*	Director
K. Brad Stamm

/s/ Lars B. Eller*
Lars B. Eller

*	For each of the above directors pursuant to a power of attorney included on the “Signature” page of Form S-4 filed with the Commission on July 8, 2021

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